Exhibit 10.1
EXECUTION VERSION

WAREHOUSE LOAN AGREEMENT
Dated as of May 26, 2010
among
ALC WAREHOUSE BORROWER, LLC, as Borrower,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
and
CREDIT SUISSE AG, NEW YORK BRANCH, as Agent

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SECTION 11.01	Amendments, Etc	119
SECTION 11.02	Indemnification	121
SECTION 11.03	Assignments and Participations	123
SECTION 11.04	Notices, Etc	126
SECTION 11.05	Costs and Expenses	128
SECTION 11.06	No Waiver; Remedies Cumulative	129
SECTION 11.07	Modifications	129
SECTION 11.08	Marshalling; Reinstatement	130
SECTION 11.09	Obligations Several; Independent Nature of Lenders’ Rights	130
SECTION 11.10	Headings	130
SECTION 11.11	Performance by the Agent	130
SECTION 11.12	Binding Effect; Successors and Assigns	130
SECTION 11.13	Counterparts; Effectiveness	130
SECTION 11.14	Integration	130
SECTION 11.15	Dollars	131
SECTION 11.16	Governing Law, Jurisdiction and Venue	131
SECTION 11.17	Waiver of Trial by Jury	131
SECTION 11.18	Confidentiality	132
SECTION 11.19	Survival of Representations and Warranties	133
SECTION 11.20	Severability	133
SECTION 11.21	Third Party Beneficiaries	133
SECTION 11.22	No Proceedings	133
SECTION 11.23	Release of Collateral; Termination	133
SECTION 11.24	Patriot Act	134
SECTION 11.25	Limited Recourse to Conduit Lenders	134

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Lease Checklist
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D	Form of Monthly Report
Exhibit E	Form of Notice of Borrowing
Exhibit F	Form of Request
Exhibit G	Form of Assignment of Lease
Exhibit H	Form of Consent and Agreement
Exhibit I	Form of Mortgage
Exhibit J	Form of Agent’s Financing Notice
Exhibit K	Form of Disbursement Certificate
Exhibit L	Form of New Allocation Agreement
Exhibit M	Form of Non-Bank Tax Exemption Certificate

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Exhibit N	Form of Deferral Request

SCHEDULES

Schedule I	Allocations; Lenders’ Payment Instructions; Designation of Conduit Lenders;
Designated Lenders’ Notice Information
Schedule II	Eligibility Criteria
Schedule III	Prohibited Jurisdictions

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WAREHOUSE LOAN AGREEMENT
     This WAREHOUSE LOAN AGREEMENT, dated as of May 26, 2010 (this “Agreement”), among ALC WAREHOUSE BORROWER, LLC, a Delaware limited liability company (the “Borrower”), THE LENDERS FROM TIME TO TIME PARTY HERETO, and CREDIT SUISSE AG, NEW YORK BRANCH, a Swiss banking corporation acting through its New York branch (“Credit Suisse”), as Agent (in such capacity, the “Agent”).
     In consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS; RULES OF INTERPRETATION
     SECTION 1.01 Certain Definitions. For all purposes of this Agreement the following terms shall have the following meanings:
     “Acceptable Alternate Engine” means (a) with respect to any Engine subject to a Lease, an aircraft engine that qualifies under the terms of such Lease to replace such Engine and to thereby become an “Engine” as defined in such Lease and, (b) with respect to an Engine not subject to a Lease, an aircraft engine of the same make, model and manufacture, and having a value, utility and airworthiness at least equal to, and being in at least as good an operating and maintenance condition as, and having been maintained in the equivalent or better manner as, the Engine being replaced (assuming that such Engine had been maintained in accordance with the Loan Documents and the applicable Lease); provided that such aircraft engine shall be suitable for installation and use on the Airframe related to the Engine being replaced.
     “Acceptable Letter of Credit” means one or more irrevocable standby letters of credit issued (or confirmed) to the Collateral Agent, by an Eligible L/C Issuer, each of which (i) provides for presentation and payment at the issuer’s or confirming bank’s office in New York, New York, or by such other method acceptable to the Agent, (ii) shall be payable in Dollars in immediately available funds, (iii) among other reasons, allows for such letter of credit to be drawn if not renewed, replaced or extended at least twenty (20) days prior to the expiration thereof unless the Cash Collateral Account is funded to an amount at least equal to the Cash Collateral Target Amount as of the most recent Calculation Date to have occurred, (iv) shall permit multiple draws, and (v) shall otherwise be reasonably satisfactory to the Agent.
     “Additional Collateral Account” means the “Additional Collateral Account” established by the Depositary pursuant to the Depository Agreement.
     “Additional Collateral Certificate” means a certificate substantially in the form of Annex II to the Security Agreement, with appropriate insertions and deletions and with such other changes as may be reasonably agreed to by the Agent, and which certificate contains a description of the aircraft (including but not limited to a description of the airframe and engines) and related leases which are to become Aircraft and Leases under this Agreement and the other Loan Documents.

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     “Adjusted Eurodollar Rate” means, for each Interest Period with respect to Loans and for the period from the Business Day immediately succeeding a Prefunding Date to the Transfer Date with respect to Prefunding Advances, the quotient obtained (rounded upward, if necessary, to the next higher 1/100th of 1%) by dividing (a) the applicable London Interbank Offered Rate for such Interest Period or other period by (b) 1.00 minus the Eurodollar Reserve Percentage.
     “Advance” means each advance of Loans by the Lenders to the Borrower pursuant to Section 2.01 hereof.
     “Advance Borrowing Base” means, as of any date with respect to the Portfolio and calculated on an aggregate basis (after giving effect to (x) the addition to the Advance Borrowing Base of any and all Aircraft to the Portfolio on such date and Cash Collateral to be added to the Cash Collateral Account or made available for drawing under any Acceptable Letter of Credit, in each case, on such date and (y) the reduction of the Advance Borrowing Base in respect of any and all Aircraft, Airframes or Engines to be released from the Portfolio, Cash Collateral to be released from the Cash Collateral Account, and availability to be reduced or eliminated with respect to any Acceptable Letter of Credit, in each case, on such date in accordance with Section 7.04(d), Section 11.23 or otherwise), the sum of (a) sixty-five percent (65.0%) of the Aggregate Aircraft Value at such time plus (b) fifty percent (50.0%) of Cash Collateral held by the Depositary in the Cash Collateral Account and available for drawing under any Acceptable Letter of Credit, in each case, at such time.
     “Affiliate” means any Person that has a relationship with the designated Person whereby either of such Persons directly or indirectly controls or is controlled by or is under common control with the other. For this purpose “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
     “Agent” means Credit Suisse AG, New York Branch, a Swiss banking corporation acting through its New York branch, in its capacity as agent and representative for the Lenders under the Loan Documents pursuant to Article X or any successor(s) thereto.
     “Agent Fee Letter” means the agent fee letter agreement dated as of May 26, 2010 between the Borrower and the Agent regarding certain fees payable to Agent and/or its Affiliates in connection with the transactions contemplated herein.
     “Agent’s Financing Notice” means a notice in substantially the form of Exhibit J hereto, with appropriate insertions.
     “Aggregate Aircraft Value” means, as of any date, the aggregate of the Aircraft Values of each of the Aircraft (including, if calculated with respect to a Transfer Date, aircraft that will become Aircraft included in the Portfolio on such Transfer Date, but, other than with respect to the calculation of a Prepayment Percentage, excluding any Aircraft that will cease to be an

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Aircraft included in the Portfolio at the time of such determination pursuant to Section 11.23 or otherwise).
     “Aggregated Additional Interest” is defined in Section 3.04(b).
     “Aggregated Default Interest” is defined in Section 3.04(c).
     “Aggregated Default Interest Rate” means, for any day during any Interest Period, the sum of the Adjusted Eurodollar Rate for such Interest Period plus three and one-half percent (3.50%) per annum.
     “Agreement” is defined in the preamble.
     “Aircraft” means (a) individually, each (i) Airframe, together with the Engines identified therewith in Schedule II of the Security Agreement and/or an Additional Collateral Certificate and owned legally or beneficially by the Borrower or an Aircraft Owning Subsidiary, as the case may be, whether or not any of such Engines may at any time of determination be installed on such Airframe or installed on any other airframe, and the Aircraft Documentation in respect thereof or (ii) each spare engine that may be acquired by the Borrower or an Aircraft Subsidiary with an Airframe and the Aircraft Documentation in respect thereof and (b) collectively, all such Aircraft.
     “Aircraft Documentation” means, with respect to each Aircraft then subject to a Lease, the “aircraft documents,” “technical documents” or similarly defined term in such Lease and with respect to each Aircraft not then subject to a Lease (a) the documents (including microfilm), data, manuals, diagrams and other written information originally furnished by the Manufacturer and/or the Seller, (b) the documents, records, logs and other data maintained (or required to be maintained) in respect of the Airframes and Engines pursuant to the terms of Leases related to such Airframes and Engines during the term of such Leases, (c) the documents, records, logs and other data maintained (or required to be maintained) in respect of the Airframes and Engines pursuant to the applicable Aviation Authority under which the Airframes and Engines are subject, and (d) the documents, records, logs and other data maintained (or recommended to be maintained) in respect of the Airframes and Engines pursuant to the applicable Manufacturer’s recommendations and/or the Maintenance Program, as applicable.
     “Aircraft Expenses” means (a) with respect to the Portfolio, (i) storage, maintenance, test flight, navigation, landing, operation, ferry flights, shipping fuel, repossession (whether or not successful), reconfiguration, inspection, refurbishment, upgrade, integration, repair and engine replacement expenses related to the Aircraft and Engines incurred by the Borrower, any direct or indirect Subsidiary of the Borrower or the Servicer, including all expenses relating to compliance with airworthiness directives and service bulletins, and the fees and expenses of independent technicians and other experts retained for any of the foregoing purposes other than with respect to expenditures specifically agreed to be borne by the Servicer; (ii) amounts due and payable under Section 11.05 related to acquisition of an Aircraft or an Aircraft Owning Subsidiary, (iii) insurance expenses related to the Aircraft and Engines, including, without limitation, all premiums and all fees and expenses of insurance advisors and brokers; (iv) fees and expenses of appraisers and independent advisors; (v) outside legal counsel fees and expenses and other

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professional fees and expenses (A) related to litigation concerning any Aircraft, Engine or Lease, (B) related to negotiations, documentation, registration, legal opinions and other legal assistance incurred by the Borrower or any Subsidiary thereof or by the Agent in connection with the acquisition, disposition or leasing of an Aircraft or Engine or registering an Aircraft or an Engine, (C) related to any actual or proposed amendment, forbearance and subleasing relating to any Aircraft, Engine or Lease, (D) related to any actual or proposed enforcement, workout, repossession, foreclosure, restructuring or other remedial action relating to any Aircraft, Engine or Lease and (E) related to maintenance of the registration of the Aircraft or the related Aircraft Subsidiary’s title or interest therein; (vi) all amounts payable by the Borrower or any Aircraft Subsidiary pursuant to any Lease or termination thereof or otherwise; (vii) sales, use and property taxes, income taxes paid by the Borrower or any Aircraft Subsidiary and other taxes (including any of those which may have been paid by the Servicer on behalf of any of the Borrower or any Aircraft Subsidiary) payable in connection with the ownership, sale or lease of any Aircraft or Engine by or on behalf of the Borrower or any Aircraft Subsidiary or otherwise payable by the Borrower or any Aircraft Subsidiary; and (viii) remarketing expenses and broker fees in connection with the actual or potential sale or lease of any Aircraft and (b) all other fees, costs and operating expenses of the Borrower and each Aircraft Subsidiary, including, without limitation, those incurred in connection with maintaining the legal existence of the Borrower and each Aircraft Subsidiary (including trustees fees), obtaining and maintaining in effect any consent, permit, license or registration required by any Governmental Entity (other than those to which any amounts are applied (or that would be applied) under any provision in Section 3.03 other than clause third of Section 3.03(a), clause ninth of Section 3.03(b) or clause second of Section 3.03(c), and other than any fees, costs and expenses financed with Loans, as permitted under Section 2.01(e)), including all day-to-day expenses and all capital costs; provided however, in no event shall Aircraft Expenses include Excluded Expenses.
     “Aircraft Expenses Account” means the “Aircraft Expenses Account” established by the Depositary pursuant to the Depository Agreement.
     “Aircraft Expenses Notice” is defined in the Depository Agreement.
     “Aircraft Holding Subsidiary” means a wholly owned (directly or indirectly) Subsidiary of the Borrower which was created for the sole purpose of owning Aircraft Owning Subsidiaries or Aircraft Leasing Subsidiaries and is incorporated, organized or formed under the laws of any state of the United States (or the District of Columbia), Ireland or any other jurisdiction acceptable to the Agent.
     “Aircraft Leasing Subsidiary” means (a) a wholly owned (directly or indirectly) Subsidiary of the Borrower which was created for the sole purpose of leasing an Aircraft from the Borrower or an Aircraft Owning Subsidiary and leasing such Aircraft to a Lessee or (b) a trust, the entire beneficial interest in which is wholly owned (directly or indirectly) by the Borrower, which was created for the sole purpose of leasing (directly or indirectly) an Aircraft from the Borrower or an Aircraft from an Aircraft Owning Subsidiary and leasing such Aircraft to a Lessee, in any case, incorporated, organized or formed under the laws of any state of the United States (or the District of Columbia), Ireland or any other jurisdiction acceptable to the Agent.

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     “Aircraft Lending Subsidiary” means a wholly owned (directly or indirectly) Subsidiary of the Borrower which was created for the sole purpose of borrowing money from the Borrower and lending money to an Aircraft Owning Subsidiary and is incorporated, organized or formed under the laws of any state of the United States (or the District of Columbia), Ireland, Luxembourg or any other jurisdiction acceptable to the Agent.
     “Aircraft Owning Subsidiary” means (a) a wholly owned (directly or indirectly) Subsidiary of the Borrower which was created for the sole purpose of owning and leasing an Aircraft or (b) a trust, the entire beneficial interest in which is wholly owned (directly or indirectly) by the Borrower, which was created for the sole purpose of owning and leasing an Aircraft, in any case, incorporated, organized or formed under the laws of any state of the United States (or the District of Columbia), Ireland or any other jurisdiction acceptable to the Agent.
     “Aircraft Subsidiary” means any Aircraft Holding Subsidiary, Aircraft Leasing Subsidiary, Aircraft Lending Subsidiary or Aircraft Owning Subsidiary.
     “Aircraft Type” is defined in Section 2(c)(ii) of Schedule II hereto.
     “Aircraft Value” means, with respect to any Aircraft, the lesser of (a) (i) the arithmetic average of the Appraised Values as set forth in three Independent Appraisals, one from each of the three Independent Appraisers, provided to the Agent with respect to the Transfer Date for such Aircraft minus (ii) as of any date of determination, the product of (x) the Monthly Depreciation for such Aircraft multiplied by (y) the number of full Measuring Periods elapsed from the Transfer Date of such Aircraft to such date of determination and (b) the arithmetic average of the Appraised Values as set forth in three Independent Appraisals, one from each of the three Independent Appraisers, then most recently delivered to the Agent (or, in the case of an Aircraft which has suffered an Event of Loss, then most recently delivered to the Agent prior to such Event of Loss); provided, however, that in any event, with respect to any Aircraft with a Financed Modification, the “grossed up” Independent Appraisal with respect thereto shall be applicable upon substantial completion of such Financed Modification.
     “Airframe” means, in respect of each Aircraft, (a) the airframe constituting part of such Aircraft and bearing the Manufacturer’s serial number and registration and nationality mark set forth on Schedule II to the Security Agreement and/or an Additional Collateral Certificate; and (b) any and all Parts so long as the same shall be incorporated or installed in, or attached to, such Airframe, or removed therefrom, so long as such Parts shall remain owned by the Borrower or the applicable Aircraft Owning Subsidiary that owns such Aircraft, as the case may be.
     “ALC” means Air Lease Corporation, a Delaware corporation.
     “ALC Party” means any of ALC, the Servicer (provided ALC or its Affiliate is the Servicer), the Borrower, any Subsidiary of the Borrower and any Affiliate of the foregoing.
     “Allocation” means, with respect to any Designated Lender, the Dollar amount set forth opposite such Designated Lender’s name on Schedule I or as set forth in an Assignment and Assumption Agreement or any New Allocation Agreement, in each case, under the heading “Allocation”, as such amount may be adjusted from time to time pursuant to this Agreement;

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provided that no Lender shall be deemed to have an Allocation on or after the Availability Expiration Date.
     “Amortization Event” means, with respect to any Settlement Date (and as determined on each Settlement Date commencing with the second Settlement Date after the first Transfer Date to have occurred):
     (a) on any Calculation Date, the Interest Coverage Ratio is or has been on a prior Calculation Date (and with respect to such prior Calculation Date was not waived in accordance with this Agreement) less than 1.35:1.00;
     (b) on any Calculation Date, the Six Month Interest Coverage Ratio is or has been on a prior Calculation Date (and with respect to such prior Calculation Date was not waived in accordance with this Agreement) less than 1.75:1.00;
     (c) on the most recent Calculation Date to have occurred, the weighted average (by Aircraft Value) age of all of the Aircraft in the Portfolio is greater than 5.0 years old; and
     (d) on the most recent Calculation Date to have occurred, the weighted average (by Aircraft Value) remaining lease term of all of the Aircraft in the Portfolio is less than 36 months.
     “Annual Budget” means a detailed annual budget for the Borrower which shall, among other things, specify for each month in such annual period, (a) the Borrower’s projected revenues, including projected rental receipts, reinvestment income, maintenance receipts and aircraft sales receipts and miscellaneous receipts and late interest received, (b) the Borrower’s projected expenses, including interest on the Notes, Derivatives Obligations, Aircraft related expenditures, Aircraft Expenses, Servicer’s Fees, Sales Fees, trustee’s fees and miscellaneous expenses and (c) such other information reasonably requested by the Agent, in form and substance reasonably satisfactory to the Agent.
     “Applicable Aircraft” means, with regard to each Advance, any aircraft whose acquisition is being financed by such Advance plus additional capital contributions from ALC, if applicable.
     “Applicable Aircraft Subsidiary” means, with regard to each Advance, any Aircraft Subsidiary whose aircraft or intercompany loan will be financed by such Advance plus additional capital contributions from ALC, if applicable.
     “Applicable Law” means all applicable laws, treaties, judgments, decrees, injunctions, writs and orders of any court, Governmental Entity or governmental authority and all applicable rules, regulations, orders, directives, licenses and permits of any governmental body, instrumentality, agency or authority and all applicable interpretations thereof.
     “Applicable LTV Percentage” means, from and including the Closing Date to but excluding the twelfth Settlement Date following the Availability Expiration Date, 65.0%; from and including the twelfth Settlement Date following the Availability Expiration Date to but

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excluding the twenty-fourth Settlement Date following the Availability Expiration Date, 60.0%; from and including the twenty-fourth Settlement Date following the Availability Expiration Date to but excluding the thirty-sixth Settlement Date following the Availability Expiration Date, 55.0%; and on the thirty-sixth Settlement Date following the Availability Expiration Date and thereafter, 50.0%.
     “Applicable Margin” means three and one-quarter percent (3.25%).
     “Applicable Rate” means (a) with respect to Base Rate Loans and Base Rate Advances, the sum of the Corporate Base Rate plus the Applicable Margin and (b) with respect to LIBOR Loans and LIBOR Advances, the sum of the Adjusted Eurodollar Rate plus the Applicable Margin.
     “Appraised Value” means, with respect to any Aircraft, the then “current market value” (as defined by ISTAT or any similar term that is reasonably acceptable to the Agent), adjusted based on the Aircraft’s current condition reflected in the most recent maintenance status report, as such value is determined on a “desktop” basis by the applicable Independent Appraiser.
     “Approved Fund” means (a) with respect to any Designated Lender, an entity (whether a corporation, partnership, limited liability company, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is managed by such Designated Lender or an Affiliate of such Designated Lender, (b) with respect to any Designated Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Designated Lender or by an Affiliate of such investment advisor, (c) with respect to any Designated Lender, its Eligible Conduit Lender, and (d) with respect to any Conduit Lender, any of its Support Parties.
     “AS Joinder and Security Agreement Supplement” is defined in the Security Agreement.
     “Assignee” is defined in Section 11.03(b).
     “Assignment” has the meaning assigned to the term “assignment” in the Cape Town Convention.
     “Assignment Agreement” means any agreement relating to the assignment or novation of the Seller’s rights under a Lease to the Borrower or an Aircraft Subsidiary, as the case may be.
     “Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit C hereto, with appropriate insertions and deletions, or with such other changes as may be reasonably agreed to by the Agent.
     “Authorized Officer” means, with respect to any Person, the Chairman, Vice Chairman, the President, Manager or any Vice President of such Person (or in the case of a limited liability company, any President, Vice President, Manager or Director of a direct or indirect manager thereof), or any other authorized signatory or agent for such Person who has been authorized by the Board of Directors (or comparable authorizing body) of such Person to perform the specific act or duty or to sign the specific document in question.

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     “Authorized Sale” is defined in Section 3.02(g).
     “Availability Expiration Date” means the last day of the Availability Period, as such Availability Period may be extended or terminated from time to time in accordance with the provisions of this Agreement.
     “Availability Period” means a period of twenty-four (24) months commencing on the Closing Date, as extended in accordance with Section 2.02, and as earlier terminated pursuant to the terms hereof, including Section 2.07 hereof.
     “Available Collateral Debt Amount” means, with respect to any Aircraft, the product of (A) the Prepayment Percentage related to such Aircraft immediately prior to the time of determination times (B) the Total Funded Amount at the time of determination.
     “Aviation Authority” means, with respect to any Aircraft, any Person who is or shall from time to time be vested with the control and supervision of, or have jurisdiction over, the registration, airworthiness and operation of aircraft or other matters relating to civil aviation in the State of Registration under Applicable Law.
     “Back-Up Servicer” is defined in Section 12(c) of the Servicing Agreement.
     “Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. 101 et seq.), as in effect from time to time and any successor statute.
     “Base Rate Advance” means a Prefunding Advance bearing interest at a fluctuating rate determined by reference to the Corporate Base Rate.
     “Base Rate Loan” means a Loan bearing interest at a fluctuating rate determined by reference to the Corporate Base Rate.
     “Bills of Sale” means all bills of sale delivered to the applicable Aircraft Owning Subsidiary or the Borrower from the respective Sellers in connection with such Aircraft Owning Subsidiary’s or Borrower’s purchase of an Aircraft (in each case whether or not such Aircraft Owning Subsidiary is actually a Subsidiary of the Borrower at such time).
     “Borrower” is defined in the preamble.
     “Borrowing Base” means, as of any date with respect to the Portfolio and calculated on an aggregate basis (after giving effect to (a) the addition to the Borrowing Base of any and all Aircraft to the Portfolio on such date and Cash Collateral to be added to the Cash Collateral Account or made available for drawing under any Acceptable Letter of Credit, in each case, on such date and (b) the reduction of the Borrowing Base in respect of any and all Aircraft, Airframes or Engines to be released from the Portfolio, Cash Collateral to be released from the Cash Collateral Account, and availability to be reduced or eliminated with respect to any Acceptable Letter of Credit, in each case, on such date in accordance with Section 7.04(d), Section 11.23 or otherwise), the Applicable LTV Percentage times the result of (i) the Aggregate Aircraft Value at such time plus (ii) the aggregate amount of Cash Collateral held by the Depositary in the Cash Collateral Account or available for drawing under any Acceptable Letter

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of Credit, in each case, at such time minus (iii) the Aircraft Value of all Aircraft in respect of which the Borrower has breached its obligations contained in a Deferral Request or breached the representation contained in Section 6.01(d).
     “Break Amount” means, with respect to any repayment of principal of the Loan on any day other than a Settlement Date the amount equal to the product of (i) the amount to be repaid, (ii) the amount (if any) expressed as a percentage by which London Interbank Offered Rate for the Interest Period commencing on the Settlement Date before the date of repayment exceeds (in which case the Break Amount shall be positive) or is less than (in which case the Break Amount shall be negative) London Interbank Bid Rate as of the date of such repayment on such amount of principal to be repaid for the period from the date of repayment to the next succeeding Settlement Date and (iii) a fraction, the numerator of which is the number of days from and including the date of repayment, to but excluding the date when interest would next have been payable on a Loan and the denominator of which is 360.
     “Break Costs” means the relevant Break Amount if such Break Amount is a positive number.
     “Business Day” means any day of the week, other than a Saturday or a Sunday, on which banks are open for business in London, England for the conduct of transactions in the London interbank market and on which commercial banks in New York City, New York, United States of America; Los Angeles, California, United States of America; Paris, France; Sydney, Australia and Frankfurt, Germany are open for business and are not required or authorized to close.
     “Calculation Date” means, with respect to any Settlement Date, the last day of the calendar month immediately preceding such Settlement Date.
     “Cape Town Convention” means the official English language texts of the Convention on International Interests in Mobile Equipment and the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment which were signed in Cape Town, South Africa on November 16, 2001.
     “Cape Town Registration” is defined in Section 7.17.
     “Capital Stock” means, with respect to any Person, any and all shares, interests (including membership interests in limited liability companies), participations, rights (including options, warrants and the like convertible or exercisable into shares of Capital Stock) or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the Closing Date.
     “Cash Adjusted Eurodollar Rate” means for the period from the Prefunding Date to the next succeeding Business Day with respect to Prefunding Advances, the quotient obtained (rounded upward, if necessary, to the next higher 1/100th of 1%) by dividing (a) the applicable Cash London Interbank Offered Rate for such period by (b) 1.00 minus the Eurodollar Reserve Percentage.

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     “Cash Collateral” means, at any time of determination, the sum of (i) amounts of cash and the principal amount of Permitted Investments deposited in, and held in, the Cash Collateral Account and (ii) the amount available for drawing under any Acceptable Letter of Credit.
     “Cash Collateral Account” means the “Cash Collateral Account” established by the Depositary pursuant to the Depository Agreement.
     “Cash Collateral Target Amount” means, (i) with respect to the date of the first Advance hereunder and each Settlement Date during the Availability Period, an amount equal to the sum of (a) $15,000,000 plus (b) the aggregate amount of Settlement Date Deposits related to such Settlement Date and each prior Settlement Date; provided however, that in no event shall the Cash Collateral Target Amount exceed the Maximum Cash Collateral Amount at the time of calculation and (ii) at any time after the Availability Expiration Date, the Maximum Cash Collateral Amount.
     “Cash Flow” means all amounts due and owing to, or received by, the Borrower or any Subsidiary thereof from any source (including a seller of Aircraft in connection with the purchase, ownership, operation or sale of the Portfolio (or any portion thereof)), including prepaid rent, Maintenance Reserves, Deposits, Monthly Rent, insurance proceeds and all amounts paid under each Lease and all amounts receivable or received by the Borrower or the Aircraft Owning Subsidiaries pursuant to any Loan Document, other than Excepted Payments.
“Cash London Interbank Offered Rate” means, for any Prefunding Period:
     (a) the rate per annum equal to the rate determined by the Agent to be the offered rate that appears on the page of the Reuters screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for one-month deposits in Dollars (for delivery two Business Days after the first day of the Prefunding Period), determined as of approximately 11:00 a.m. (London time) on the first day of the Prefunding Period; or
     (b) if the rate referred to in clause (a) above does not appear on such Reuters page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Agent to be the offered rate that appears on such other page or service that displays an average British Bankers Association Interest Settlement Rate for one-month deposits in Dollars (for delivery two Business Days after the first day of the Prefunding Period), determined as of approximately 11:00 a.m. (London time) on the first day of such Prefunding Period; or
     (c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Agent as the rate of interest (rounded upwards to the next 1/100th of 1%) at which one-month deposits in Dollars for delivery two Business Days after the first day of the Prefunding Period in same day funds in the approximate amount of the Prefunding Advances held by Credit Suisse AG, New York Branch, as would be offered by the principal London Office of Credit Suisse to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) on the first day of such Prefunding Period; or

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     (d) subject to Article IV, the rates referenced in the preceding clauses (a), (b) and (c) are not available or are not established for any reason for any Interest Period, the “Cash London Interbank Offered Rate” shall equal the Corporate Base Rate for each day during such Prefunding Period until such rates can be determined pursuant to clause (a), (b) or (c) above.
     “Change In Law” means an introduction, enactment, imposition, implementation, phase in or variation or change after the date of this Agreement of any law, order, regulation or official directive, concession, guideline, decision, request or requirement by any central bank, fiscal, governmental or other competent authority (whether or not having the force of law but in respect of which compliance in the relevant jurisdiction is generally customary) or any change after the date of this Agreement in any interpretation, implementation, phase in, effectiveness or application, or the introduction or making of any new or further interpretation, implementation, phase in, effectiveness or application by any court, tribunal, central bank, fiscal, governmental, or other competent authority or compliance with any new or different request or direction made after the date of this Agreement (in either case whether or not having the force of law but in respect of which compliance in the relevant jurisdiction is generally customary) from any central bank, fiscal, governmental or other competent authority. The implementation and/or phase in of the International Convergence of Capital Measurement and Capital Standards: A Revised Framework (Basel II) shall be deemed a Change In Law.
“Change of Control” means any of the following:
     (a) ALC shall not own legally and beneficially one hundred percent (100%) of all outstanding Capital Stock (both by vote and by value) of the Borrower; or
     (b) the Borrower shall not own legally or beneficially (directly or indirectly) one hundred percent (100%) of all outstanding Capital Stock (both by vote and by value) of each Aircraft Subsidiary, unless such Aircraft Subsidiary is released from the Lien of the Security Documents in accordance with Section 11.23.
     “Chattel Paper Legend” means the following statement: TO THE EXTENT THAT THIS AGREEMENT CONSTITUTES CHATTEL PAPER UNDER THE UNIFORM COMMERCIAL CODE IN THE STATE OF NEW YORK OR ANY CORRESPONDING LAW IN ANY OTHER JURISDICTION, NO SECURITY INTEREST IN THIS AGREEMENT MAY BE CREATED THROUGH THE TRANSFER OR POSSESSION OF ANY COUNTERPART HERETO OTHER THAN THE COUNTERPART EXECUTED BY THE COLLATERAL AGENT BELOW.
“Closing Date” means May 26, 2010.
“Code” means the Internal Revenue Code of 1986, as amended.
     “Collateral” means all of the property, rights and privileges in which the Collateral Agent is granted a security interest under the Loan Documents.
     “Collateral Agent” means Deutsche Bank Trust Company Americas, a New York banking corporation, in its capacity as collateral agent and representative for the Protected

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Parties under the Security Agreement, the Depository Agreement and the other Security Documents.
     “Collateral Deficiency” means, as of any date of determination, the Dollar amount of the excess, if any, of the aggregate outstanding principal amount of the Loans as of such date over the Borrowing Base calculated as of such date.
     “Collection Account” means the “Collection Account” established by the Depositary pursuant to the Depository Agreement.
“Competitor” means any of the following Persons:
     (a) any Person (other than ALC and its Affiliates) engaged in, or that has an Affiliate engaged in, the business of manufacturing aircraft or aircraft engines, which business had consolidated revenues attributable to such business for such Person’s and/or its Affiliates’, as the case may be, most recently completed fiscal year in excess of $200,000,000; or
     (b) any of the following Persons (or any of their respective Affiliates) and their respective successors:
     (i) AerCap Holdings N.V.;
     (ii) Aergo Capital;
     (iii) Airbus Asset Management;
     (iv) Aircastle Limited;
     (v) Aircorp Incorporated;
     (vi) ALAFCO;
     (vii) American International Group, Inc.;
     (viii) Arkia Leasing;
     (ix) ATR Asset Management;
     (x) Automatic;
     (xi) Avolon Aircraft Corp.;
     (xii) Aviation Capital Group;
     (xiii) AWAS Aviation Holdings LLC;
     (xiv) Babcock & Brown Air Limited;

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     (xv) Babcock & Brown Aircraft Management LLC;
     (xvi) BAE Systems Asset Management;
     (xvii) Bavaria International Aircraft Leasing;
     (xviii) BCI Aircraft Leasing;
     (xix) BOC Aviation PTE. LTD.;
     (xx) Boeing Aircraft Holding Co.;
     (xxi) Boeing Capital Corporation;
     (xxii) Bombardier Capital;
     (xxiii) Center-Capital;
     (xxiv) Central Air Leasing;
     (xxv) CIT Group Inc.;
     (xxvi) Dubai Aerospace Enterprise;
     (xxvii) Deutsche Structured Finance;
     (xxviii) FINOVA Capital Corporation;
     (xxix) GA Telesis;
     (xxx) GE Commercial Aviation Services Limited;
     (xxxi) Global Aviation Asset Management;
     (xxxii) Goal;
     (xxxiii) GreenStone Aviation;
     (xxxiv) Guggenheim Aviation Partners;
     (xxxv) Hong Kong Aviation Company;
     (xxxvi) International Lease Finance Corporation;
     (xxxvii) Itochu Airlease Inc.;
     (xxxviii) Jackson Square Aviation LLC.;
     (xxxix) Jetscape;

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     (xl) Macquarie Aircraft Leasing Limited;
     (xli) Marathon Asset Management LLC;
     (xlii) Nomura Babcock & Brown Co., Ltd.;
     (xliii) Nordic Aviation Contractor A/S;
     (xliv) Oak Hill Capital Management, Inc.;
     (xlv) Oasis International Leasing Co.;
     (xlvi) ORIX Aviation Systems Ltd.;
     (xlvii) Pembroke Capital Limited;
     (xlviii) Q Aviation, LLC;
     (xlix) Raytheon Aircraft Credit Corp.;
     (l) RBS Aviation Capital; SAAB Aircraft Leasing;
     (li) Safair Lease Finance;
     (lii) Singapore Aircraft Leasing Enterprise (SALE);
     (liii) Skytech-AIC;
     (liv) Skyworks Leasing LLC;
     (lv) Sojitz Aircraft Leasing BV;
     (lvi) Sumisho Aircraft Asset Management BV;
     (lvii) Tombo Aviation;
     (lviii) Veling; or
     (lix) VGS Aircraft Holding LTD.
     (c) any other Person (or any Affiliate thereof) (other than ALC, and its Affiliates) which either (x) engages in a business as an operating lessor of commercial aircraft in competition with the Borrower in succession to any of the Persons specified in clause (b) above or (y) has consolidated aircraft operating leasing-related revenues (excluding revenues from sales of aircraft) attributable to such business for its most recently completed fiscal year in excess of $100,000,000;
provided that the term “Competitor” shall not include any Initial Lender or any of their Affiliates.

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     “Concentration Account” means the “Concentration Account” established by the Depositary pursuant to the Depository Agreement.
     “Conduit Lender” means a special purpose financing entity acting as a Lender hereunder and designated as a Conduit Lender by a Granting Lender pursuant to Section 2.04.
     “Contingent Obligation” of a Person in respect of any Indebtedness of another Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon such Indebtedness of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including any comfort letter, operating agreement, take-or-pay contract, application for a letter of credit or granting of a security interest in any property of such Person to secure such Indebtedness of such other Person; provided that “Contingent Obligation” shall not include any undertaking by a Person on behalf of another Person in respect of representations and warranties in connection with the sale of Aircraft.
     “Corporate Base Rate” means, for any day, the higher of (a) the base commercial lending rate per annum announced from time to time by Credit Suisse in New York in effect on such day, or (b) the interest rate per annum quoted by Credit Suisse at approximately 11:00 a.m., London time, on such day, to dealers in the New York Federal funds market for the overnight offering of funds by Credit Suisse plus one-half of one percent (0.50%). The Corporate Base Rate is not intended to represent the lowest rate charged by Credit Suisse for extensions of credit.
“Covered Party” is defined in Section 4.05(a).
“Credit Suisse” is defined in the preamble.
“Default Interest” is defined in Section 3.04(c).
“Default Margin” means, as of any date, two percent (2.00%) per annum.
     “Defaulting Lender” means any Lender, as determined by the Agent, that has on the date of determination (a) failed to fund any portion of its Loans at the time required to be funded by it hereunder, except that a Lender shall not be a Defaulting Lender pursuant to this clause (a) with respect to an Advance pursuant to Section 2.03 that is received in the Prefunding Account prior to 11:59 p.m. (New York City time) on the relevant Prefunding Date, (b) notified the Borrower, the Agent, or any Lender that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit or (c)(i) become or is insolvent or (ii) become the subject of an Insolvency or Liquidation Proceeding, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such Insolvency or Liquidation Proceeding.
     “Deferral Request” means a Deferral Request substantially in the form of Exhibit N hereto, with appropriate insertions and deletions, or with such other changes as may be reasonably agreed to by the Agent.

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     “Deposit” is defined in Section 7.04(b).
     “Deposit Account” means the “Deposit Account” established by the Depositary pursuant to the Depository Agreement.
     “Depositary” means Deutsche Bank Trust Company Americas, a New York banking corporation, or a successor thereto appointed pursuant to the Depository Agreement.
      “Depository Accounts” is defined in Section 1.01 of the Depository Agreement.
     “Depository Agreement” means the Depository Agreement dated as of May 26, 2010 among the Borrower, the Collateral Agent, the Agent and the Depositary.
     “Depreciated Purchase Price” means with respect to any Aircraft as of any date of determination, the difference of (a) the original Purchase Price of such Aircraft minus (b) the product of (x) the Monthly Depreciation of such Aircraft multiplied by (y) the number of full Measuring Periods elapsed from the Transfer Date of such Aircraft to such date of determination.
     “Derivatives Agreement” means any and all rate swap transactions (including but not limited to caps and collars), currency swap transactions or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), in each case, entered into by the Borrower with a Derivatives Creditor in relation to this Agreement.
     “Derivatives Creditor” means any Designated Lender or any Affiliate of any Designated Lender from time to time party to one or more Derivatives Agreements with the Borrower on the day of determination (even if any such Designated Lender for any reason ceases after the execution of such agreement to be a Designated Lender hereunder), and its successors and assigns.
     “Derivatives Obligations” of any Person means all obligations (including, without limitation, any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to such Person, whether or not allowed or allowable as a claim under the Bankruptcy Code) of such Person in respect of any Derivatives Agreement, excluding any amounts which such Person is entitled to set-off against its obligations under Applicable Law.
     “Derivatives Termination Value” means, as of any date after the termination of any Derivatives Agreement, after taking into account the effect of any legally enforceable netting agreements relating to such Derivatives Agreement, the amount payable by (in which case the amount shall be positive) or payable to (in which case the amount shall be negative), the Borrower as a result of the termination of such Derivatives Agreement.
“Designated Lender” means any Lender other than a Conduit Lender.
     “Designated Lender Fee Letter” means each committed lender fee letter agreement dated as of May 26, 2010 between the Borrower and a particular Designated Lender regarding certain fees payable to such Designated Lender on the Closing Date in connection with the transactions contemplated herein.

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     “Disbursement Certificate” means a Disbursement Certificate relating to reserves for Aircraft Expenses delivered by the Borrower and the Servicer to the Agent pursuant to Section 3.03, in the form of Exhibit K attached hereto.
“Disbursement Notice” is defined in the Depository Agreement.
“Dispose” or “Disposition” is defined in Section 7.02(d).
“Dollar” or “Dollars” or “$” means the legal currency of the United States.
     “Eligibility Amount” means, at any time, an amount equal to the quotient of (a) the Maximum Facility Amount (without regard to any increase in the Maximum Facility Amount until any such increase is effective as provided in Section 2.01(c)(iii)) divided by (b) 65.0%.
     “Eligible Assignee” means (a) any Lender, (b) any Affiliate of a Lender or Eligible Conduit Lender of a Lender for which it acts as a Granting Lender hereunder, (c) in the case of an assignment pursuant to a Support Facility, any Support Party, (d) any Approved Fund and (e) any other Person that is a financial institution, institutional investor or investment fund; provided that in the case of clause (e), such Person shall have been approved by the Agent and, provided no Facility Event of Default, Facility Default described in clause (ii) or (iii) of Section 9.01(h), Amortization Event or Servicer Replacement Event has occurred and is continuing, the Borrower, such approvals not to be unreasonably withheld.
     “Eligible Conduit Lender” means, with respect to any Designated Lender, a special purpose financing entity (i) administered or sponsored by such Designated Lender or (ii) with respect to which such Designated Lender acts as a Support Party.
     “Eligible L/C Issuer” means any bank or other financial institution acceptable to the Agent which has at all times both (a) a long-term senior unsecured debt rating of “A” or better from S&P and (b) a long-term senior unsecured debt rating of “A” or better from Moody’s.
     “Engine” means with respect to any Aircraft (a) each of the aircraft engines, identified by Manufacturer’s model and serial number in a Lease and and/or Schedule II of the Security Agreement and/or an Additional Collateral Certificate, whether or not attached to the Airframe of such Aircraft or any other airframe on the Transfer Date, or (b) an Acceptable Alternate Engine subsequently substituted therefor in accordance with the provisions of the relevant Lease or this Agreement, whether or not from time to time any such aircraft engine is installed on the Airframe of such Aircraft or installed on any other airframe, together in each case with any and all Parts incorporated or installed in or attached to such aircraft engine and any and all Parts removed therefrom so long as such Parts shall remain owned by the Borrower or the Aircraft Owning Subsidiary that owns such Aircraft.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any entity (whether or not incorporated) that is treated as a single employer together with the Borrower under Section 414 of the Code.

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     “Eurodollar Reserve Percentage” means for any day that percentage (expressed as a decimal and in no event less than zero) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any other entity succeeding to the functions currently performed thereby) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion Dollars in respect of “Eurocurrency liabilities”, whether or not a Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for prorations, exceptions or offsets that may be available from time to time to a Lender. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.
     “Event of Loss” means, with respect to any Aircraft, Airframe or Engine, any of the following events with respect to such property:
     (a) during the term of any Lease with respect to such Aircraft, such Aircraft shall have been deemed under such Lease to have suffered an “event of loss” (as such term or similar term is defined in the applicable Lease) as to the entire Aircraft; and
     (b) when no Lease is in effect for such Aircraft, Airframe or Engine, any of the following events with respect to such Aircraft, Airframe or Engine:
     (i) loss of such Aircraft, Airframe or Engine or the use of such Aircraft, Airframe or Engine for a period in excess of ninety (90) days due to destruction of or damage to such property which renders repair uneconomic or which renders such property permanently unfit for normal use;
     (ii) any damage to such Aircraft, Airframe or Engine which results in the receipt of insurance proceeds by the Servicer, the Borrower, any Aircraft Subsidiary, the Collateral Agent or the Agent with respect to such Aircraft, Airframe or Engine on the basis of an actual, constructive or compromised total loss;
     (iii) the theft or disappearance of such Aircraft, Airframe or Engine for a period in excess of ninety (90) consecutive days; or
     (iv) the condemnation, confiscation, seizure of or requisition or taking of title to such Aircraft, Airframe or Engine by any Governmental Entity for a continuous period of more than six (6) months; other than a requisition of any Aircraft, Airframe or Engine by an instrumentality or agency of the United States, the obligations of which bear the full faith and credit of the United States, if such Person makes periodic cash payments for the use of the Aircraft, Airframe or Engine at the prevailing market rate.
An Event of Loss with respect to an Aircraft shall be deemed to have occurred if an Event of Loss occurs with respect to the Airframe which is a part of such Aircraft. An Event of Loss to an Engine only shall not constitute an Event of Loss with respect to the Aircraft of which such Engine is a part.

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     “Excepted Payments” means (a) the amount on deposit in the Luxembourg Account from time to time, if applicable, to the extent such amount does not exceed $20,000 and (b) amounts payable or paid to the Borrower, the Aircraft Subsidiaries, the Agent or any Lender (or any similar party defined and used in a Lease), or any other Person for (i) any indemnity payments or similar obligations payable by a Lessee to any Lessor, the Borrower, the Servicer or any of their Affiliates or any third party, including any officer, director, employee or agent thereof under or pursuant to a Lease, (ii) proceeds of public liability insurance (including insurance maintained by the Borrower or any Aircraft Subsidiary for its own account) payable to or for the benefit of the Borrower, any Aircraft Subsidiary, the Lessee or the Servicer (or governmental indemnities in lieu thereof) and (iii) any rights to enforce and collect the same.
     “Excluded Expenses” means (i) the costs and expenses of any counsel to ALC, the Borrower and/or such Aircraft Subsidiary other than, solely with respect to the period following the Closing Date to but excluding the Availability Expiration Date, as expressly permitted under clause (a)(v)(A), (B), (C), (D) and (E) of the definition of Aircraft Expenses, (ii) all out-of-pocket costs and expenses of the Servicer incurred in connection with the acquisition of an Aircraft (other than the costs of the Independent Appraisals provided in accordance with this Agreement) and (iii) notwithstanding anything contained in clauses (i) or (ii) above, any costs and expenses of ALC, the Borrower or any Aircraft Subsidiary incurred in connection with the enforcement or exercise of remedies by the Agent or the Collateral Agent under this Agreement or any other Loan Document.
     “Exemption Certificate” is defined in Section 4.06(e)(ii).
     “Extra Parent Contribution” is defined in Section 2.03(d).
     “FAA” means the Federal Aviation Administration of the United States or any successor agency performing the duties thereof.
     “Facility Accounts” is defined in Section 1.01 of the Depository Agreement.
     “Facility Default” means any event which, with the giving of notice or lapse of time or both, would constitute a Facility Event of Default.
     “Facility Event of Default” is defined in Section 9.01.
     “Federal Aviation Act” or “Act” means Subtitle VII of Title 49 of the United States Code, and the rules and regulations promulgated thereunder, as in effect on the Closing Date, and as modified or amended hereafter, or any subsequent legislation that supplements or supersedes such Subtitle.
     “Financed Modification” means a significant modification made to an Aircraft by or on behalf of the Borrower or an Aircraft Owning Subsidiary that is expected to materially increase the Aircraft Value of such Aircraft.
     “Fiscal Quarter” means a quarter ending on the last day of March, June, September or December.

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     “Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2010 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year.
     “Follow-On Lease” is defined in Section 7.01(n).
     “Funding Package” means, with respect to each aircraft proposed by the Borrower to become part of the Portfolio, the following information:
     (a) a summary of the proposed transaction;
     (b) a working group list and term sheet related to such transaction;
     (c) the related Request;
     (d) the related Lease Checklist;
     (e) the related proposed Lease(s), Assignment Agreement, all Title Warranty Agreements (excluding any Sale Agreements between the Borrower or an Aircraft Owning Subsidiary, as applicable, and any Manufacturer) and Bill(s) of Sale;
     (f) three (3) Independent Appraisals (including “grossed up” Independent Appraisals taking into account any proposed Financed Modification (if any) for such aircraft) from three (3) different Independent Appraisers which shall be issued and dated within sixty (60) days of the proposed Transfer Date with respect to such proposed aircraft based on the Independent Appraisers’ assumption as to the condition of the aircraft based upon the number of hours and cycles of operation with respect to the related airframe and each related engine;
     (g) technical data related to the proposed aircraft;
     (h) detailed information regarding the jurisdiction of the proposed lessee and the proposed aircraft’s country of registration as may be requested by the Agent; and
     (i) if made available following request, a six-month payment history with respect to the proposed Lease (if such aircraft shall be subject to a Lease on or about the applicable Transfer Date).
     “GAAP” means, for any Person, generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by the significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination and are consistently applied as to such Person.
     “Governmental Entity” means (a) any domestic or foreign national government, political subdivision thereof, or local jurisdiction therein having jurisdiction over any Aircraft or its

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operation, the Borrower, the Servicer, any Aircraft Subsidiary, the Agent, the Collateral Agent, the Depositary or any Lender; (b) any domestic or foreign board, commission, department, minister, ministry, division, organ, instrumentality, court, or agency of any thereof, however constituted; and (c) any other domestic or foreign entity or institution or Person having jurisdiction over any Aircraft or its operation, the Borrower, the Servicer, any Aircraft Subsidiary, the Agent, the Collateral Agent, the Depositary or any Lender.
     “Granting Lender” is defined in Section 2.04.
     “Illegality Event” is defined in Section 4.01.
     “Impermissible Qualification” means, with respect to any Person, any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of such Person (a) which is of a “going concern” or similar nature; (b) which relates to the limited scope of examination of matters relevant to such financial statement; or (c) in the case of any financial statement of or related to the Borrower or the Servicer, which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to result in a Facility Default, a Facility Event of Default, Amortization Event or a Servicer Replacement Event.
     “Indebtedness” means, with respect to any Person, without duplication, all obligations and liabilities of such Person: (a) for borrowed money; (b) evidenced by bonds, notes, debentures and other similar instruments; (c) under conditional sale or other title retention agreements relating to property purchased by such Person; (d) secured by any mortgage, pledge or other lien on property owned or acquired by such Person whether or not such indebtedness or obligation has, or such liabilities have, been assumed by such Person; (e) for any capitalized lease obligations of such Person; and (f) for any guaranty by such Person of, or other Contingent Obligation of such Person for, the Indebtedness of any other Person.
     “Indemnitee” is defined in Section 11.02.
     “Independent Appraisal” means a document executed by an Independent Appraiser setting forth the Appraised Value of the item of equipment being appraised and the data and explanation, all in reasonable detail, supporting such Appraised Value.
     “Independent Appraiser” means ASCEND (a division of AirClaims Limited); Aviation Specialists Group, Inc. and Avitas, Inc. or, in substitution of any of the foregoing appraisers if any such appraiser ceases to provide appraisals of commercial aircraft on commercially reasonable terms, any independent aircraft appraisal expert of recognized standing, certified by ISTAT and (i) selected by the Borrower and consented to by the Agent and the Supermajority Lenders, such consent not to be unreasonably withheld, or (ii) if a Servicer Replacement Event, Amortization Event, Facility Default or a Facility Event of Default shall have occurred and be continuing, selected by the Agent and the Supermajority Lenders; provided further that if Lenders constituting the Supermajority Lenders fail to respond within fourteen (14) Business Days after such response is requested with respect to clauses (i) and (ii) herein, the

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Supermajority Lenders shall be deemed to have consented to the decisions of the Agent under such clauses (i) and (ii).
     “Indirect Pledgor” means an Aircraft Subsidiary that is prohibited by the laws of the jurisdiction of its organization from pledging its assets to secure the debts of the Borrower.
     “Individual AS Account” is defined in Section 2.01(a)(iv) of the Depository Agreement.
     “Initial Lenders” means the Lenders that are a party to this Agreement on the Closing Date.
     “Insolvency Law” means the Bankruptcy Code or similar law in any applicable jurisdiction.
     “Insolvency or Liquidation Proceeding” means, with respect to any Person, (a) any voluntary or involuntary case or proceeding under any Insolvency Law with respect to such Person as a debtor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, examinership, reorganization or other similar case or proceeding with respect to such Person as a debtor or with respect to any substantial part of its assets, (c) any liquidation, examinership, dissolution, reorganization or winding up of such Person whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshalling of a substantial part of the assets and liabilities of such Person.
     “Insurer” is defined in Section 7.08(b)(i).
     “Interest Coverage Ratio” means, with respect to any full, one-month Measuring Period occurring after the first Transfer Date, the ratio of (a) the aggregate amount of Monthly Rent (including any overdue Monthly Rent) and interest thereon actually collected and paid into the Facility Accounts (excluding Individual AS Accounts) during such Measuring Period, plus, without duplication, the aggregate amount of Deposits transferred during such Measuring Period to the Rent Account or to the Concentration Account to the extent such Deposits transfer is with respect to Monthly Rent or overdue Monthly Rent and/or interest thereon, plus without duplication, the aggregate amount of any Servicer Advances made during such Measuring Period to (b) the aggregate amount of interest accrued on the Loans during such Measuring Period (excluding Aggregated Additional Interest and Aggregated Default Interest), minus any amounts received by the Borrower during such Measuring Period under any Derivatives Agreements, plus any amounts paid by the Borrower during such Measuring Period under any Derivatives Agreements.
     “Interest Period” means, with respect to each Loan made on each Transfer Date pursuant to this Agreement (i) initially, the period commencing on and including the Transfer Date related to such Loan and ending on the next succeeding Settlement Date thereafter; provided however, in the event a Transfer Date occurs during the period from and including five (5) Business Days prior to a Settlement Date to but excluding such Settlement Date, the Borrower may elect to have such initial period be the period commencing on and including the Transfer Date related to such Loan and ending on the second succeeding Settlement Date thereafter, and (ii) thereafter, the

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period from and including the last day of the immediately preceding Interest Period to, and including, the next succeeding Settlement Date.
     “Interim Repayment Date” means each of (a) the thirty-sixth (36th) Settlement Date after the Availability Expiration Date, (b) the third Settlement Date after the date set forth in clause (a) herein and (c) the third Settlement Date after the date set forth in clause (b) herein.
     “International Interest” has the meaning assigned to the term “international interest” in the Cape Town Convention.
     “International Registry” means the international registry located in Dublin, Ireland, established pursuant to the Cape Town Convention.
     “Investment Grade Rated” means, with respect to any Person on the date of determination, such Person’s current long-term, senior unsecured debt obligations are rated “BBB-” or greater by S&P and “Baa3” or greater by Moody’s.
     “Ireland” means the Republic of Ireland.
     “ISTAT” means the International Society of Transport Aircraft Traders.
     “Lease” means, with respect to any Aircraft, any lease, head lease or sublease and any and all supplements and amendments thereto, relating to such Aircraft, and entered into by the Borrower or an Aircraft Subsidiary, as the case may be, or assigned to the Borrower or an Aircraft Subsidiary, as the case may be, pursuant to an Assignment Agreement, which lease, head lease and/or sublease and related Assignment Agreement, if applicable, shall, subject to Section 7.01(n), each be in form and substance acceptable to the Agent in its reasonable discretion and which are, collectively, a “Lease” hereunder.
     “Lease Assignment” means, with respect to each Lease, an Assignment of Lease, substantially in the form of Exhibit G hereto, and a Consent and Agreement, substantially in the form of Exhibit H hereto, in each case with appropriate insertions, or with such other changes as may be reasonably agreed to by the Agent.
     “Lease Checklist” means a report by the Borrower and the Servicer in substantially the form of Exhibit B hereto with appropriate insertions.
     “Lease Default” means the occurrence of any default (other than a default which has been waived in accordance with Section 7.02(h)) by a Lessee under a Lease which is not or has not become, through the giving of notice and/or passage of time or otherwise, a Lease Event of Default.
     “Lease Documents” means (i) each of the Leases, Lease Assignments, Assignment Agreements, Bills of Sale, Title Warranty Agreements and any notes or other documents evidencing or related to loans by the Borrower or an Aircraft Subsidiary to another Aircraft Subsidiary and (ii) each other document, certificate or opinion delivered or caused to be delivered by the Borrower or by any Aircraft Subsidiary pursuant thereto.

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     “Lease Event of Default” means any default (other than a default which has been waived in accordance with Section 7.02(h)) under a Lease which has become an “event of default” or similar term (as defined and used in such Lease) thereunder, it being the intention that a Lease Event of Default shall mean a default under a Lease as to which the cure period, if any, has expired or which has no cure period.
     “Lease Maturity” means, with respect to each Lease, the date on which the lease term of such Lease expires in the absence of any early termination by the lessor thereunder as a result of a Lease Event of Default.
     “Lender” means each Person shown on the signature pages hereof as a Designated Lender or a Conduit Lender, each Person becoming a Conduit Lender pursuant to Section 2.04 and each Person becoming a Lender pursuant to Sections 2.01(c), 2.03(d) or 11.03, as the case may be.
     “Lessee” means any lessee under any Lease other than a Lease to a Subsidiary of the Borrower or a Lease from a lessor that is not an ALC Party.
     “Lessee Accounts” means, collectively, the Lessee Interest Accounts and the Lessee Segregated Accounts.
     “Lessee Interest Accounts” means the “Lessee Interest Accounts” established by the Depositary pursuant to the Depository Agreement.
     “Lessee Power of Attorney” means, in relation to an Aircraft, either or both, as the context may require, of (A) the power of attorney executed by a Lessee in favor of the Collateral Agent in connection with the repossession, re-export and deregistration of such Aircraft and (B) the irrevocable deregistration and export request authorization executed by a Lessee in favor of the Collateral Agent for such Aircraft in the form of the annex to the Cape Town Convention.
     “Lessee Segregated Accounts” means the “Lessee Segregated Accounts” established by the Depositary pursuant to the Depository Agreement.
     “Lessor” means the lessor under any Lease.
     “Lessor Rights Notice” has the meaning set forth in Section 5 of the Form of Consent and Agreement attached as Exhibit H.
     “LIBOR Advance” means a Prefunding Advance bearing interest, at all times prior to the first Business Day following the Prefunding Date related to such Prefunding Advance, at a rate of interest determined by reference to the Cash Adjusted Eurodollar Rate and/or the Adjusted Eurodollar Rate.
     “LIBOR Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a rate of interest determined by reference to the Adjusted Eurodollar Rate.

[Warehouse Loan Agreement]
     “Lien” means any mortgage, lien, security interest, lease, charge or any other type of encumbrance or preferential arrangement.
     “Loan Documents” means (a) each of this Agreement, the Notes (if any), each Security Document, the Servicing Agreement, the Agent Fee Letter, the Designated Lender Fee Letter, each Title Warranty Agreement, each Bill of Sale, each Assignment and Assumption Agreement and each designation of a Conduit Lender pursuant to Section 2.04, and (b) each other document, certificate or opinion, other than Lease Documents, delivered or caused to be delivered by the Borrower, Servicer, or any Aircraft Subsidiary to the Servicer, the Collateral Agent, the Depositary or the Agent or its designee pursuant thereto.
     “Loan Percentage” means, with respect to any Lender, the ratio, expressed as a percentage, of (i) the sum of such Lender’s (a) unfunded Allocation plus (b) the outstanding principal amount of such Lender’s Loans to (ii) the sum of (a) the aggregate amount of all unfunded Allocations plus (b) the outstanding principal amount of all Loans.
     “Loans” is defined in Section 2.01(a).
     “London Interbank Bid Rate” means, for any date:
     (a) the rate per annum equal to (i) the rate determined by the Agent to be the offered rate that appears on the page of the Reuters screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for one-month deposits in Dollars (for delivery two (2) Business Days after the date of determination), determined as of approximately 11:00 a.m. (London time) on the date of determination minus (ii) one-eighth of one percent (0.125%); or
     (b) if the rate referred to in clause (a) above does not appear on such Reuters page or service or such page or service shall cease to be available, the rate per annum equal to (i) the rate determined by the Agent to be the offered rate that appears on such other page or service that displays an average British Bankers Association Interest Settlement Rate for one-month deposits in Dollars (for delivery two (2) Business Days after the date of determination), determined as of approximately 11:00 a.m. (London time) on the date of determination minus (ii) one-eighth of one percent (0.125%); or
     (c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Agent as (i) the rate of interest (rounded upwards to the next 1/100th of 1%) at which one-month deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Loans held by Credit Suisse AG, New York Branch, as would be offered by the principal London Office of Credit Suisse to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) on the date of determination minus (ii) one-eighth of one percent (0.125%); or
     (d) subject to Article IV, the rates referenced in the preceding clauses (a), (b) and (c) are not available or are not established for any reason on the date of determination, the “London Interbank Bid Rate” shall (i) equal the Corporate Base Rate for such day minus (ii) one-eighth of one percent (0.125%).

[Warehouse Loan Agreement]
     “London Interbank Offered Rate” means, for any Interest Period and for any period between a Prefunding Period and an Interest Period:
     (a) the rate per annum equal to the rate determined by the Agent to be the offered rate that appears on the page of the Reuters screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for one-month deposits in Dollars (for delivery on the first day of such period), determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such period; or
     (b) if the rate referred to in clause (a) above does not appear on such Reuters page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Agent to be the offered rate that appears on such other page or service that displays an average British Bankers Association Interest Settlement Rate for one-month deposits in Dollars (for delivery on the first day of such period), determined as of approximately 11:00 a.m. two Business Days prior to the first day of such period; or
     (c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Agent as the rate of interest (rounded upwards to the next 1/100th of 1%) at which one-month deposits in Dollars for delivery on the first day of such period in same day funds in the approximate amount of the Loans held by Credit Suisse AG, New York Branch, as would be offered by the principal London Office of Credit Suisse to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such period; or
     (d) subject to Article IV, the rates referenced in the preceding clauses (a), (b) and (c) are not available or are not established for any reason for any period, the “London Interbank Offered Rate” shall equal the Corporate Base Rate for each day during such period until such rates can be determined pursuant to clause (a), (b) or (c) above.
     “Luxembourg Account” means that certain bank account established or to be established by an Aircraft Lending Subsidiary organized or to be organized under the laws of Luxembourg.
     “Maintenance Obligation Payment” means the amount actually paid by or on behalf of the Borrower or the applicable Aircraft Subsidiary to or on behalf of the applicable Lessee with respect to maintenance obligations of an Aircraft that are reimbursable under the terms of the applicable Lease.
     “Maintenance Program” means, with respect to an Aircraft subject to a Lease, the Lessee’s maintenance program as approved by the applicable Aviation Authority applicable to such Aircraft and as may be further described in the applicable Lease.
     “Maintenance Reserve” is defined in clause (c) of Section 7.04.

[Warehouse Loan Agreement]
     “Majority Lenders” means, at any time, Designated Lenders who are holding (or whose related Conduit Lenders are holding) at least fifty and one tenth percent (50.1%) of the sum of (a) the outstanding principal amount of all Loans and (b) the unfunded amount of all Allocations.
     “Manufacturer” means the relevant manufacturer of each Airframe and each Engine.
     “Material Adverse Effect” means, with respect to any Person, (i) any material adverse effect upon the operations, business, properties or financial condition of such Person, (ii) a material adverse effect on the ability of such Person to consummate the transactions contemplated hereby to occur on any Transfer Date or any Settlement Date, (iii) a material impairment of the ability of any of the Borrower, the Servicer or any Aircraft Subsidiary to perform any of its obligations under this Agreement, any other Loan Document or any Lease Document or (iv) a material impairment of the ability of any of the Borrower, the Servicer or any Aircraft Subsidiary to fully enforce its rights with respect to the Loan Documents, the Lease Documents or any Related Property (with respect to any Aircraft).
     “Maturity Date” means the date occurring forty-eight (48) months following end of the Availability Period, as may be extended in accordance with Section 2.02.
     “Maximum Cash Collateral Amount” means, on any date, the greater of (i) 125.0% of the Net Maintenance Reserves on such date and (ii) 5.0% of the Maximum Facility Amount on such date.
     “Maximum Facility Amount” means $1,500,000,000, as such amount may be increased from time to time in accordance with Section 2.01(c) or reduced from time to time in accordance with Section 2.06; provided however, after the Availability Expiration Date, the Maximum Facility Amount shall be the then outstanding principal amount of the Loans.
     “Measuring Period” means, with respect to any Settlement Date, the period commencing on and excluding the second preceding Calculation Date and ending on and including the then most recent preceding Calculation Date, provided, that the first Measuring Period shall commence on the first Transfer Date and end on the first Calculation Date.
     “Monthly Depreciation” means, with respect to any Measuring Period and with respect to any Aircraft, the aggregate monthly depreciation expense calculated for such Aircraft based upon the Aircraft Value of such Aircraft as of the related Transfer Date, using the straight-line method of depreciation and assuming a 15% residual value and a useful life of 25 years from the date of manufacture.
     “Monthly Rent” means the aggregate amount of monthly “Rent” payments (or other similar term used to describe scheduled monthly payments) payable by each Lessee under the applicable Lease, excluding Deposits, Maintenance Reserves, “additional rent” and any other payment made by a Lessee other than in regards to “Rent”; provided that if any Lease requires scheduled payments of rent other than on a monthly basis, an amount of such rent shall be allocated to each month on a pro rata basis for the purpose of determining the aggregate amount of “Monthly Rent”.

[Warehouse Loan Agreement]
     “Monthly Report” means a report by the Servicer in substantially the form of Exhibit D hereto, with appropriate insertions, and with such other changes as may be reasonably agreed to by the Agent.
     “Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.
     “Mortgage” means an Aircraft Security Agreement with respect to any Aircraft, in the form of Exhibit I, with appropriate insertions and deletions and with such other changes as may be reasonably agreed by the Agent.
     “Net Maintenance Reserves” means, on any Calculation Date, the result of (i) the aggregate amount of Maintenance Reserves actually paid by a Lessee at any time under the terms of the related Lease and credited to the Borrower or the applicable Aircraft Subsidiary related to a Portfolio Aircraft minus (ii) the aggregate amount of Maintenance Obligation Payments.
     “New Allocation Agreement” means a New Allocation Agreement substantially in the form of Exhibit L hereto, with appropriate insertions and deletions, or with such other changes as may be reasonably agreed to by the Agent.
     “New Lender” is defined in Section 2.01(c).
     “Non-Excluded Taxes” means any Taxes other than (i) net income and franchise Taxes, imposed with respect to any Protected Party by any Governmental Entity under the laws of which such Protected Party is organized or in which it maintains its principal place of business or its applicable lending office (or in the case of a Protected Party that is not a Lender, any jurisdiction (or any political subdivision thereof) with which such Protected Party has a present or former connection) and (ii) any branch profits taxes imposed with respect to any Protected Party by the United States or any similar tax imposed by any other jurisdiction in which a Protected Party maintains its applicable lending office (or in the case of a Protected Party that is not a Lender, any jurisdiction with which it has a present or former connection).
     “Non-U.S. Lender” means any Lender that is not a U.S. Person.
     “Note” means a Note, substantially in the form of Exhibit A hereto, issued by the Borrower to a Lender from time to time pursuant to this Agreement.
     “Notice of Borrowing” means a notice in substantially the form of Exhibit E hereto, with appropriate insertions, including, among other things, (a) the proposed Transfer Date; (b) a description of the Aircraft to be financed and the Lease(s) to be pledged on such Transfer Date; and (c) the aggregate amount of the Advance to be made on such date, and with such other changes as may be reasonably agreed to by the Agent.
     “Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Borrower and/or each Aircraft Subsidiary arising under or in connection with each Loan Document and each Derivatives Agreement, including the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding of the type described in Section 9.01(h), whether or not allowed in such proceeding) on the Loans.

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     “Officer’s Certificate” means a certificate executed on behalf of the Borrower, the Servicer or an Aircraft Subsidiary, as applicable, by any Authorized Officer of such entity.
     “Organic Document” means, with respect to any Person, (i) as applicable, its certificate of incorporation, by-laws, memorandum and articles of association, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement, trust agreement and (ii) all shareholder agreements, voting trusts and similar arrangements (x) among the holder (and in their capacity and holders) of such Person’s partnership interests, limited liability company interests, beneficial interests or authorized shares of Capital Stock and (y) to which such Person is a party.
     “Other Taxes” means (a) any and all stamp, documentary or similar Taxes, or any other excise or property Taxes or similar levies that arise on account of any payment made or required to be made under any Loan Document or from the execution, delivery, registration, recording or enforcement of any Loan Document and (b) any claim by any Governmental Entity for transfer tax, transfer gains tax, mortgage recording tax, filing or other similar taxes or fees in connection with the acquisition, purchase, sale, selection, design, financing, condition, location, storage, modification, repair, maintenance, possession, registration, delivery, nondelivery, transportation, transfer, rental, lease, use, operation, control, ownership or disposition of any Aircraft, Engine, Part or any other portion of the Collateral by the Borrower, the Servicer, any Aircraft Subsidiary, any Lessee or otherwise or measured in any way by the value thereof or by the business of, investment in, or ownership by the Borrower, an Aircraft Subsidiary or any Lessee with respect thereto.
     “Parent Contribution” is defined in Section 5.02(b)(i).
     “Part” or “Parts” means all appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than complete Engines or other aircraft engines), which may from time to time be installed on, incorporated in or attached to, an Airframe or an Engine and, so long as such items remain subject to this Agreement, all such items which are subsequently removed therefrom and which are owned by the Borrower or the applicable Aircraft Owning Subsidiary.
     “Participant” is defined in Section 11.03(c).
     “Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended and supplemented from time to time.
     “Patriot Act Disclosures” means all documentation and other information which the Agent or any Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
     “Payment Notice” has the meaning set forth in Section 4 of the Form of Consent and Agreement attached hereto as Exhibit H hereto.
     “PBGC” means the Pension Benefit Guaranty Corporation.

[Warehouse Loan Agreement]
     “Permitted Interim Outstanding Principal Amount” means (a) with respect to the first Interim Repayment Date, sixty-six and two thirds percent (66 2/3%) of the aggregate outstanding principal balance of the Loans on the Availability Expiration Date, and (b) with respect to the second Interim Repayment Date, thirty-three and one third percent (33 1/3%) of the aggregate outstanding principal balance of the Loans on the Availability Expiration Date.
     “Permitted Investment” means one or more of the following obligations which (a) are denominated and payable in Dollars, (b) acquired at a purchase price of not greater than par and (c) have predetermined and unalterable fixed Dollar amounts of principal due at maturity:
     (i) direct obligations of, or guaranteed as to the full and timely payment of principal and interest by, the United States or obligations of any agency or instrumentality thereof, when such obligations constitute the full faith and credit obligation of the United States (which in each case shall mature within 90 days from the date of purchase);
     (ii) repurchase agreements covering obligations specified in clause (i) (which in each case shall mature within 90 days from the date of purchase); provided that the short-term debt obligations are rated at least A-1+ by S&P and P-1 by Moody’s;
     (iii) federal funds, certificates of deposit, time deposits and bankers’ acceptances (which in each case shall mature within 90 days from the date of purchase) of any United States depository institution or trust company incorporated under the laws of the United States or any state; provided that the short-term debt obligations of such depository institution or trust company are rated at least A-1+ by S&P and P-1 by Moody’s;
     (iv) commercial paper (having original maturities of not more than thirty (30) days) of any corporation incorporated under the laws of the United States or any state thereof which on the date of acquisition are rated at least A-1+ by S&P and P-1 by Moody’s; and
     (v) securities of money market funds rated at least AAA by S&P and Aaa by Moody’s.
     “Permitted Liens” means (a) Liens granted by the Borrower or the applicable Aircraft Subsidiaries pursuant to this Agreement, any other Loan Document or any Lease Document, (b) Liens to which the Agent has consented in writing, (c) (i) any “Permitted Liens” (as defined in or the equivalent term in such Lease), other than any security interest securing any Person’s Indebtedness described in clauses (a), (b), (c), (e), and (f) of the definition of Indebtedness or any mortgage, pledge or similar lien, on any Aircraft, Engine or Part, and (ii) any Lien created by a Lessee, a sublessee of a Lessee or any Person claiming by or through a Lessee or sublessee that a Lessee is obligated to remove or indemnify against; (d) (i) Liens for Taxes either not yet due and payable or being contested in good faith by appropriate proceedings conducted with due diligence and for which adequate reserves in accordance with GAAP shall have been set aside, (ii) materialmen’s, hanger-keeper’s, mechanic’s, carrier’s, workmen’s, repairmen’s, employees’

[Warehouse Loan Agreement]
or other like Liens arising in the ordinary course of business for amounts the payment of which is not overdue for a period in excess of thirty (30) days or has been adequately bonded in the reasonable opinion of the Agent or is being contested in good faith by appropriate proceedings, (iii) Liens (other than Liens for Taxes) arising out of judgments or awards against the Borrower or the applicable Aircraft Subsidiary with respect to which an appeal or proceeding for review is being prosecuted in good faith and with respect to which a stay of execution shall have been secured or an appeal bond shall have been filed pending such appeal or proceeding for review, (iv) Liens for any air navigation authority, airport tending, gate or handling (or similar) charges or levies arising in the ordinary course of business for amounts the payment of which is not overdue for a period in excess of thirty (30) days or has been adequately bonded in the reasonable opinion of the Agent or is being contested in good faith by appropriate proceedings and (v) Liens of an insurer for salvage value; and (e) Liens in favor of depository banks (including set-off rights) arising as a matter of law; provided that if a Lien described in section (d) above subjects any Lender, the Collateral Agent or the Agent to any material civil liability or criminal penalty or liability or involves any material risk of loss, sale or forfeiture of any one or more items of Collateral or any Airframe, any Engine, any Part or any interest therein, whether now owned or hereafter acquired, then such Lien shall not be a Permitted Lien.
     “Person” means any individual, firm, partnership, corporation, association, limited liability company, joint venture, joint-stock company, unincorporated organization, trust or other enterprise or any Governmental Entity.
     “Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA.
     “Portfolio” means, collectively, all of the Aircraft Subsidiaries, Aircraft, Engines and the Leases.
     “Prefunding Account” means the “Prefunding Account” established by the Depositary pursuant to the Depository Agreement.
     “Prefunding Advances” means Prefunding Advances made by Lenders to the Prefunding Account pursuant to Section 2.03, but only to the extent that such amounts remain in the Prefunding Account.
     “Prefunding Date” means, for any Advance, the Business Day immediately preceding the related Transfer Date or such earlier date as requested by the Borrower and agreed to by the Agent as provided in Section 2.03(a), on which the Prefunding Advances are to be advanced to the Prefunding Account.
     “Prefunded Equity Amount” means $200,000,000, as may be increased from time to time as provided in Section 2.01(c) or decreased from time to time as provided in Section 2.06. For the avoidance of doubt, neither Parent Contributions nor Extra Parent Contributions shall be included as Prefunded Equity Amount.
     “Prefunding Period” means, with respect to each Advance made on each Prefunding Date pursuant to this Agreement, the period commencing on and including the Prefunding Date related to such Advance and ending on the next succeeding Business Day.

[Warehouse Loan Agreement]
     “Prefunding Rate” means (a) with respect to Base Rate Advances, the sum of the Corporate Base Rate plus the Applicable Margin and (b) with respect to LIBOR Advances, the sum of the Cash Adjusted Eurodollar Rate plus the Applicable Margin.
     “Prepayment Account” means the “Prepayment Account” established by the Depositary pursuant to the Depository Agreement.
     “Prepayment Amount” means, with respect to any Aircraft, (i) at any time (a) on and after the Availability Expiration Date or (b) upon the occurrence and during the continuation of a Facility Event of Default or Amortization Event, all net proceeds from the sale of such Aircraft and all insurance and all other proceeds received in connection with any Event of Loss with respect to such Aircraft other than Excepted Payments, but in any event, not less than an amount equal to the Available Collateral Debt Amount related to such Aircraft and (ii) at any other time, an amount equal to the Available Collateral Debt Amount related to such Aircraft; provided that, in either case, if a Collateral Deficiency is existing as of the time of calculation, or the payment of such amount together with any related Event of Loss or any release of Aircraft, Cash Collateral and Deposit pursuant to any provision hereof would result in a Collateral Deficiency, such Prepayment Amount shall be increased to the extent required to cure or prevent such Collateral Deficiency from occurring.
     “Prepayment Percentage” means, with respect to any Aircraft, a fraction, expressed as a decimal carried to five (5) decimal places, calculated as follows:

PP	=	AV (AAV- PEA)

where

“AAV”	=	the Aggregate Aircraft Value immediately prior to the applicable prepayment;

“AV”	=	the Aircraft Value of such Aircraft immediately prior to the applicable prepayment;

“PEA”	=	the Prefunded Equity Amount immediately prior to the applicable prepayment; and

“PP”	=	the Prepayment Percentage.
     “Proposed Lessee Default” means, on the date of determination, the applicable lessee (i) is in default under and, after giving effect to any applicable notice requirement or grace period, there is a right to accelerate the obligations under, or an early termination of the applicable lease, (ii) is in default after giving effect to any applicable notice requirement or grace period, in making any payment of Rent under the applicable Lease and such default continues (for at least three (3) Business Days if there is no applicable notice requirement or grace period) or (iii) has disaffirmed, disclaimed, repudiated or rejects, in whole or in part, the applicable lease (or such action is taken by any Person appointed or empowered to operate it or act on its behalf).

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     “Prospective Assignment” has the meaning assigned to the term “prospective assignment” in the Cape Town Convention.
     “Prospective International Interest” has the meaning assigned to the term “prospective international interest” in the Cape Town Convention.
     “Protected Party” means the Agent, the Collateral Agent, the Depositary, each Lender, each Derivatives Creditor, each Support Party and any Participant, successor or permitted assign of any thereof.
     “Purchase Price” means with respect to any Aircraft, the sum of (a) the cash purchase price payable or paid by the Borrower or the applicable Aircraft Owning Subsidiary, as the case may be, or, in the case of the acquisition of an Aircraft Owning Subsidiary, paid by the Borrower or a Subsidiary thereof (in any case, the “buyer”) to the seller of such Aircraft or Aircraft Owning Subsidiary (in either case, the “seller”), net of any amounts to be paid or transferred by the seller to the purchaser in connection therewith, plus (b) the amount of all Deposit and Maintenance Reserve balances under the applicable Lease at the time of such acquisition (excluding any letter of credit or other non-cash Deposit or Maintenance Reserve balances) plus (c) any Monthly Rent paid by the applicable Lessee prior to the Transfer Date that is allocated to the Borrower or the applicable Aircraft Owning Subsidiary and set off against the amounts described in clause (a) above.
     “Refinancing” means an asset-backed offering (whether term or interim financing) sponsored by any ALC Party, and backed by Aircraft and Leases and additional aircraft and leases similar thereto, if applicable, or any other refinancing by the Borrower or any Aircraft Subsidiary of any Aircraft other than pursuant to this Agreement.
     “Register” means the register of the holders from time to time of the Notes and each Lender, maintained by the Agent pursuant to Section 10.07 hereof.
     “Reimbursement Amount” is defined in Section 3.03(a).
     “Related Property” means with respect to any Aircraft or any Lease, as applicable, (a) any and all options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, indemnifications, guarantees, licenses and permits of the Borrower and/or the applicable Aircraft Subsidiaries in connection with such Aircraft or Lease, (b) any and all purchase and sale agreements and/or other evidence of transfer of such Aircraft or such Leases from the applicable Seller to the Borrower or, if applicable, an Aircraft Subsidiary, and any and all other general intangibles delivered in connection with such transfer and (c) any and all Supporting Obligations, income, proceeds, rent, deposits and reserves related thereto and all other amounts payable to the Borrower and/or the applicable Aircraft Subsidiaries but not received in connection therewith by the applicable Transfer Date (including any and all income, rent and proceeds and all other such amounts due and owing to the Borrower and/or the applicable Aircraft Subsidiaries but not yet received as of such Transfer Date (or which may become due and owing to the Borrower and/or the applicable Aircraft Subsidiaries after such Transfer Date) whether or not relating to periods before or after such Transfer Date and all reserves, whether or not accrued to such Transfer Date).

[Warehouse Loan Agreement]
     “Release Amount” means, with respect to any Aircraft, at any time, the sum of (i) the Prepayment Amount for such Aircraft at such time plus (ii) any Sales Fee payable at such time related to such Aircraft (unless payment thereof is waived by the Servicer) plus (iii) all other amounts then due and owing under the Loan Documents that are to be paid at such time ahead of the repayments and prepayments of principal on the Loans in accordance with clause (b) or (c) of Section 3.03, as applicable.
     “Remaining Lender” is defined in Section 2.02(b).
     “Rent” means all payments payable by a Lessee to any Person under a Lease, including, but not limited to, Monthly Rent.
     “Rent Account” means the “Rent Account” established by the Depositary pursuant to the Depository Agreement.
     “Replacement Lender” is defined in Section 11.03(d).
     “Replacement Servicing Agreement” is defined in Section 7.01(p).
     “Request” means a request signed by an Authorized Officer of the Borrower and the Servicer in substantially the form attached hereto as Exhibit F, with appropriate insertions, or with such other changes as may be reasonably agreed to by the Agent, which shall, among other things, specify with respect to each such aircraft the following information:
     (a) the aircraft manufacturer, type, model and serial number;
     (b) the current and proposed country of registration;
     (c) the aircraft engine manufacturer and the aircraft engine serial numbers, type and model;
     (d) the proposed Lessee;
     (e) the seller of the aircraft and whether it is an ALC Party;
     (f) the proposed Purchase Price and information on any material modifications (including but not limited to prospective material modifications) to the aircraft that relate to such Purchase Price;
     (g) any available fleet and route information on the lessee related to such aircraft known to the Borrower or the Servicer at the time and not subject to applicable nondisclosure obligations;
     (h) confirmation that addition of the proposed transaction to the Portfolio will not cause the concentration limits of Section 2.08 to be breached;

[Warehouse Loan Agreement]
     (i) whether the Borrower or an Aircraft Owning Subsidiary will purchase such aircraft (and if an Aircraft Owning Subsidiary, a description of such Aircraft Owning Subsidiary);
     (j) if any ALC Party then owns or owned such aircraft at any time prior to the purchase of such aircraft by the Borrower or, if applicable, the relevant Aircraft Owning Subsidiary, the dates of such ownership;
     (k) if such aircraft is then subject to a Lien of record of any Person, information regarding all such Liens including, but not limited to (i) the name of such lienholder; (ii) a description of the collateral granted to each such lienholder to secure each such Lien and (iii) the payoff amount required to satisfy each such Lien;
     (l) the principal terms of the proposed Lease, including the term, monthly rent, maintenance reserves (if any), security deposit (if any), return conditions, early buyout options, extension options, and, as requested by the Agent, financial and credit information regarding the proposed lessee, including a six-month payment history on the proposed Lease (if available to the Borrower or the Servicer after reasonable effort);
     (m) for a lease of an aircraft with the lease in effect prior to the proposed Transfer Date, a statement that, to the extent such is known by the Borrower or the Servicer, whether, (i) the lessee has made rent payments on time under such lease or, if not, a description of any late payments under such lease of which the Borrower or the Servicer is aware during the two-year period (or shorter period, if any) prior to such Request and (ii) no default related to insurance on the aircraft subject to such lease or event of default of which the Borrower or the Servicer is aware has occurred under such lease during the six-month period (or shorter period, if any) prior to the date of such Request or, if not, a description of any such default or event of default;
     (n) if the proposed Lease includes maintenance reserves, a detailed account of the estimated amount of maintenance reserves to be paid to the Rent Account on the Transfer Date and the amount of maintenance reserve rates payable under the Lease;
     (o) if such aircraft was manufactured less than six (6) months prior to the proposed Transfer Date, information regarding any inspection of such aircraft by or on behalf of the Borrower, the applicable Aircraft Subsidiary or the Servicer; and
     (p) the Borrower shall supplement the Request with whatever additional information the Agent reasonably requests about the proposed transaction.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.
     “Sale Agreement” means, with respect to any Aircraft, the agreement between the applicable Seller and the Borrower or the applicable Aircraft Subsidiary, for (i) the purchase by or contribution to the Borrower or, if applicable, such Aircraft Subsidiary of the Aircraft, or (ii) the purchase by or contribution to the Borrower or such Aircraft Subsidiary of an Aircraft Owning Subsidiary, or an Aircraft Leasing Subsidiary, or (iii) the purchase by or contribution to

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the Borrower or, if applicable, such Aircraft Subsidiary of all of the beneficial interest in a trust that owns such Aircraft, as the case may be, in each case in form and substance acceptable to the Agent in its reasonable discretion.
     “Sales Fee” has the meaning provided in Section 5(b) of the Servicing Agreement or any replacement thereof in accordance with Section 7.10.
     “Security Agreement” means the Pledge and Security Agreement, dated as of May 26, 2010 among ALC, the Borrower, each Aircraft Subsidiary that is a party thereto and the Collateral Agent, in form and substance satisfactory to the Agent.
     “Security Documents” means the Security Agreement and each supplement thereto, each AS Joinder and Security Agreement Supplement, each Mortgage, each Additional Collateral Certificate, each Lease Assignment, the Depository Agreement, each UCC financing statement and each other document (including without limitation, in relation to any Lease), instrument, agreement or certificate (including, without limitation, any power of attorney of the Agent) which the Agent enters into with the Borrower or any Subsidiary thereof or the Agent requires the Borrower or any Subsidiary thereof to deliver pursuant to the express terms hereof or otherwise to establish and/or perfect the security interest of the Collateral Agent on behalf of the Protected Parties in any Collateral or to otherwise protect the interests of the Protected Parties in any Collateral or Loan.
     “Seller” means the Person transferring (i) title to an Aircraft to the Borrower or, if applicable, an Aircraft Owning Subsidiary, (ii) Capital Stock of an Aircraft Subsidiary to the Borrower or another Aircraft Subsidiary or (iii) the beneficial interest in a trust to the Borrower or, if applicable, an Aircraft Subsidiary, in each case, on a Transfer Date.
     “Seller Finance Loan” means acquisition financing (whether direct or indirect and other than Loans) for an Aircraft or an Aircraft Subsidiary provided by the Seller thereof or any other third party to the Borrower or the corresponding Aircraft Subsidiary.
     “Servicer” means Air Lease Corporation in its capacity as “Servicer” under the Servicing Agreement or any replacement thereof in accordance with Section 7.10.
     “Servicer Advances” has the meaning provided in Section 4 of the Servicing Agreement.
     “Servicer Replacement Event” is defined in the Servicing Agreement.
     “Servicer’s Fee” shall have the meaning defined in Section 5(a) of the Servicing Agreement or any similar fee under any replacement thereof in accordance with Section 7.10.
     “Servicing Agreement” means the Servicing Agreement, dated as of May 26, 2010 among the Servicer, the Borrower and each Aircraft Subsidiary that becomes a party thereto or assumes obligations thereunder, as such agreement may be modified from time to time by any delegations and assumptions pursuant to an AS Joinder and Security Agreement Supplement.
     “Settlement Date” means the 21st day of each calendar month commencing July 21, 2010, and the Maturity Date.

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     “Settlement Date Deposit” means, on any Settlement Date, an amount equal to the greater of (i) 10.0% of the aggregate Monthly Rent actually collected during the Measuring Period related to such Settlement Date and (ii) an amount equal to (but in no event less than zero) the result of (x) 125.0% of the amount of the Net Maintenance Reserves on the associated Calculation Date, minus (y) the sum of (A) the then current balance held by the Depositary in the Cash Collateral Account on the associated Calculation Date, but prior to any deposits being made on such date plus (B) the amount available for drawing under any Acceptable Letter of Credit.
     “Six Month Interest Coverage Ratio” means, with respect to any six consecutive full, one-month Measuring Periods (all six of which occur after the first Transfer Date), the ratio of (a) the aggregate amount of Monthly Rent (including any overdue Monthly Rent and interest thereon) actually collected and paid into the Facility Accounts (excluding Individual AS Accounts) during such Measuring Periods, plus, without duplication, the aggregate amount of Deposits transferred during such Measuring Periods to the Rent Accounts or to the Concentration Account to the extent such Deposits transfer is with respect to a Monthly Rent or overdue Monthly Rent and/or interest thereon, to (b) the aggregate amount of interest accrued on the Loans during such Measuring Periods (excluding Aggregated Additional Interest and Aggregated Default Interest), minus any amounts received by the Borrower during such Measuring Periods under any Derivatives Agreements, plus any amounts paid by the Borrower during such Measuring Periods under any Derivatives Agreements.
     “Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of Indebtedness, including Contingent Obligations, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and such Person is not about to engage in a business or a transaction, for which the property of such Person would constitute unreasonably small capital.
     “Special Loan” is defined in Section 2.03(d).
     “State of Registration” means, with respect to any Aircraft, the jurisdiction under the laws of which such Aircraft is registered.
     “Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding voting Capital Stock of such other Person (irrespective of whether at the time Capital Stock of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a Subsidiary of the Borrower.
     “Subsidiary Lease” means a lease between two Aircraft Subsidiaries.

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     “Successor Servicer” is defined in Section 7.10.
     “Supermajority Lenders” means Designated Lenders who are holding (or whose related Conduit Lenders are holding) at least sixty-six and two-thirds percent (66 2/3%) of the sum of (a) the outstanding principal amount of all Loans and (b) the unfunded amount of all Allocations.
     “Support Facility” means any liquidity or credit support agreement or other facility with a Conduit Lender which relates, either generally or specifically, to this Agreement (including any agreement to purchase an assignment of or participation in, or to make loans or other advances in respect of, Notes, Loans or Advances).
     “Support Party” means any bank, insurance company or other entity extending or having a commitment to extend funds to or for the account of a Conduit Lender (including by agreement to purchase an assignment of or participation in, or to make loans or other advances in respect of, Notes, Loans or Advances) under a Support Facility.
     “Supporting Obligation” means a letter-of-credit right, guarantee or other secondary obligation supporting, or any Lien securing, the payment or performance of one or more receivables, accounts, chattel paper, general intangibles, documents, instruments or investment property.
     “Taxes” means all income, stamp, documentary, license, qualification, franchise, sales, use, receipts, ad valorem, business, personal property, value added, excise or other taxes, duties, levies, imposts, charges, assessments, fees, tolls, occupation fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Entity, and all interest, penalties or similar liabilities with respect thereto.
     “Termination Date” means the date on which all outstanding Obligations (excluding unmatured contingent obligations) have been paid in full in cash and the Availability Expiration Date has occurred.
     “Title Warranty Agreement” means, with respect to any Aircraft, a Sale Agreement or any other agreement between the applicable Seller and the Borrower or, if applicable, an Aircraft Subsidiary, with respect to, among other things, warranty of title of such Aircraft to the Borrower or the applicable Aircraft Owning Subsidiary, redacted to the extent required by applicable confidentiality provisions and in each case in form and substance acceptable to the Agent in its reasonable discretion.
     “Total Funded Amount” means, at any time, the sum of (i) the aggregate outstanding principal balance of the Loans (including any outstanding Special Loans) at such time plus (ii) the aggregate amount of Parent Contributions (including any outstanding Extra Parent Contributions) funded in connection with Aircraft included in the Portfolio at such time.
     “Transfer Date” means, with respect to any Aircraft, the date on which (i) a Loan is Advanced in connection with the direct or indirect acquisition of such Aircraft by the Borrower, or an Aircraft Subsidiary or (ii) such Aircraft is added to the Portfolio by the application of the Prefunded Equity Amount in accordance with Section 2.01(g).

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     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, with respect to any financing statement or by reason of any provisions of law, the attachment of a security interest or the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, UCC means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any financing statement relating to such attachment, perfection or effect of perfection or non-perfection.
     “Unfunded Advance” is defined in Section 2.03(d).
     “United States” means the United States of America.
     “Unused Allocated Amount” means, with respect to any Lender as of any date of determination, the amount by which (i) the then applicable Allocation (as may be increased as provided in Section 2.01(c) regardless of the effectiveness of such increase, if such ineffectiveness is solely due to and to the extent provided in the last sentence of Section 2.01(c)(i)) of such Lender exceeds (ii) the aggregate principal amount of all of such Lender’s outstanding Loans.
     “Unutilized Fee” is defined in Section 3.05.
     “U.S. Person” shall mean any Person that is a “United States person” as defined under Section 7701(a)(30) of the Code.
     “U.S. Withholding Taxes” means all Taxes required to be collected by the United States by way of withholding.
     “Wire Memo” is defined in the Depository Agreement.
     SECTION 1.02 Rules of Interpretation. The following rules apply to this Agreement:
     (a) the singular includes the plural and the plural includes the singular;
     (b) “include” and “including” are not limiting;
     (c) “hereby,” “herein,” “hereof,” “hereunder,” “this Agreement,” or other like words refer to this Agreement;
     (d) a reference to any agreement or other contract includes amendments, supplements, amendments and restatements and other modifications;
     (e) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder or any law enacted in substitution or replacement therefor;

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     (f) a reference to a Person includes its permitted successors and assigns;
     (g) a reference herein to an Article, Section, Exhibit or Schedule without further reference is to the relevant Article, Section, Exhibit or Schedule of this Agreement;
     (h) any reference herein to the purchase of an Aircraft by the Borrower shall also mean the purchase of Aircraft Subsidiary by the Borrower if the Borrower purchases an Aircraft Subsidiary that owns such Aircraft;
     (i) time shall be of the essence with respect to the performance of all obligations; and
     (j) all obligations are continuing obligations.
ARTICLE II
ALLOCATIONS, ADVANCES AND NOTES
     SECTION 2.01 Allocations and Advances. (a) On terms and subject to the conditions of this Agreement, including clauses (b) and (f) below and Article V, from time to time on any Business Day occurring on and after the Closing Date, but before the Availability Expiration Date, each Designated Lender agrees to make revolving loans (the “Loans”) to the Borrower equal to such Designated Lender’s Loan Percentage of the aggregate amount of the Advance of Loans to be made on such day. The Lenders have no obligation to make any Advance hereunder (i) except as expressly set forth in this Agreement and (ii) until the Prefunded Equity Amount has been fully applied by the Borrower in accordance with Sections 2.01(c)(iii) and 2.01(g). Subject to the terms and conditions of this Agreement, amounts borrowed under this Section 2.01 may be repaid and reborrowed during the Availability Period.
     (b) No Advance made with respect to any Aircraft shall:
     (i) with respect to such Aircraft, exceed 85% of the Purchase Price of such Aircraft;
     (ii) with respect to any approved Financed Modification relating to such Aircraft, exceed the lesser of (A) 75.0% of the cost of such approved Financed Modification and (B) 65.0% of the increase in value of such Aircraft related to such Financed Modification, such increase in value being the arithmetic average of the increase in value attributed to such Financed Modification as set forth in the three (3) “grossed up” Independent Appraisals delivered in the Funding Package related to such Aircraft (or such lesser percentage as the Agent may decide in its sole and absolute discretion at the time the Agent approves the Advance to acquire such Aircraft as set forth in Section 5.02);
     (iii) when added to the aggregate amount of the Loans then outstanding, exceed the least of (A) the Maximum Facility Amount, (B) the

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Advance Borrowing Base and (C) 75% of the Purchase Price of all Aircraft then in the Portfolio (including, for purposes of this Section 2.01(b)(iii)(C), the Aircraft to be funded) plus 65% (or such lesser amount, as the case may be) of the increase in value attributed to each Financed Modification then actually funded as provided in Section 2.01(b)(ii);
     (iv) when added to the aggregate amount of the Loans then outstanding, cause a Collateral Deficiency or fail to completely cure any existing Collateral Deficiency; or
     (v) with respect to the portion of the Advance funded by any Lender, when aggregated with all Loans then outstanding that were made by such Lender (including, with respect to any Granting Lender, any such Loans made by any Conduit Lender designated by such Granting Lender pursuant to Section 2.04), exceed the Allocation of such Lender.
     (c) Increases in Maximum Facility Amount and Allocations; Additional Allocations.
     (i) At any time that no Facility Default, Facility Event of Default, Amortization Event or Servicer Replacement Event has occurred and is continuing, and prior to the Availability Expiration Date, the Borrower may, upon notice to and the consent of (x) the Agent (which consent may be withheld in its sole and absolute discretion) and (y) the Majority Lenders (A) request that the then Maximum Facility Amount be increased to an amount set forth in such written notice and (B) obtain additional Allocations from the Designated Lenders and/or new lenders that meet the requirements of an Eligible Assignee (each a “New Lender”); provided that the consent of the Majority Lenders shall not be required if, after the requested increase, the Maximum Facility Amount is less than or equal to $2,000,000,000. No such increase in the Maximum Facility Amount shall be effective until the corresponding increase in the Prefunded Equity Amount has been fully applied as provided in Section 2.01(c)(iii). Notwithstanding the foregoing or anything in this Agreement to the contrary, no Allocation with respect to a Lender shall be increased without such Lender’s written consent.
     (ii) If and to the extent that any Lenders and/or New Lenders agree, in their sole discretion, to provide any additional Allocations contemplated in clause (i) above, (A) each such Person shall execute and deliver a New Allocation Agreement, (B) subject to the second sentence of Section 2.01(c)(iii), the Maximum Facility Amount shall be increased by the amount of the additional Allocations agreed to be so provided, and (C) at such time and in such manner as the Borrower and the Agent shall agree (x) the Lenders (including all New Lenders) shall assign and assume outstanding Loans so as to cause the amounts of Loans held by each Lender to conform to its adjusted Loan Percentage of the Loans and (y) the Loan Percentages of the respective Lenders in respect of the increased Allocations shall be proportionally adjusted and such adjustment shall

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be recorded in the Register. The Borrower shall execute and/or deliver any additional Notes, other amendments or modifications to any Loan Document, and any other certificates, consents or legal opinions as the Agent may reasonably request. Nothing contained in this Section or otherwise in this Agreement is intended to commit any Lender or any Agent to provide any portion of any such additional Allocations or Loans.
     (iii) Upon any increase of the Maximum Facility Amount as described in this Section 2.01(c), the Prefunded Equity Amount shall be increased to maintain the initial relative proportion between the Maximum Facility Amount and the Prefunded Equity Amount (which, for the avoidance of doubt, is 7.5:1.0). No such increase in the Maximum Facility Amount shall be effective until the corresponding increase in the Prefunded Equity Amount has been applied by the Borrower as provided in Section 2.01(g). Upon any such increase, the application of the increased Prefunded Equity Amount shall occur after funded Advances fully satisfy the prior Maximum Facility Amount and before the funding of Advances against Allocations related to the increased Maximum Facility Amount.
     (d) The Borrower will use or cause the corresponding Aircraft Owning Subsidiary to use the proceeds of each Advance to (i) purchase an Aircraft and related Lease for the Purchase Price thereof, (ii) purchase an Aircraft Subsidiary that owns an Aircraft and related Lease for the Purchase Price of such Aircraft, (iii) purchase all of the beneficial interest in a trust that owns such Aircraft for the Purchase Price thereof or (iv) partially fund on the date of substantial completion thereof a Financed Modification that has been approved for financing by the Agent at the time that the Agent approved the Advance to acquire the applicable Aircraft as set forth in Section 5.02. In the event that the amount of an Advance plus the Parent Contribution related to an Aircraft exceeds the net cash amount to be paid to the applicable Seller on the Transfer Date, the excess amount (A) shall be paid to the applicable Deposit Account to the extent that the Deposits were offset against the purchase price of such Aircraft or to the extent that the cash Deposit balance under the applicable Lease exceeds the amounts transferred into such accounts on the applicable Transfer Date, (B) shall be paid to the Rent Account to the extent that Maintenance Reserves were offset against the Purchase Price of such Aircraft, (C) if the obligation to purchase the Aircraft or Aircraft Subsidiary was secured by a deposit paid by the Servicer or any Affiliate thereof, shall be paid to the Servicer or at its direction to the extent of such deposit and (D) to the extent any amount remains after application of clauses (A), (B) or (C) shall be deposited in the Rent Account.
     (e) In connection with the transactions on any Transfer Date, the Borrower may request from the Agent an extension of time in performing its obligations (or shorten the notice requirements) under clause (a) of Section 2.03 and the Agent may in its sole discretion grant or deny such request.
     (f) Nothing contained herein shall in any way obligate any Lender to make an Advance unless the condition set forth in Section 5.02(a)(iii) has been satisfied and nothing contained herein shall in any way obligate any Conduit Lender to make any Advance.

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     (g) The Prefunded Equity Amount shall be applied in the following manner: (i) contribution of cash to the Borrower or an Aircraft Subsidiary to be applied to the purchase of Aircraft in accordance with the terms hereof and/or (ii) an equity contribution of Aircraft to the Borrower or an Aircraft Subsidiary in a manner that satisfies the terms of this Agreement, including but not limited to Section 5.02, and which is documented with a Sale Agreement or a Bill of Sale. For purposes of determining the application of the Prefunded Equity Amount, Aircraft added to the Portfolio shall be valued at the Aircraft Value at the Transfer Date for such amount. For the purposes of clarity, an Aircraft may be funded in part by application of the Prefunded Equity Amount as provided in this Section 2.01(g) and in part by Advances and a Parent Contribution as provided in this Section 2.01, provided that after giving effect to the acquisition of such Aircraft all of the then-effective Prefunded Equity Amount shall have been applied in accordance with this Agreement.
     SECTION 2.02 Optional Extensions of Availability Period. (a) The Borrower may request, by notice to the Agent not less than 60 days prior to the Availability Expiration Date then in effect, that the Availability Period be extended. Upon receipt of such notice by the Agent, the Agent shall promptly (but in no event later than 5 Business Days after receipt thereof) notify each Designated Lender of such request, and each Designated Lender shall notify the Borrower and the Agent not more than 15 Business Days after the date on which the Agent shall have received the Borrower’s request (which date shall be set forth in the notice of such request given by the Agent) of its election so to extend or to not extend the Availability Period. Any Designated Lender that does not timely notify the Agent of an election shall be deemed to have elected not to extend such Availability Period. If a Designated Lender elects to extend the Availability Period it shall be deemed to do so with respect to all of its Allocation.
     (b) If one or more Designated Lenders shall have elected, or shall be deemed to have elected, not to extend the Availability Period in accordance with clause (a) above, then the Agent shall so advise the Borrower and the remaining Lenders (each a “Remaining Lender”), and the Borrower may, with the approval of the Agent, designate one or more Remaining Lenders (that are Designated Lenders) or Eligible Assignees willing to extend Allocations in accordance with the Borrower’s request and in an aggregate amount equal to the sum of the Allocations of the Designated Lenders who have, or have been deemed to have, elected not to extend the Availability Period. Each Designated Lender who elects, or who is deemed to elect, not to extend the Availability Period, in each case in accordance with clause (a) above, shall assign all of its Allocation and Loans and its Conduit Lender, if any, shall assign all of its Loans to any and all such Remaining Lenders or Eligible Assignees, as the case may be, designated as provided above, so as to cause the Allocation and outstanding Loan of each such Remaining Lender or Eligible Assignee, as the case may be, to be the amount as provided in this clause (b). The purchase price to be paid for such Loans shall be the amount of the outstanding principal amount of such Lender’s Loans at such time together with accrued and unpaid interest, fees and Break Cost, if any, in respect thereof plus all other amounts owed to such Lender by the Borrower under the Loan Documents. Each of such assigning Lender and each such Remaining Lender or Eligible Assignee, as the case may be, shall execute an Assignment and Assumption Agreement evidencing such assignment. The Allocation of such Eligible Assignee shall become effective, and such

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Eligible Assignee shall become a Designated Lender hereunder, on the Availability Expiration Date then in effect for the Lenders who have, or have been deemed to have, elected not to extend the Availability Period (and any Remaining Lender shall remain a Lender and any new Allocation and Loan assigned to it under this clause (b) shall become effective on such Availability Expiration Date).
     (c) The Borrower shall deliver (i) to each Remaining Lender that increases its Allocation under clause (b) above, if such Lender has previously been issued a Note by the Borrower under this Agreement, on the Availability Expiration Date in effect for the Lenders who have, or have been deemed to have, elected not to extend the Availability Period, a new Note or an amendment to such existing Note (subject to the return to the Borrower of any existing Note), as requested by such Lender, to reflect any increase in its Allocation and (ii) to each Eligible Assignee that takes by assignment under clause (b) above (upon request of such Eligible Assignee), on the Availability Expiration Date in effect for the Lenders who have, or have been deemed to have, elected not to extend the Availability Period, a Note as provided in Section 2.05.
     (d) If, after giving effect to any increase in the Allocations of one or more Remaining Lenders and any assignments to or new Allocations of one or more Eligible Assignees, in each case, pursuant to clause (b) above, the extension of the Availability Period as provided in this Section 2.02 would not have been approved by Lenders and Eligible Assignees holding Allocations equal in the aggregate to 100% of the Maximum Facility Amount, then the Availability Period shall not be extended but shall continue in effect until the Availability Expiration Date and shall then terminate. If, after giving effect to any increase in the Allocations of one or more Remaining Lenders and any assignments to or new Allocations of one or more Eligible Assignees, in each case, pursuant to clause (b) above, the extension of the Availability Period as provided in this Section 2.02 would have been approved by Remaining Lenders and Eligible Assignees holding Allocations equal in the aggregate to 100% of the Maximum Facility Amount, then the Availability Period with respect to the Allocations of such Remaining Lenders and Eligible Assignees shall continue until the date which is provided in the notice of the Borrower as set forth in clause (a) above, as to such Lenders, and the term “Availability Expiration Date”, as used herein, shall mean the last day of such extended period.
     SECTION 2.03 Advancing Loan Proceeds. (a) The making of each Advance by each Lender hereunder shall be subject to receipt by the Agent of a Notice of Borrowing not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Transfer Date. Advances to fund an approved Financed Modification shall be made upon receipt by the Agent of a Notice of Borrowing not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Advance, together with all information with respect thereto reasonably requested by the Agent (including, but not limited to evidence of the expected or actual cost (including but not limited to invoices) of such Financed Modification and evidence of substantial completion of such Financed Modification), in each case in form and substance satisfactory to the Agent. Upon receipt of such Notice of Borrowing (but in no event later than the end of the day the Agent receives such Notice of Borrowing), the Agent shall notify each applicable Designated Lender of the amount of the Advance to be made by such Designated Lender on such Transfer Date by delivering an Agent’s Financing Notice to such

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Designated Lender. At the time the Agent delivers to each Designated Lender an Agent’s Financing Notice, the Agent shall deliver to each Lender a copy of the related Request sent to the Agent by the Borrower. Each Designated Lender shall make its Advance, or instruct (followed by reasonably diligent attention to such instruction until such time as the Agent shall have received such Advance) its correspondent bank, if any, to make its Advance, or cause the Conduit Lender it sponsored or for which it acts as a Support Party, if any, to make its Advance, to the Prefunding Account by 2:00 p.m. (New York City time) on the Prefunding Date (and, if such Advance has been wired but not received by the time required hereby, the applicable Designated Lender shall immediately provide confirmation that such Advance has been made, which confirmation may be accomplished by providing a SWIFT confirmation or Fed Reference Number), which, unless extended in accordance with the following sentences, shall be the Business Day immediately preceding the date of the proposed Transfer Date to the Prefunding Account. Subject to the fulfillment of the conditions as set forth in Section 5.02 for such Advance (as may be modified by Section 5.03), and to the Agent’s receipt of each Lender’s Advance from such Lender, the Agent shall on the relevant Transfer Date make available to the Borrower at such account in the United States designated by the Borrower, the amount of such Advance in immediately available funds via wire transfer. Notwithstanding the preceding sentence, and subject to clause (b) below, the Borrower may request (i) the Transfer Date be extended to a date specified in writing by the Borrower to the Agent, which request the Agent may grant in its sole and absolute discretion and (ii) the Lenders make available the amount of such Prefunding Advance in the Prefunding Account for a period of time no greater than five (5) Business Days prior to the applicable Transfer Date. Such amounts contemplated in this Section 2.03 to be held in the Prefunding Account shall be invested overnight at the Borrower’s risk and direction in Permitted Investments (the proceeds of which shall be for the account of the Borrower) in accordance with the Depository Agreement. If the conditions of Section 5.02 are not satisfied, deferred pursuant to Section 5.03 or waived in accordance with this Agreement on such Transfer Date, as such Transfer Date may be extended in accordance with clause (i) above, any amounts advanced by the Lenders pursuant to this clause (a) shall be returned to the applicable Lenders and any amounts advanced by ALC pursuant to Section 5.02(b) shall be returned to ALC, in either case on such proposed Transfer Date (or, if after 2:00 p.m. New York time, on the next Business Day). Any amounts made available pursuant to clause (ii) above shall accrue interest as provided in Section 3.04(a)(i) and (ii).
     (b) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. Following delivery of such Notice of Borrowing, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by any such Lender as a result of any failure to fulfill, on or before the proposed Transfer Date specified in the Notice of Borrowing, the conditions set forth in Section 5.02 (subject to deferral, modification or waiver thereof as provided in this Agreement), including any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by the Lenders to fund the Advances to be made pursuant to clause (a) above. The applicable Lender shall furnish to the Borrower a written notice specifying the loss, cost or expense claimed, which shall include reasonable supporting calculations. Any such loss, cost or expense shall be paid within two (2) Business Days after the Borrower receives such notice.

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     (c) Each Lender may, if it so elects, fulfill its obligation to make Loans hereunder by causing one of its foreign branches (or an international banking facility created and controlled by such Lender) to make or maintain such Loan; provided that such Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility.
     (d) If any Lender fails to fund an Advance to the account designated by the Agent as required by Section 2.03(a) (“Unfunded Advance”), then the Agent shall immediately give notice to the Borrower and the Servicer of such failure. Promptly after the receipt of such notice (and in no event more than five (5) Business Days from the receipt of such notice from the Agent) the Borrower will: (i) notify the Agent that the applicable Advance should not be made, (ii) cause such Defaulting Lender to assign all its interests, rights and obligations under this Agreement to an assignee, as provided in Section 2.09(d), provided that such assignee will fund the Unfunded Advance within one (1) Business Day after the completion of such assignment, or (iii) notify the lender that the Unfunded Advance will be funded, within one (1) Business Day by (x) an increase in the Parent Contribution (an “Extra Parent Contribution”) and/or (y) subject to the consent of the Agent, not to be unreasonably withheld or delayed, a Loan (“Special Loan”) from another Lender or Lenders. The amounts held in the Prefunding Account until the Borrower gives such notice shall be invested overnight at the Borrower’s risk and direction in Permitted Investments (the proceeds of which shall be for the account of the Borrower) in accordance with the Depository Agreement and shall accrue interest as provided in Section 3.04(a)(i) and (ii). In no event shall a Lender be required to make a Prefunding Advance for any longer than five (5) Business Days. Upon any notice from the Borrower that the applicable Advance should not be made, the Agent shall return all Advances made by the non-defaulting Lenders pursuant to the applicable Notice of Borrowing. At the request of any Lender who made a Special Loan, the Loan Percentages of such Lender and the Defaulting Lender shall be proportionally adjusted to reflect such Special Loan and such adjustment shall be recorded in the Register. At the request of ALC and subject to the consent of the Agent, not to be unreasonably withheld, any Lender may pay ALC the Extra Parent Contribution, which will, upon such transaction be considered a Special Loan.
     (e) Subject to Section 4.02, Prefunding Advances and Loans shall be LIBOR Advances and LIBOR Loans, respectively, unless the Cash London Interbank Offered Rate or the London Interbank Offered Rate, as applicable, are no longer available or quoted, in which case Prefunding Advances and Loans shall be Base Rate Advances and Base Rate Loans until such time that the Cash London Interbank Offered Rate or the London Interbank Offered Rate, as applicable, is available and quoted.
     SECTION 2.04 Conduit Lenders. Notwithstanding anything to the contrary contained herein, any Designated Lender (a “Granting Lender”) may grant to its Eligible Conduit Lender, identified in writing from time to time by the Granting Lender to the Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to Section 2.01; provided

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that (i) no Conduit Lender shall be committed to provide any Advance or have any obligation to pay any amount in excess of amounts available to such Conduit Lender after paying or making provision for the payment of its commercial paper and nothing herein shall constitute a commitment to make an Advance or pay any other obligation by any Conduit Lender, and (ii) if a Conduit Lender elects not to exercise such option or otherwise fails to provide all or any part of such Advance or any other obligation, the Granting Lender shall be obligated to make such Advance or pay such other obligation pursuant to the terms hereof on the date such Advance is to be made or other obligations paid, without notice or demand from Borrower. For the avoidance of doubt, no action or inaction by any Conduit Lender will excuse any of the obligations of any Designated Lender as provided herein, including, but not limited to, the obligations to make timely Advances, as provided in Section 2.01 and Section 2.03. The making of an Advance by a Conduit Lender hereunder shall utilize the Allocation of the related Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. No Conduit Lender shall have an Allocation hereunder. Each Granting Lender listed in Schedule I under the heading “Granting Lender” hereby designates each entity listed opposite such Granting Lender’s name in such Schedule as its Conduit Lenders, each of which is, as of the date hereof, an Eligible Conduit Lender with respect to such Granting Lender.
     SECTION 2.05 Notes. (a) Upon the request of any Lender, the principal amount of the Loans of such Lender shall be evidenced by a promissory note of the Borrower maturing on the Maturity Date and designated as a Note. Each Designated Lender who shall so request shall be issued a Note, in a maximum principal amount equal to such Lender’s Allocation. Each Conduit Lender who shall so request shall be issued a Note in the amount of the Loans of such Conduit Lender and the Note of the Granting Lender shall be reduced by such amount. At the request and at the sole cost and expense of the Borrower, when the Borrower has paid a Note in full and the applicable Lender no longer has any Allocation outstanding, such Lender will promptly return such Note to the Agent, who will return such Note to the Borrower, against receipt therefor, marked “PAID IN FULL.”
     (b) If any Note shall become mutilated, destroyed, lost or stolen, the Borrower shall, upon the written request of the holder of such Note, execute and deliver to the Agent, who shall endorse and deliver to the applicable Lender in replacement thereof, a new Note, payable to the same holder in the same principal amount and dated the same date as the Note so mutilated, destroyed, lost or stolen. If the Note being replaced has become mutilated, such Note shall be surrendered to the Borrower for cancellation. If the Note being replaced has been destroyed, lost or stolen, the holder of such Note shall furnish to the Borrower such indemnity as may be reasonably required by the Borrower to hold the Borrower harmless and evidence reasonably satisfactory to the Borrower of the destruction, loss or theft of such Note and of the ownership thereof; provided that if the holder of such Note is a Designated Lender, the written undertaking of the Lender shall be sufficient indemnity for the purposes of this clause (b).
     SECTION 2.06 Reduction of Maximum Facility Amount. The Borrower may, upon five (5) Business Days’ written notice to the Agent, irrevocably reduce the Maximum Facility Amount, provided that after such reduction the Maximum Facility Amount shall not be less than the sum of the aggregate principal balance of the Loans that would be outstanding after the effectiveness of such reduction. Any such reduction shall reduce the unfunded Allocation, if

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any, of each Lender proportionately. Upon any such decrease in the Maximum Facility Amount, so long as such reduction occurs on or prior to the date that is six (6) months prior to the Availability Expiration Date, the Prefunded Equity Amount shall be decreased to maintain the initial relative proportion between the Maximum Facility Amount and the Prefunded Equity Amount; provided, however, that the Prefunded Equity Amount shall not be decreased below $180,000,000. In the event that the amount of the Prefunded Equity Amount funded at such time exceeds the reduced Prefunded Equity Amount, such excess shall be refunded as provided in clause seventh of Section 3.03(a). Notwithstanding the foregoing, the Maximum Facility Amount may only be reduced to the extent that such reduction does not cause a breach of (or any increase in any existing breach of) the criteria set forth in Schedule II hereto, such criteria to be tested on the date of the proposed reduction of Maximum Facility Amount based upon the proposed reduced Maximum Facility Amount.
     SECTION 2.07 Termination of Availability Period Upon Servicer Replacement Event. If (i) a Servicer Replacement Event shall have occurred or (ii) an Amortization Event described in clause (a) or (b) of the definition thereof shall have occurred, then the Availability Period shall immediately end and the Availability Expiration Date shall have occurred.
     SECTION 2.08 Concentration Limits; Eligibility Criteria. The Borrower will only acquire aircraft for inclusion in the Portfolio and lease such aircraft, so as not to breach (at the time of such acquisition or commencement of any Lease) the criteria set forth in Schedule II hereto. Such criteria shall only be waived by the Agent upon the approval of the Supermajority Lenders.
     SECTION 2.09 Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
     (a) such Defaulting Lender’s consent or approval will not be required for any action or inaction by any Lender, the Agent, the Borrower, any Aircraft Subsidiary or the Servicer and the Loan Percentage of such Defaulting Lender shall not be included in determining whether the other Lenders, the Agent, the Borrower, any Aircraft Subsidiary or the Servicer may take any action or refrain from taking any action hereunder (including any consent to any amendment or waiver pursuant to Section 11.01), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which materially and adversely affects such Defaulting Lender to a greater extent than the other affected Lenders shall require the consent of such Defaulting Lender;
     (b) that Defaulting Lender will not be entitled to Unutilized Fees for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender);
     (c) the Borrower may, at its sole expense and effort, upon notice to such Defaulting Lender and the Agent, require such Defaulting Lender to assign and delegate (in accordance with and subject to the restrictions contained in Section 11.03 related to

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assignments, provided that if the Agent is a Defaulting Lender the Agent’s consent will not be required to such assignment), together with all Loans held by any related Conduit Lender, all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations; and (ii) such assigning Defaulting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and accrued interest thereon, accrued fees (except for Break Costs with respect to such assignment, which shall be considered waived by such Defaulting Lender) and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
     (d) as long as the Defaulting Lender’s Loans and Allocation have not been assigned, as provided in Section 2.09(c), a Defaulting Lender may cease to be a Defaulting Lender upon: (i) the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; (ii) the assignment to the Defaulting Lender of the Special Loans made by any Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, provided that such Loans, once assigned to the Defaulting Lender, shall not be considered Special Loans, and provided further that any Lender who made such Special Loan will assign such Special Loans to the Defaulting Lender upon payment of the principal of such Special Loans and the accrued interest and fees thereon; and (iii) the payment of all Extra Parent Contributions that were made by ALC as a result of such Defaulting Lender’s breach of its obligations under this Agreement, provided that once such payments are made such Extra Parent Contribution shall be considered Loans of the Defaulting Lender. Following any assignment of any Loan provided herein the Loan Percentages of all Lenders shall be proportionally adjusted to reflect such assignments and such adjustment shall be recorded in the Register; and
     (e) no action taken by the Agent, the Borrower, any Lender or ALC in accordance with Sections 2.09(a) through (c) shall be deemed to be a waiver of any right that the Borrower, the Agent or any other Lender may have against such Defaulting Lender.
ARTICLE III
PAYMENTS
     SECTION 3.01 Voluntary Prepayments. The Borrower shall have the right to voluntarily prepay Loans in whole or in part without premium or penalty; provided that the Borrower shall have given prior notice to the Agent by 10:00 a.m., at least three (3) Business Days prior to the date of prepayment. Each notice of prepayment shall specify the prepayment date and the principal amount to be prepaid. Each notice of prepayment shall be irrevocable and shall commit the Borrower to prepay the Loans by the amount stated therein on the date stated therein. All voluntary prepayments made under this Section 3.01 shall be applied in accordance with clause (a), (b) or (c) of Section 3.03, as applicable, and shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment together with any amounts owed to any Lender pursuant to Section 4.04 hereof. Within the foregoing limits, Borrower may

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borrow hereunder, may prepay or repay Loans from time to time and may reborrow pursuant to the terms hereof.
     SECTION 3.02 Mandatory Prepayments. The Borrower shall repay in full the unpaid principal amount of each Loan upon the Maturity Date. Prior thereto, payments and prepayments of the Loans shall be made as set forth in Section 3.01 and this Section 3.02. All repayments and prepayments set forth below (other than clause (b) below) shall be applied in accordance with clause (b) or (c) of Section 3.03, as applicable. All repayments and prepayments set forth in clause (b) below shall be made to the Lender owed such amounts. All payments under this Section 3.02 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment together with any amounts owed to any Lender pursuant to Section 4.04 hereof.
     (a) On each of the first two Interim Repayment Dates, the Borrower shall repay a principal amount of the Loans equal to the excess (if any) of (A) the aggregate principal amount of the Loans outstanding as of such Interim Repayment Date over (B) the Permitted Interim Outstanding Principal Amount applicable to such Interim Repayment Date. On the third Interim Repayment Date, the Borrower shall repay, and there shall become due and payable, the remainder of the aggregate outstanding principal amount of the Loans and all other Obligations due under the Loan Documents. The Agent may, upon the consent or request of Supermajority Lenders, extend any of the foregoing payment dates on terms satisfactory to such Lenders (in their sole discretion); provided that any such extension shall not extend the final Interim Repayment Date beyond the Maturity Date.
     (b) With respect to the affected Loans only, such Loans shall be prepaid, following an Illegality Event in accordance with Section 4.01.
     (c) Following the occurrence of an Event of Loss with respect to an Aircraft, on the date specified in Section 7.09, the Borrower shall prepay to the applicable Additional Collateral Account an aggregate amount equal to the Prepayment Amount for such Aircraft.
     (d) Following the occurrence of a Facility Event of Default and acceleration of the Loans as provided in this Agreement, the Borrower shall repay all outstanding Loans and all other Obligations due under the Loan Documents immediately.
     (e) If the Borrower Disposes of any Aircraft, subject to the proviso contained in Section 3.03(b), on or before the first Settlement Date to occur after receipt of the proceeds of such Disposition, the Borrower shall repay a portion of the principal amount of the Loans in an aggregate amount equal to the Prepayment Amount for such Aircraft.
     (f) If any Monthly Report indicates that a Collateral Deficiency exists, the Borrower shall by the third Settlement Date immediately following the date of delivery of such Monthly Report do either or both of the following: (x) pay an amount to the Concentration Account sufficient so that, after application of funds on such third Settlement Date in accordance with Section 3.03, such Collateral Deficiency no longer

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exists or (y) provided that the Availability Period Expiration Date has not occurred, pledge additional collateral acceptable to (i) the Agent and (ii) if such additional collateral is not either an aircraft that meets the eligibility criteria set forth in Schedule II or Cash Collateral, the Supermajority Lenders, in their sole discretion, in such amounts so that such Collateral Deficiency no longer exists. At any time on and after the Availability Period Expiration Date, the Borrower shall cure a Collateral Deficiency as provided in clause (x) of this Section 3.02(f).
     (g) If (i) any amount payable under Section 3.02(a) shall not have been paid when due or (ii) a Servicer Replacement Event described in Section 12(a)(iii) of the Servicing Agreement shall have occurred, the Agent (at the direction of the Majority Lenders) may direct the Borrower to (and upon receipt of such direction the Borrower shall or shall cause the Servicer and the Aircraft Owning Subsidiaries to) sell all or any part of the Collateral in the amount and in the manner specified by the Agent, and upon any such sale (an “Authorized Sale”) and receipt of the sales proceeds thereof, the Borrower shall deposit (or cause to be deposited), the proceeds of such Authorized Sale into the Collection Account to be applied on or before the next Settlement Date in accordance with Section 3.03(b).
     SECTION 3.03 Application of Funds. (a) Subject to clauses (b) and (c) below, on each Settlement Date, (i) amounts on deposit in the Rent Account, and the Concentration Account (to the extent such amounts in the Concentration Account are Monthly Rent or overdue Monthly Rent or interest thereon paid by a Lessee) and, to the extent requested by the Borrower, the Deposit Account (to the extent permitted under the Lease that relates to each applicable Deposit), the Additional Collateral Account (to the extent such amounts are not proceeds of an Event of Loss) and the Collection Account and (ii) amounts which are to be applied pursuant to clause (f) of Section 7.04 hereof shall be applied in the following order of priority:
     first, ratably to the Agent, any Lender, and any other Protected Party, an amount equal to all costs, fees, expenses, indemnities and reimbursements (other than principal and interest, including Aggregated Additional Interest and Aggregated Default Interest) then due and owing to each such Person under the Loan Documents, for payment thereof, including Section 2.03, Article IV and Section 11.05 hereof, Section 6.01 of the Depository Agreement and Section 5.5 of the Security Agreement, but excluding such costs, fees, expenses, indemnities and reimbursements that are provided for below in clauses second through eighth of this clause (a);
     second, if (i) any amount (a “Reimbursement Amount”) paid by a Lessee into the Concentration Account since the last Settlement Date was specifically paid to reimburse any expense paid by the Servicer under the Servicing Agreement (but not to include payments by the Servicer in respect of unpaid Monthly Rent amounts) because the Lessee had failed to pay an amount due or perform an obligation under the applicable Lease, (ii) the Lessee has fully cured all payment defaults under the applicable Lease and (iii) the Servicer has provided the Agent with documentation that enables the Agent to verify the amounts distributable under this clause second, to the Servicer to reimburse the Servicer for such payment in an amount not to exceed such Reimbursement Amount;

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     third, to the Aircraft Expenses Account an amount sufficient to pay Aircraft Expenses anticipated to be incurred in the one (1) month period immediately following such Settlement Date plus an amount the Borrower and the Servicer certify to the Agent in writing (or the Agent otherwise determines) is reasonably necessary in order to create a reserve for Aircraft Expenses anticipated beyond such one (1) month period for which creating such a reserve would be prudent (taking into account the then current balance in the Aircraft Expenses Account, each such amount to be certified by the Borrower and the Servicer in a Disbursement Certificate (or otherwise determined by the Agent));
     fourth, to the Servicer and its designees, in aggregate, an amount equal to all Servicer’s Fees plus any interest thereon accrued on such and any previous Settlement Date which remain unpaid, for payment of such fees;
     fifth, ratably (i) to the Lenders, an amount equal to all accrued and unpaid interest (except for Aggregated Default Interest and accrued and unpaid interest thereon) on the outstanding principal amount of the Loans as of the then most recently ended Interest Period, for payment thereof, (ii) to the Lenders, an amount equal to all accrued Unutilized Fees then due and owing to such Lenders under Section 3.05, for payment thereof and (iii) to the payment of Derivatives Obligations, if any, then due and payable;
     sixth, for deposit to the Cash Collateral Account, in an amount not to exceed the positive difference (if any) between (i) the Cash Collateral Target Amount minus (ii) the Cash Collateral, in each case as determined on the immediately preceding Calculation Date;
     seventh, to the Lenders for the payment of the unpaid principal amount of the Loans in an amount equal to but not exceeding an amount that, after giving effect to such payment, no Collateral Deficiency would then exist and then, if there has been a reduction of the Prefunded Equity Amount as described in Section 2.01(c) resulting from a reduction in the Maximum Facility Amount other than as a result of the expiration of the Availability Period, from any amount remaining, an amount equal to but not exceeding such reduction of the Prefunded Equity Amount to be paid at the direction of the Borrower (including to the Servicer);
     eighth, to the Servicer, in an amount not to exceed all unreimbursed Servicer Advances advanced during previous Measuring Periods and any interest owing thereon, for reimbursement thereof;
     ninth, ratably to the Lenders, for the payment of accrued but unpaid Aggregated Default Interest on the Loans plus accrued and unpaid interest thereon;
     tenth, ratably to each Person described in this clause tenth in an amount not to exceed all other Obligations then due and owing to each such Person for payment thereof in the following order: the Agent, the Collateral Agent, the Depositary, the Lenders and any related Protected Party and to each other Protected Party; and
     eleventh, as directed by the Borrower (including to the Servicer).
     (b) Subject to clause (c) below, proceeds received by the Collateral Agent, the Agent, the Borrower, the Servicer or any Aircraft Subsidiary in connection with any

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event set forth in clauses (c), (e) or (g) of Section 3.02 with respect to an Aircraft, Airframe or Engine shall be applied in the following order of priority (provided however, proceeds to be applied under this clause (b) that are received by the Borrower during a period commencing on and including a date five (5) Business Days prior to a Settlement Date to and including such Settlement Date shall be applied under this clause (b) on such Settlement Date):
     first, (i) ratably to the Agent, any Lender and any other Protected Party an amount equal to all costs, fees, expenses, indemnities and reimbursements (other than principal and interest, including Aggregated Additional Interest and Aggregated Default Interest) then due and owing to each such Person under the Loan Documents, including Section 2.03, Article IV and Section 11.05 hereof, Section 6.01 of the Depository Agreement and Section 5.5 of the Security Agreement, but excluding such costs, fees, expenses, indemnities and reimbursements that are provided for below in clause second of this clause (b) or that are described in the exclusion from clause first of Section 3.03(a), for payment thereof;
     second, to the Servicer, an amount equal to all Sales Fees previously due which remain unpaid plus any accrued interest due thereon, for payment of such fees and interest;
     third, ratably (i) to the Lenders, an amount equal to all accrued and unpaid interest (except for Aggregated Additional Interest and Aggregated Default Interest and accrued and unpaid interest thereon) on the outstanding unpaid principal amount of the Loans being repaid under this clause (b) as of the date of repayment, for payment thereof, (ii) to the Lenders, the shortfall, if any, of the amount to have been paid to the Lenders on the immediately preceding Settlement Date in respect of Unutilized Fees pursuant to clause fifth of Section 3.03(a) or clause fourth of Section 3.3(c) and (iii) to the payment of Derivatives Obligations, if any, then due and payable in connection with the prepayments of the Loans described in this clause (b);
     fourth, to the Servicer, the shortfall, if any, of the amount to have been paid to the Servicer on the immediately preceding Settlement Date pursuant to clause eighth of Section 3.03(a), or clause fifth of Section 3.03(c) and related to the Aircraft, Airframe or Engine for which the proceeds then being applied under this Section 3.03(b) have been received;
     fifth, to the Lenders for the payment of the unpaid principal amount of the Loans in an amount equal to but not exceeding an amount that, after giving effect to such payment, no Collateral Deficiency would then exist;
     sixth, ratably to the Lenders for the payment of accrued but unpaid (i) Aggregated Additional Interest and (ii) Aggregated Default Interest on the Loans and in each case, plus accrued and unpaid interest thereon;
     seventh, to the Servicer, an amount equal to all Sales Fees accrued on such date, for payment of such fees;

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     eighth, any amount remaining, for deposit to the Cash Collateral Account in an amount not to exceed the positive difference (if any) between (i) the Cash Collateral Target Amount minus (ii) the Cash Collateral, in each case as determined on the immediately preceding Calculation Date, but assuming that the Aircraft at issue is no longer in the Portfolio;
     ninth, to the Aircraft Expenses Account the shortfall, if any, of the amount to have been so transferred on the immediately preceding Settlement Date pursuant to clause third of Section 3.03(a) or clause second of Section 3.03(c);
     tenth, any amount remaining, to each Person described in this clause tenth an amount not to exceed all other Obligations (other than principal and interest on the Loans) then due and owing to each such Person for payment thereof in the following order: the Agent, the Collateral Agent, the Depositary, the Lenders and any related Protected Party and to each other Protected Party; and
     eleventh, any amount remaining, as directed by the Borrower (including to the Servicer).
     (c) At any time (w) an Amortization Event has occurred and is continuing, (x) a Facility Default described in clause (ii) or (iii) of Section 9.01(h) or a Facility Event of Default has occurred and is continuing, (y) a Facility Event of Default (disregarding any cure period for late payment) would occur after giving effect to any application of funds in accordance with clause (a) or (b) above or (z) on or after the Availability Expiration Date, amounts on deposit in the Rent Account, and the Concentration Account (to the extent such amounts are Monthly Rent or overdue interest on Monthly Rent paid by a Lessee) and the Deposit Account (to the extent permitted under the Lease that relates to each applicable Deposit), the Collection Account and amounts which are to be applied pursuant to clause (f) of Section 7.04 hereof, shall be applied on each Settlement Date in the following order of priority:
     first, (i) ratably to the Agent, any Lender and any other Protected Party, an amount equal to all costs, fees, expenses, indemnities and reimbursements (other than principal and interest, including Aggregated Additional Interest and Aggregated Default Interest) then due and owing to each such Person under the Loan Documents for payment thereof, including Section 2.03, Article IV and Section 11.05 hereof, Section 6.01 of the Depository Agreement and Section 5.5 of the Security Agreement, but excluding such costs, fees, expenses, indemnities and reimbursements that are described in the exclusion from clause first of Section 3.03(b);
     second, to the Aircraft Expenses Account an amount sufficient to pay Aircraft Expenses anticipated to be incurred in the one (1) month period immediately following such Settlement Date plus an amount the Borrower and the Servicer certify to the Agent in writing (or the Agent otherwise determines) is reasonably necessary in order to create a reserve for Aircraft Expenses anticipated beyond such one (1) month period for which creating such a reserve would be prudent (taking into account the then current balance in

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the Aircraft Expenses Account), each such amount to be certified by the Borrower and the Servicer in a Disbursement Certificate (or otherwise determined by the Agent);
     third, ratably to the Servicer and its designees, in aggregate, an amount equal to all Servicer’s Fees plus any interest thereon accrued on such and any previous Settlement Date which remain unpaid, for payment of such fees;
     fourth, ratably (i) to the Lenders, an amount equal to all accrued and unpaid interest (except for Aggregated Additional Interest and Aggregated Default Interest and accrued and unpaid interest thereof) on the outstanding principal amount of the Loans, for payment thereof, (ii) to the Lenders, an amount equal to all accrued Unutilized Fees then due and owing such Lenders under Section 3.05, for payment thereof and (iii) to the payment of Derivatives Obligations, if any, then due and payable;
     fifth, any amount remaining, to the Servicer in an amount not to exceed all prior unreimbursed Servicer Advances and any interest owing thereon;
     sixth, to the Lenders for repayment of the outstanding principal amount of the Loans;
     seventh, ratably to the Lenders for the payment of accrued but unpaid (i) Aggregated Additional Interest and (ii) Aggregated Default Interest on the Loans and in each case, plus accrued and unpaid interest thereon;
     eighth, to the Servicer, an amount equal to all Sales Fees plus any interest thereon accrued on such and any previous Settlement Date which remain unpaid, for payment of such fees;
     ninth, any amount remaining, to each Person described in this clause ninth in an amount not to exceed all other Obligations then due and owing to each such Person for payment thereof in the following order: the Agent, the Collateral Agent, the Depositary, the Lenders and any related Protected Party and to each other Protected Party; and
     tenth, any amount remaining, as directed by the Borrower (including to the Servicer).
     (d) All payments to Designated Lenders shall be made in accordance with the payment instructions for the applicable Designated Lender in Schedule I, unless otherwise directed in writing by the applicable Designated Lender.
     SECTION 3.04 Interest. (a) Interest shall accrue on (i) the applicable Prefunding Date, the aggregate principal amount outstanding from time to time of the Prefunding Advances deposited into the Prefunding Account by 2:00 p.m. (New York City time) on such date, for each day from and including the Prefunding Date related to such Prefunding Advance to but excluding the next succeeding Business Day, at a rate per annum equal to the Prefunding Rate then in effect for each such Prefunding Advances for such day, (ii) the aggregate principal amount outstanding from time to time of the Prefunding Advances for each day, if any, from and including the Business Day immediately succeeding the Prefunding Date related to such Prefunding Advance

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to but excluding the first day of the first Interest Period relating to such Prefunding Advance, or in the event that such Prefunding Advances are not funded to the Borrower as Loans, to and including the date such Prefunding Advances are returned to the applicable Lenders, at a rate per annum equal to the Applicable Rate then in effect for such Prefunding Advances for such day and (iii) the aggregate principal amount outstanding from time to time of the Loans for each day from and including the first day of each Interest Period to but excluding the last day of such Interest Period, at a rate per annum equal to the Applicable Rate then in effect for such day, and, in the case of each of clause (i), (ii) and (iii), shall be payable in arrears on each Settlement Date and on the Maturity Date (or, if earlier, on the date any such Loans are repaid or prepaid). Without limitation of the foregoing, the records of the Agent regarding the amount of outstanding and unpaid principal and accrued interest of the Advances, the Loans and any other amounts owed by the Borrower from time to time under the Loan Documents shall be presumed to be correct absent manifest error.
     (b) From and after the Availability Expiration Date, the Loans shall bear additional interest (in addition to the interest payable pursuant to clause (a) above and clause (c) below (if any)) on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to, (i) from and including the Availability Expiration Date to but excluding the first Interim Repayment Date, 1.00% per annum, (ii) from and including the first Interim Repayment Date to but excluding the second Interim Repayment Date, 1.50% per annum, (iii) from and including the second Interim Repayment Date to but excluding the third Interim Repayment Date, 2.00% per annum and (iv) from and including the third Interim Repayment Date and thereafter, 2.50% per annum (all such aggregated additional interest owing on any Loans pursuant to clauses (i) through (iv), the “Aggregated Additional Interest”). Such accrued interest shall be aggregated on the last day of such Interest Period and any such amount owing as Aggregated Additional Interest shall, upon such aggregation, accrue interest at the Applicable Rate (plus the Default Margin if a Facility Event of Default has occurred and is continuing) and shall be deemed “Aggregated Additional Interest”. Aggregated Additional Interest and the interest thereon shall be payable in arrears in accordance with Section 3.03.
     (c) At any time during which a Facility Event of Default has occurred and is continuing, the Loans shall bear additional interest (in addition to the interest payable pursuant to clause (a) and (b) above (if any)) on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the Default Margin (all such interest owing on the Loans, the “Default Interest”). Such accrued interest shall be aggregated on the last day of such Interest Period, accrue interest at the Aggregated Default Interest Rate and shall be deemed “Aggregated Default Interest”. Aggregated Default Interest and the interest thereon shall be payable in accordance with Section 3.03.
     (d) Commencing six (6) months after the Availability Expiration Date and notwithstanding the foregoing, if with respect to any Interest Period for any LIBOR Loan, a Lender provides notice to the Agent and the Borrower not less than three (3) Business Days prior to the commencement of such Interest Period that the London Interbank Offered Rate, as determined in accordance with the provisions hereof, does not

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accurately reflect the cost to such Lender of maintaining or funding its Loans for such Interest Period and that the actual cost of funds of such Lender for such Interest Period is greater than such London Interbank Offered Rate, then the Loans of such Lender shall bear interest for such Interest Period at a rate equal to (I) the Applicable Margin plus (II) the cost of funds of such Lender for such Interest Period determined as provided in the next succeeding sentence. If the provisions of this clause (d) are applicable, then such Lender shall set forth in a statement provided to the Agent and the Borrower its costs of funds for such Interest Period.
     SECTION 3.05 Unutilized Fee. A fee equal to 1.00% per annum of the daily average Unused Allocated Amount shall accrue from the Closing Date (the “Unutilized Fee”) and shall be due and payable to the Lenders ratably in accordance with each Lender’s Loan Percentage of such Unused Allocated Amount in arrears on each Settlement Date to the extent provided in Section 3.03. To the extent that an Unutilized Fee paid to a Lender does not correspond with the amount provided herein for the applicable Settlement Date, such payment will be reconciled by the Borrower on the immediately succeeding Settlement Date, to the extent provided in Section 3.03.
     SECTION 3.06 Agent Fee Letter. On each Settlement Date, the Borrower shall pay the Agent for its account such fee or fees as shall be payable at such time in accordance with the Agent Fee Letter, to the extent provided in Section 3.03.
     SECTION 3.07 Availability Expiration Payments and Credits. (a) If on the Availability Expiration Date, the then current balance held by the Depositary in the Cash Collateral Account plus the amount available for drawing under any Acceptable Letter of Credit is less than the Maximum Cash Collateral Amount at such time, the Borrower shall immediately deposit, or shall cause to be immediately deposited, into the Cash Collateral Account an amount equal to the result of (i) the Maximum Cash Collateral Amount on such date minus (ii) the sum of (x) the then current balance held by the Depositary in the Cash Collateral Account on such date and (y) the amount available for drawing under any Acceptable Letter of Credit.
     (b) If on the Availability Expiration Date, the then current balance held by the Depositary in the Cash Collateral Account is greater than the Maximum Cash Collateral Amount at such time, such excess shall be deposited into the Concentration Account and applied in accordance with Section 3.03(b) or (c), as applicable, on the first Settlement Date to occur after the Availability Expiration Date.
ARTICLE IV
ILLEGALITY; INCREASED COSTS AND OTHER PROVISIONS
     SECTION 4.01 Illegality. If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Agent, be conclusive and binding on the Borrower absent manifest error) that any Change In Law makes it unlawful, or any Governmental Entity having jurisdiction over such Lender asserts that it is unlawful, for such Lender to fund or maintain its Loans (or any portion thereof) as funded or maintained hereunder

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or to give effect to all or any part of its obligations under this Agreement (any such event being hereinafter referred to as an “Illegality Event”), then
     (a) such Lender shall promptly serve notice of such fact on the Borrower and the Agent; and
     (b) if such Illegality Event can be avoided or reduced, including by transferring such Loans (or any portion thereof) to any Affiliate of such Lender, without incurring any consequences which are, in the sole judgment of such Lender, materially adverse to such Lender, then such Lender shall use its reasonable good faith efforts consistent with its internal policy to effect such avoidance or reduction; or
     (c) if such a transfer is not effected within ninety (90) days after such Lender has provided notice thereof to the Agent and the Borrower, the Borrower shall prepay such Loans, or that portion of the Loans affected by such Illegality Event.
     If an Illegality Event does not affect all Lenders, the Borrower may request that any Lenders that are not affected by such Illegality Event purchase the Loans held by the affected Lenders. The Lenders shall have no obligation to purchase any such Loans. The foregoing shall not delay or otherwise affect the Borrower’s obligation under clause (c) of this paragraph.
     SECTION 4.02 Deposits Unavailable. If the Agent shall have determined that
     (a) Dollar deposits in the relevant amount and for the relevant Interest Period are not available to it in the London Interbank Bank market; or
     (b) by reason of circumstances affecting the London Interbank Bank market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBOR Loans;
then, upon notice from the Agent to the Borrower and the Lenders, the obligations of all Lenders hereunder to make or continue any Prefunding Advances or Loans as LIBOR Advances or LIBOR Loans shall forthwith be suspended and such Prefunding Advances and Loans shall be made or maintained as Base Rate Advances or Base Rate Loans, as applicable, until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
     SECTION 4.03 Increased LIBOR Loan Costs, Etc. (a) The Borrower agrees to reimburse each Lender for any increase in the cost to such Lender of, or any reduction in the amount of any sum receivable by such Lender in respect of, such Lender’s Allocation and the making of Advances hereunder (including the making or maintaining any Loans and/or Prefunding Advances as LIBOR Loans or LIBOR Advances, as applicable) that arise in connection with any Change In Law, except for such changes with respect to increased capital costs which are governed by Section 4.05.
     (b) Each affected Lender shall promptly notify the Agent and the Borrower by certification in writing (in a certificate which shall set out in reasonable detail the basis of the computation of such amounts; provided that such Lender shall not be required to set

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out details of its computations relating to its liability to pay corporation tax or any similar tax on profits or gains) of the occurrence of any such event, stating the reasons therefor and the additional amount required fully to compensate such Lender for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower directly to such Lender within thirty (30) Business Days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.
     (c) The provisions of this Section 4.03 shall not oblige the Borrower to make payment to any Lender in relation to any such additional amounts to the extent that:
     (i) such additional amounts are imposed by reason of the willful misconduct or gross negligence of such Lender or result from any failure on the part of such Lender to comply with any of the express terms of this Agreement or any other Loan Document (except where such failure results from any failure on the part of any party (other than such Lender) to this Agreement or any other Loan Document to comply with any of the express terms thereof); or
     (ii) such additional amounts result from any failure by such Lender duly to comply with all Applicable Laws of which it may reasonably be expected to be aware relating to filing of regulatory returns and statements, or
     (iii) such additional amounts were incurred more than one hundred eighty (180) days prior to the date that such Lender notified the Borrower of the Change In Law giving rise to such increased costs or reductions as contemplated by Section 4.03(b); provided that failure or delay on the part of any Lender to notify the Borrower of such an event shall not constitute a waiver of such Lender’s right to such additional amounts; provided, further, that if an event giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof; or
     (iv) such additional amounts constitute Taxes.
     (d) If any Lender requests compensation under this Section 4.03, then such Lender shall use reasonable efforts to file any certificate or document reasonably requested by the Borrower or designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such filing, designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 4.03 in the future and (ii) in the judgment of such Lender, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     SECTION 4.04 Funding Losses. In the event any Lender shall incur any Break Costs as a result of any repayment or prepayment of the principal amount of any LIBOR Loan on

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a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Article III or otherwise then, the Lender shall provide written notice of such to the Borrower (with a copy to the Agent). The Borrower shall, on the later of (x) the date such Loans are repaid or prepaid and (y) two (2) Business Days after its receipt of notice thereof, pay directly to each Lender the amount of the Break Costs certified by the Agent.
     SECTION 4.05 Increased Capital Costs. (a) If any Change In Law affects or would affect the amount of capital required or expected to be maintained by any Lender and in the case of Conduit Lender, its administrative agent or a Support Party with respect thereto (each, a “Covered Party”), and such Covered Party determines (in good faith but in its sole and absolute discretion) that the rate of return on its capital as a consequence of the Allocations, the Loans or the Prefunding Advances made by such Covered Party is reduced to a level below that which such Covered Party could have achieved but for the occurrence of any such circumstance, then upon notice from time to time by certification in writing (in a certificate which shall set out in reasonable detail the basis of the computation of such amounts provided that such Covered Party shall not be required to set out details of its computations relating to its liability to pay corporation tax or any similar tax on profits or gains) of the occurrence of any such event by such Covered Party to the Borrower, the Borrower shall within thirty (30) Business Days following receipt of such notice pay directly to such Covered Party additional amounts sufficient to compensate such Covered Party for such reduction in rate of return. A statement of such Covered Party as to any such additional amount or amounts shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, such Covered Party may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.
     (b) The provisions of this Section 4.05 shall not oblige the Borrower to make payment to any Covered Party in relation to any additional amounts to the extent that:
     (i) such additional amounts are imposed by reason of the willful misconduct or gross negligence of such Covered Party or result from any failure on the part of such Covered Party to comply with any of the express terms of this Agreement or any other Loan Documents (except where such failure results from any failure on the part of any party (other than such Covered Party) to this Agreement or any other Loan Documents to comply with any of the express terms thereof); or
     (ii) such additional amounts result from any failure by such Covered Party duly to comply with all such laws of which it may reasonably be expected to be aware relating to filing of regulatory returns and statements; or
     (iii) such additional amounts were incurred more than one hundred eighty (180) days prior to the date that such Covered Party notified the Borrower of the Change In Law giving rise to such increased capital costs as contemplated by Section 4.05(a); provided that failure or delay on the part of any Lender to notify the Borrower of such Change In Law shall not constitute a waiver of such Lender’s right to such additional amounts; provided, further, that if the Change In Law giving rise to such increased capital costs is retroactive, then the 180-day

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period referred to above shall be extended to include the period of retroactive effect thereof; or
     (iv) such additional amounts constitute Taxes.
     (c) If any Covered Party requests compensation under this Section 4.05, then such Covered Party shall use reasonable efforts to file any certificate or document reasonably requested by the Borrower or designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such filing, designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 4.05 in the future and (ii) in the judgment of such Covered Party would not subject such Covered Party to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Covered Party. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     SECTION 4.06 Taxes. The Borrower covenants and agrees as follows with respect to Taxes:
     (a) Any and all payments by the Borrower to a Protected Party (which for purposes of this Section 4.06 shall exclude a Protected Party acting solely in a capacity of a Derivatives Creditor) under each Loan Document shall be made without setoff, counterclaim or other defense, and, except as otherwise required by law, free and clear of, and without deduction or withholding for or on account of, any Taxes. In the event that any Taxes are imposed and required to be deducted or withheld from any payment required to be made by the Borrower to any Protected Party under any Loan Document, then:
     (i) subject to clause (g), if such Taxes are Non-Excluded Taxes, the amount of such payment shall be increased as may be necessary so that such payment is made, after withholding or deduction for or on account of such Non-Excluded Taxes, in an amount that is not less than the amount provided for in such Loan Document; and
     (ii) the Borrower shall withhold the full amount of such Taxes from such payment (as increased pursuant to clause (a)(i)) and shall pay such amount to the Governmental Entity imposing such Taxes in accordance with Applicable Law.
     (b) In addition, the Borrower shall pay all Other Taxes imposed to the relevant Governmental Entity imposing such Other Taxes in accordance with Applicable Law.
     (c) As promptly as practicable after the payment by the Borrower of any Taxes or Other Taxes, the Borrower shall furnish to the Agent a copy of an official receipt (or a certified copy thereof) or other documentation reasonably acceptable to the Agent in each case, if available to the Borrower following the Borrower making best efforts to provide such official receipt (or certified copy) or other documentation

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evidencing the payment of such Taxes or Other Taxes. The Agent shall make copies thereof available to any Protected Party upon written request therefor.
     (d) Subject to clause (g) and without duplication of any amount payable under clause (a)(i), the Borrower shall indemnify each Protected Party for any Non-Excluded Taxes and Other Taxes levied, imposed or assessed on such Protected Party with respect to any payment by or on account of any obligation of the Borrower under any Loan Document whether or not such Non-Excluded Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Entity. In addition, the Borrower shall indemnify each Protected Party for any incremental Taxes and Other Taxes that may become payable by such Protected Party as a result of any failure of the Borrower to deliver to the Agent, pursuant to clause (c), documentation evidencing the payment of Taxes or Other Taxes. With respect to indemnification for Non-Excluded Taxes and Other Taxes actually paid by any Protected Party or the indemnification provided in the immediately preceding sentence, such indemnification shall be made within 30 days after the date such Protected Party makes written demand therefor accompanied by a written statement describing the basis for such indemnity and the computation of the amount payable. The Borrower acknowledges that any payment made to any Protected Party in respect of the indemnification obligations of the Borrower provided in this clause shall constitute a payment in respect of which the provisions of clause (a)(i) and this clause shall apply.
     (e) Each Protected Party that is not a U.S. Person, on or prior to the date on which such Person becomes a Protected Party hereunder (and from time to time thereafter immediately upon the obsolescence, expiration or invalidity of any form or certificate previously delivered, unless such Person is no longer legally entitled to do so as a result of (x) a change in Law after the date such Protected Party becomes a Protected Party hereunder or (y) an action taken by a Protected Party at the request of the Borrower), shall deliver to the Borrower and the Agent:
     (i) two duly completed copies of either (x) Internal Revenue Service Form W-8BEN, or applicable successor form, certifying eligibility of the Protected Party for benefits of an income tax treaty to which the United States is a party or (y) Internal Revenue Service Form W-8ECI, or applicable successor form, certifying that income receivable under each Loan Document by such Protected Party is effectively connected with the conduct by such Person of a trade or business in the United States; or
     (ii) in the case of a Lender or Support Party that is not a U.S. Person and that is not legally entitled to deliver either form listed in clause (e)(i), (x) a certificate substantially in the form attached as Exhibit M to the effect that such Person is not (A) a “bank” as contemplated in Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code and that interest payments being received are not effectively connected with the conduct by such Person of a trade or business in the United States (an

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“Exemption Certificate”) and (y) two duly completed copies of Internal Revenue Service Form W-8BEN certifying that such Person is not a U.S. Person, or applicable successor form; or
     (iii) any other form as may be reasonably requested by Borrower, which such Protected Party is legally entitled to deliver and which is prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made, including any form, certification or other reasonable evidence demonstrating that such Protected Party has complied with the information gathering and reporting requirements, in each case, that may be required to obtain the available exemption from U.S. Withholding Tax under Sections 1471 through 1474 of the Code, and any regulations or official governmental interpretations thereof, with respect to any payments made under the Loan Documents to such Protected Party after December 31, 2012.
     (f) Furthermore, any Protected Party that is a U.S. Person, other than a Protected Party whose name contains one of the following word or words: Incorporated, Inc., Corporation, Corp., P.C., insurance company, indemnity company, reinsurance company or assurance company shall deliver to the Borrower and the Agent two duly completed copies of Internal Revenue Service Form W-9, or any applicable successor form prescribed by the Internal Revenue Service. The Borrower will be entitled to rely on any form or Exemption Certificate provided pursuant to clauses (e) and (f) until notified otherwise by the Protected Party that delivered such form or Exemption Certificate. Each Protected Party shall promptly (i) notify the Borrower and the Agent of any change in circumstances that would modify or render invalid any claimed exemption or reduction pursuant to clauses (e) and (f).
     (g) The Borrower shall not be obligated to pay any additional amounts to any Protected Party pursuant to clause (a)(i), or to indemnify any Protected Party pursuant to clause (d) hereof or any indemnity provision of any other Loan Document, in respect of (1) U.S. Withholding Taxes to the extent imposed as a result of (i) the failure of such Protected Party to deliver to the Borrower the form or forms and an Exemption Certificate, as applicable to such Protected Party, pursuant to clause (e) or clause (f), (ii) such form or forms and Exemption Certificate not establishing a complete exemption from U.S. Withholding Tax or the information or certifications made therein by the Protected Party being untrue or inaccurate in any material respect, in each case on the date such form or forms or Exemption Certificate is delivered, or (iii) the Protected Party designating a successor lending office at which it maintains its Loans (or in the case of a Protected Party that is not a Lender, such Person designating another location from which it operates in connection with any Loan Document) which has the effect of causing such Protected Party to become obligated for (or causing the Borrower to become obligated to withhold) U.S. Withholding Taxes in excess of those in effect immediately prior to such designation; provided that, the Borrower shall be obligated to pay additional amounts to any such Protected Party pursuant to clause (a)(i), and to indemnify any such Protected

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Party pursuant to clause (d), in respect of U.S. Withholding Taxes to the extent (i) any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or Exemption Certificate to establish a complete exemption from U.S. Withholding Tax or inaccuracy or untruth contained therein resulted from a Change In Law, which change rendered such Protected Party no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from U.S. Withholding Tax, or rendered the information or certifications made in such form or forms or Exemption Certificate untrue or inaccurate in a material respect, (ii) the redesignation of the Protected Party’s lending office, or designation of another location, as applicable, was made at the request of the Borrower, or pursuant to Sections 4.01, 4.03 or 4.05, or (iii) the obligation to pay any additional amounts to any such Person pursuant to clause (a)(i) or to indemnify any such Person pursuant to clause (d) is with respect to an Assignee that becomes a Lender as a result of an assignment made at the request of the Borrower and (2) Taxes which result from, arise out of, or are attributable to a nonexempt prohibited transaction under ERISA or Section 4975 of the Code caused by the incorrectness of a Lender’s representation in Section 6.02 or a breach of a Lender’s covenant in Section 8.03.
     (h) In the event that any Protected Party receives a refund in respect of Non-Excluded Taxes or Other Taxes as to which it has been paid additional amounts by the Borrower pursuant to clause (a)(i) or indemnified by the Borrower pursuant to clause (d) or any indemnity provision of any Loan Document and such Protected Party, as applicable, determines in its sole, good faith judgment that such refund is attributable to such additional amounts or indemnification, then such Protected Party shall promptly notify the Agent and the Borrower and shall within 30 Business Days remit to the Borrower an amount as such Protected Party determines to be the proportion of the refunded amount as will leave it, after such remittance, in no better or worse position than it would have been if the Non-Excluded Taxes or Other Taxes had not been imposed and the corresponding additional amounts or indemnification payment not been made; provided, however, that the Borrower, upon the request of the relevant Protected Party, agrees to repay any such amount paid over to the Borrower (plus any penalties, interest and other charges imposed by the relevant governmental authority) to the relevant Protected Party in the event that such Protected Party is required to repay such refund to such governmental authority. Notwithstanding any other provision of this Agreement, no Protected Party shall be obligated to disclose information regarding its tax affairs or computations to the Borrower in connection with this clause (h) or any other provision of this Section 4.06.
     (i) If the Borrower is required to pay additional amounts to or for the account of any Protected Party pursuant to clause (a)(i) or is required to make indemnification payments to a Protected Party pursuant to clause (d), then such Protected Party will, at the reasonable written request of the Borrower, promptly take all actions (including the re-designation of its lending office) to eliminate or reduce any such payment of additional amounts or indemnification obligations which may thereafter accrue or arise, provided, however, that such action is, in such Protected Party’s good faith judgment, determined not to be disadvantageous or cause undue hardship to such Protected Party, and provided that any out-of-pocket costs or expenses that are incurred in connection with such change

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shall be borne by the Borrower on behalf of such Protected Party, and the mere existence of such expenses or costs shall not be deemed to be disadvantageous or cause undue hardship to such Protected Party; and provided, further, that nothing in this clause (i) shall affect or postpone any of the obligations of the Borrower or the rights of any Protected Party pursuant to this Section 4.06.
     (j) If the Borrower determines in good faith that a reasonable basis exists for contesting a Non-Excluded Tax, the relevant Protected Party shall cooperate with Borrower as Borrower may reasonably request in challenging such Tax. The Borrower shall indemnify and hold each Protected Party harmless against any out-of-pocket expenses incurred by such Person in connection with any request made by Borrower pursuant to this clause (j). Nothing in this clause (j) shall obligate any Protected Party to take any action that such Person, in its sole but reasonable good faith judgment, determines may result in any detriment to such Person; provided, however, that the out-of-pocket expenses of a Protected Party paid by the Borrower pursuant to the preceding sentence shall not constitute a detriment for purposes of this sentence.
     SECTION 4.07 Payments, Computations, Proceeds of Collateral, Etc. (a) Unless otherwise expressly provided in a Loan Document, all payments by the Borrower to the Protected Parties pursuant to each Loan Document shall be made by the Borrower (or by its designee) to the Agent for the pro rata account of the Protected Parties entitled to receive such payment. All payments shall be made without setoff, deduction (except for Taxes which are expressly addressed in Section 4.06) or counterclaim not later than 1:00 p.m. New York City time on the date due in Dollars in same day or immediately available funds to such account in the United States as the Agent shall specify from time to time by notice to the Borrower at least one Business Day in advance of the date the payment is due. Funds received after that time shall be deemed to have been received by the Agent on the next succeeding Business Day. The Agent shall promptly remit in same day funds to each Protected Party its share, if any, of such payments received by the Agent for the account of such Protected Party. All interest (including interest on LIBOR Loans and LIBOR Advances) and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan (calculated at other than at the rate set forth in clause (b) of the definition of Corporate Base Rate), 365 days or, if appropriate, 366 days). Whenever any payment is to be made hereunder or under any Loan, or whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, such payment shall be made, and the last day of such Interest Period shall occur, on the next succeeding Business Day and interest at the Applicable Rate shall accrue on such amount from the original due date to such next Business Day; provided, that if such extension would cause the last day of such Interest Period to occur in a new calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.
     (b) Each such distribution by the Agent to such Protected Party shall be made in accordance with Section 3.03. Upon the request of any Protected Party, the Agent in its sole discretion may cause to be distributed to such Protected Party on such due date a corresponding amount with respect to the amount then due such Protected Party. If and to the extent the Borrower shall not have so made such payment in full to the Agent and

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the Agent shall have so caused to be distributed to such Protected Party a corresponding amount with respect to the amount then due such Protected Party, such Protected Party shall repay to the Agent forthwith on demand such amount distributed to such Protected Party together with interest thereon, for each day from the date such amount is distributed to such Protected Party until the date such Protected Party repays such amount to the Agent, at a rate per annum equal to the overnight federal funds rate.
     SECTION 4.08 Sharing of Payments. If any Protected Party shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than Excepted Payments described in clause (b) of the definition thereof and other than pursuant to the terms of Sections 4.03, 4.04, 4.05 or 4.06) in excess of its pro rata share of payments obtained by all Protected Parties, such Protected Party shall purchase from the other Protected Parties such participations in Loans and Allocations made by them as shall be necessary to cause such purchasing Protected Party to share the excess payment or other recovery ratably (to the extent such other Protected Parties were entitled to receive a portion of such payment or recovery) with each of them; provided that, if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Protected Party, the purchase shall be rescinded and each Protected Party which has sold a participation to the purchasing Protected Party shall repay to the purchasing Protected Party the purchase price to the ratable extent of such recovery together with an amount equal to such selling Protected Party’s ratable share (according to the proportion of (a) the amount of such selling Protected Party’s required repayment to the purchasing Protected Party to (b) total amount so recovered from the purchasing Protected Party) of any interest or other amount paid or payable by the purchasing Protected Party in respect of the total amount so recovered. The Borrower agrees that any Protected Party purchasing a participation from another Protected Party pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.09) with respect to such participation as fully as if such Protected Party were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law any Protected Party receives a secured claim in lieu of a setoff to which this Section applies, such Protected Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Protected Parties entitled under this Section to share in the benefits of any recovery on such secured claim.
     SECTION 4.09 Setoff. Each Protected Party shall, upon the occurrence and during the continuance of any Facility Default or Facility Event of Default described in clause (h) of Section 9.01 or, with the consent of the Majority Lenders, upon the occurrence and during the continuance of any other Facility Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) the Borrower hereby grants to each Protected Party a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with such Protected Party; provided that any such appropriation and application shall be subject to the provisions of Section 4.08. Each Protected Party agrees promptly to notify the Borrower and the Agent after any such appropriation and application made by such Protected Party; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Protected Party under this Section are in addition to other rights

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and remedies (including other rights of setoff under applicable law or otherwise) which such Protected Party may have.
ARTICLE V
CONDITIONS PRECEDENT
     SECTION 5.01 Conditions Precedent to the Effectiveness of the Loan Documents; Cash Collateral Account. The effectiveness of this Agreement (other than the accrual of the Unutilized Fees) is subject to the satisfaction of the conditions precedent set forth in this Section 5.01, in each case in form and substance satisfactory to the Agent and each of the Designated Lenders. In the event that the conditions precedent to effectiveness set forth in this Section 5.01 are not satisfied, in each case in form and substance satisfactory to the Agent and each of the Designated Lenders, on or before ten (10) Business Days from the date hereof, this Agreement and each other Loan Document shall not become effective.
     (a) Loan Documents. The Agent shall have received each of the following Loan Documents, in each case duly executed and delivered by the parties thereto and in case, in form and substance satisfactory to the Agent and each of the Designated Lenders:
     (i) this Agreement;
     (ii) the Security Agreement;
     (iii) the Depository Agreement;
     (iv) the Servicing Agreement.
     (v) the Agent Fee Letter; and
     (vi) the Designated Lender Fee Letter for each Designated Lender.
     (b) Opinions. The Agent shall have received legal opinions of special counsel to the Borrower (i) with respect to organizational, enforceability and other matters, and (ii) with respect to non-consolidation and other bankruptcy matters, in each case, which counsel and legal opinions shall be reasonably acceptable to the Agent and each of the Designated Lenders.
     (c) Certificates. The Agent shall have received:
     (i) a copy of a good standing certificate, dated a date reasonably close to the Closing Date, for the Borrower and the Servicer,
     (ii) a certificate from each of the Borrower and the Servicer, dated the Closing Date, duly executed and delivered by such Person’s Authorized Officer, as to (and attaching):

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     (A) the incumbency and signatures of those of its officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person; and
     (B) the full force and validity of each Organic Document of such Person and copies thereof;
upon which certificates the Agent and each Protected Party may conclusively rely until it shall have received a further certificate of an Authorized Officer of any such Person canceling or amending the prior certificate of such Person.
     (iii) A solvency certificate duly executed by an Authorized Officer of the Borrower, in form and substance satisfactory to the Agent, setting forth the conclusions that, after giving effect to the consummation of all financings contemplated herein, the Borrower will be Solvent.
     (d) Initial Equity. The Agent shall have received evidence acceptable to it that ALC shall have raised equity that yields to ALC, on an aggregate basis, at least $800,000,000 in net cash proceeds.
     (e) Fees. The Borrower shall have paid the then due and payable fees pursuant to each of the Agent Fee Letter and each Designated Fee Letter and the costs and expenses then payable by the Borrower under Section 11.05 of this Agreement to the extent then invoiced or otherwise notified to the Borrower in writing.
     SECTION 5.02 Conditions Precedent for Each Transfer Date. Subject to Section 5.03, the obligation of any Lender to advance funds on a Transfer Date for the financing of any aircraft is subject to the terms and conditions set forth in this Section 5.02, in each case in form and substance satisfactory to the Agent.
     (a) Notice of Borrowing; Funding Package; Determination of Approval.
     (i) Notice of Borrowing. The Agent shall have received a Notice of Borrowing in accordance with clause (a) of Section 2.03.
     (ii) Funding Package. At least ten (10) Business Days prior to such Transfer Date (or such shorter period as Agent may agree) the Borrower shall have delivered to the Agent a Funding Package for such aircraft to be added to the Portfolio on such Transfer Date, provided that to the extent that any component of a Funding Package (other than the Request, the Independent Appraisals and jurisdiction information) has not been finalized and/or executed, as applicable, at the time such Funding Package is delivered to the Agent, drafts of such documents may be provided; provided, further, that if drafts of the foregoing are submitted, substantially final versions thereof shall be received by the Agent at least three (3) Business Days prior to the applicable Transfer Date (or such shorter period as the Agent may agree).

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     (iii) Determination. The Advance or the application of the Prefunded Equity Amount to be made on such Transfer Date shall have been approved by the Majority Lenders and the Agent; provided however, each of the Lenders hereby irrevocably delegates such approval right to the Agent for so long as (A) no Facility Event of Default, Amortization Event or Servicer Replacement Event has occurred and (B) the Availability Period has not expired. Each of the Lenders agrees to be bound by any such Agent’s approval described in the preceding sentence. Subject to the proviso contained in the first sentence of this clause (iii), and provided that the eligibility criteria contained in Schedule II have been met or waived pursuant to Section 2.08, the Agent shall have the right in its sole and absolute discretion to make a determination of whether or not to include in the Portfolio any aircraft and related lease described in a Request and Funding Package and the Majority Lenders and/or the Agent, as applicable, shall not be in any way obligated or committed to approve any aircraft for funding and/or inclusion in the Portfolio. The Agent shall promptly, but in no event any later than the second Business Day prior to the scheduled Transfer Date for an aircraft, notify the Borrower whether such aircraft and related lease described in the applicable Funding Package may be added to the Portfolio (provided that failure to so notify shall not impose any liability on the Agent or any Lender, impose any obligation to fund an Advance, signify approval of the Agent of such aircraft or signify that any conditions precedent related to such aircraft have been satisfied or waived).
     (b) Parent Contribution; Prefunded Equity Amount. (i) ALC shall have contributed to the Prefunding Account an amount at least equal to the amount that the Purchase Price for the applicable Aircraft or Aircraft Subsidiary, as the case may be, exceeds the Advance or the application of Prefunded Equity Amount to be made by the Lenders on the Transfer Date related to the purchase of such Aircraft or Aircraft Subsidiary, as the case may be (the “Parent Contribution”).
     (ii) On the applicable Transfer Date, the Prefunded Equity Amount required to be applied as of the applicable Transfer Date shall have been fully applied in accordance with Sections 2.01(c)(iii) and (g).
     (c) Cash Collateral Account. With respect to the first Transfer Date, the Borrower shall have (i) established the Cash Collateral Account with the Depositary in accordance with the Depository Agreement and (ii) deposited $15,000,000 in such account.
     (d) AS Joinder and Security Agreement Supplement. If any Aircraft Subsidiaries are to be created and/or used in connection with the financing or leasing of the applicable aircraft, the Agent shall have received (i) an originally executed AS Joinder and Security Agreement Supplement and (ii) an Additional Collateral Certificate, each duly executed and delivered by the Applicable Aircraft Subsidiaries, the Borrower and the Collateral Agent (provided that in the event that an Advance involves an Indirect Pledgor, the AS Joinder and Security Agreement Supplements to be executed by the applicable Aircraft Subsidiaries shall be supplemented with additional documents and/or

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modified, in either case, in form and substance reasonably acceptable to the Agent in order (x) to pledge to the Borrower or another Aircraft Subsidiary (to be re-pledged by the Borrower or the Aircraft Subsidiary to the Collateral Agent) all of such Indirect Pledgor’s assets, including but not limited to assigning the Indirect Pledgor’s interest in its loan, if applicable, to the Borrower or another Aircraft Owning Subsidiary and pledging the bank account into which payments under such loan are to be made and (y) to comply with Applicable Law).
     (e) Assignment Agreement. The Agent shall have received the relevant Assignment Agreement relating to the lease for the applicable aircraft, if any, duly executed and delivered by the applicable Lessee, the Borrower or the Applicable Aircraft Subsidiary, as the case may be, and each other party thereto, together with originals of each of the documents delivered to the Borrower or the Applicable Aircraft Subsidiary, as the case may be, pursuant to the relevant Assignment Agreement.
     (f) Lease Assignment. The Agent shall have received a duly executed counterpart of each Lease Assignment or other agreement required to establish a perfected (to the extent possible and commercially reasonable under Applicable Law) first priority security interest in favor of the Collateral Agent for the benefit of the Protected Parties relating to each Lease, dated as of the applicable Transfer Date, satisfactory in form and substance to the Agent.
     (g) Power of Attorney. If reasonably required by the Agent, the Agent shall have received a duly executed Lessee Power of Attorney relating to the lease for the applicable Aircraft, satisfactory in form and substance to the Agent.
     (h) Resolutions, Etc. The Agent shall have received the following from the Borrower and each Applicable Aircraft Subsidiary:
     (i) a copy of a good standing certificate or any such similar document, to the extent available, dated a date reasonably close to the applicable Transfer Date;
     (ii) certificates, each dated the applicable Transfer Date and duly executed and delivered by an Authorized Officer, as to (and attaching):
     (A) the resolutions of the Board of Directors (or other applicable managing body) then in full force and effect authorizing the execution, delivery and performance of each Loan Document and Lease Document to be executed by such Person on such Transfer Date and the transactions contemplated hereby and thereby;
     (B) the full force and validity of each Organic Document of such Person; provided however, if such Organic Documents have not been amended or restated since a copy of such Organic Documents were last delivered to the Agent, such Person may certify as such rather than attach copies of such Organic Documents; and

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     (C) the incumbency and signatures of those of its officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person;
upon which certificates the Agent and each Protected Party may conclusively rely until it shall have received a further certificate of an Authorized Officer of any such Person canceling or amending the prior certificate of such Person.
     (i) Representations and Warranties; No Defaults.
     (i) Both before and after giving effect to any Advance the following statements shall be true and correct:
     (A) the representations and warranties set forth in each Loan Document shall, in each case, be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and
     (B) no Facility Default, Facility Event of Default, Amortization Event or Servicer Replacement Event shall have then occurred and be continuing.
     (ii) The Agent shall have received a certificate from an Authorized Officer of the Borrower and any Applicable Aircraft Subsidiaries dated as of the applicable Transfer Date that:
     (A) all representations and warranties made by it herein or in any of the other Loan Documents or otherwise made in writing in connection herewith or therewith shall be true and correct in all material respects as though made at such time, provided however, if representations or warranties shall not be true and correct in all material respects at such time, such certificate shall specifically identify the representations and warranties that cannot be remade and the Agent shall then determine, in its sole discretion, if such representations and warranties shall be waived and if the proposed Advance shall be made on such Transfer Date; and
     (B) there exists no Collateral Deficiency (or that, after giving effect to the Aircraft being added to the Portfolio on such Transfer Date and any prepayment, if any, made by the Borrower on such Transfer Date no Collateral Deficiency will exist); and
     (C) no law, regulation, ruling or other governmental action shall be in effect or have occurred which, to the Borrower’s or the Applicable Aircraft Subsidiary’s knowledge (as applicable), would prevent the Borrower, the Applicable Aircraft Subsidiary, or, to the Borrower’s or the Applicable Aircraft Subsidiary’s knowledge, any Lessee, from performing in all material respects their respective

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obligations under the Loan Documents and Lease Documents to which they are a party; and
     (iii) The Agent shall have received a certificate from an Authorized Officer of the Servicer dated as of the applicable Transfer Date that:
     (A) all representations and warranties of the Servicer contained in any of the Loan Documents or otherwise made in writing in connection therewith shall be true and correct in all material respects as though made at such time; provided however, if representations or warranties shall not be true and correct in all material respects at such time, such certificate shall specifically identify the representations and warranties that cannot be remade and the Agent shall then determine, in its sole discretion, if such representations and warranties shall be waived and if the proposed Advance shall be made on such Transfer Date;
     (B) the Servicer has no knowledge of any of the representations and warranties of the Borrower contained in any Loan Document being untrue or incorrect in any material respect at the time made or deemed made; provided however, if the Servicer has knowledge of any such representation or warranty being untrue or incorrect at the time made or deemed made, the Servicer shall disclose such untrue or incorrect representations and warranties or representations or warranties that would be untrue or incorrect if made), and the Agent shall then determine, in its sole discretion, if such representations and warranties shall be waived and if the proposed Advance shall be made on such Transfer Date;
     (C) there exists no Servicer Replacement Event, Facility Event of Default or Amortization Event;
     (D) there exists no Collateral Deficiency (or that, after giving effect to the Aircraft being added to the Portfolio on such Transfer Date and any prepayment, if any, made by the Borrower on such Transfer Date no Collateral Deficiency will exist); and
     (E) no law, regulation, ruling or other governmental action shall be in effect or have occurred which would prevent the Servicer from performing in all material respects its obligations under the Servicing Agreement.
     (j) Legal Opinions. The Agent shall have received
     (i) if reasonably required by the Agent, a legal opinion of special counsel in respect of local Aviation Authority matters, which counsel and opinion shall be reasonably acceptable to the Agent;
     (ii) a legal opinion of special counsel to the Borrower with respect to matters of the Cape Town Convention relating to the transactions contemplated

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by the Loan Documents, which opinion shall be reasonably acceptable to the Agent;
     (iii) a legal opinion or opinions of special counsel to the Borrower, the Applicable Aircraft Subsidiaries and, if reasonably required by the Agent, the Servicer and ALC, which counsel and opinions shall be reasonably acceptable to the Agent;
     (iv) if the Seller related to the Aircraft to be funded is ALC or any Affiliate of ALC, a legal opinion of special counsel to the Borrower with respect to “true sale” and other bankruptcy related issues, in form and substance reasonably satisfactory to the Agent; and
     (v) if an Applicable Aircraft Subsidiary is incorporated, organized or formed under any jurisdiction outside of the United States and if required by the Agent in its discretion, a legal opinion of counsel to such Applicable Aircraft Subsidiary in such jurisdiction, in form and substance reasonably satisfactory to the Agent.
     (k) Chattel Paper Counterpart of Each Lease. The Agent shall have received (i) the originally executed counterpart of each Lease applicable to an aircraft which is to become an Aircraft on such Transfer Date bearing the Chattel Paper Legend and an original signature of the Collateral Agent as required by such Chattel Paper Legend or (ii) if the Agent determines in its sole discretion that an originally executed counterpart of a Lease for such Aircraft with such legend and marking does not exist or is not necessary to perfect assignment of such Lease to the Collateral Agent, an originally executed counterpart or copy, if the Agent deems a copy acceptable, of such Lease without such legend and marking.
     (l) UCC Financing Statements. The Agent shall have received the following, each in form and substance satisfactory to the Agent:
     (i) UCC financing statements suitable in form for naming the applicable Seller as debtor/seller, the Borrower or Applicable Aircraft Subsidiary, as the case may be, as secured party/buyer, and the Collateral Agent as assignee, or other similar instruments or documents to be filed under the UCC of all jurisdictions and all other laws otherwise applicable, all as may be necessary or, in the opinion of the Agent, desirable to perfect the outright assignment of each Lease to the Borrower or the Applicable Aircraft Subsidiary, as the case may be, under the Assignment Agreements referenced in Section 5.02(e);
     (ii) UCC financing statements suitable in form for naming the Borrower and/or such Applicable Aircraft Subsidiaries, as the case may be, as a debtor, and the Collateral Agent (or, in the case of an Indirect Pledgor, the Borrower) as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions and all other laws otherwise applicable, as

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may be necessary or, in the opinion of the Agent, desirable to perfect the security interests of the Collateral Agent pursuant to the Security Agreement;
     (iii) UCC financing statements suitable in form for naming the Borrower or the Applicable Aircraft Subsidiary, as the case may be, as debtor, and the Collateral Agent, as secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions and under all other Applicable Law as may be necessary or, in the opinion of the Agent, desirable to perfect the security interests of the Collateral Agent pursuant to the Lease Assignments referenced in Section 5.02(f);
     (iv) if required by the Agent, precautionary UCC financing statements suitable in form for naming the Borrower or the Applicable Aircraft Subsidiary, as the case may be, as secured party/lessor, the applicable Lessee, as debtor/lessee and the Collateral Agent, as assignee, or other similar instruments or documents to be filed under the UCC of all jurisdictions and under all other Applicable Law as may be necessary or, in the opinion of the Agent, desirable to perfect the security interests of the Borrower or the Applicable Aircraft Subsidiary, as the case may be, pursuant to each Lease.
     (m) UCC Termination Statements. The Agent shall have received termination statements, releases and such other similar documents, including but not limited to UCC Form UCC-3 termination statements, if any, necessary to release all existing Liens and other rights of any Person (other than the Collateral Agent) in any of the Collateral, together with such other termination statements and/or releases as the Agent may reasonably request from the Borrower or any Aircraft Subsidiary.
     (n) UCC Searches. If required by the Agent in its sole discretion, the Agent shall have received certified copies of UCC Requests for Information or Copies (Form UCC 11), or a similar search report in all applicable jurisdictions certified by a party acceptable to the Agent, dated a date reasonably near to the applicable Transfer Date, listing all effective financing statements or similar instruments or documents, which name any of the Borrower and/or any such Applicable Aircraft Subsidiaries (under their present name and any previous names) as the debtor, together with copies of such financing statements (none of which shall, except with respect to Permitted Liens, evidence a Lien on any Collateral).
     (o) Cape Town Convention. The Agent shall have received the following:
     (i) evidence of the registration of the following interests from the official records of the International Registry (or a legal opinion in form and substance reasonably acceptable to the Agent to such effect) with respect to each aircraft to be financed (provided, in each case, that the Cape Town Convention applies to such interest):
     (A) an International Interest (or a Prospective International Interest) under the Security Agreement with the Collateral Agent as

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creditor and the Borrower or, if applicable, the Applicable Aircraft Subsidiary, as debtor;
     (B) an International Interest (or a Prospective International Interest) under the related Lease with the Borrower or, if applicable, the Applicable Aircraft Subsidiary, as creditor and the applicable Lessee as debtor; and
     (C) an Assignment of International Interest (or a Prospective Assignment of International Interest) under each Lease Assignment with the Collateral Agent as assignee and the Borrower or, if applicable, the Applicable Aircraft Subsidiary, as assignor;
     (ii) with respect to any such aircraft whose State of Registration is the United States, (A) a duly executed counterpart of a Mortgage together with a copy of the AC Form 8050-135 related to such aircraft and (B) evidence of the official records of the FAA (or a legal opinion in form and substance reasonably acceptable to the Agent) that the Mortgage and AC Form 8050-135 have each been filed for recordation therewith; and
     (iii) with respect to any such aircraft (other than aircraft referred to in clause (ii) of this Section 5.2(o)) whose State of Registration has designated an entity in its territory as the entry point through which information shall or may be transmitted to the International Registry, such documents and other items as may be necessary or, in the opinion of the Agent, desirable in order to comply with the requirements of such State of Registration (including, without limitation, the registration or filing of Mortgages or other documents or the payment of fees) in order to effectuate the registrations set forth in clause (i) of this Section 5.2(o).
     (p) Recordations of Lease Assignments. The Agent shall have received evidence of the official records of the relevant
State(s) of Registration (or a legal opinion in form and substance reasonably acceptable to the Agent) that any lease with respect to the applicable aircraft and the related Lease Assignment (or other applicable agreements) have been registered, recorded or filed for recordation in accordance with and to the extent possible under Applicable Law (or assurances to the Agent’s reasonable satisfaction that such will be provided within a reasonable time thereafter), all as may be necessary or, in the opinion of the Agent, desirable to perfect the security interests of the Collateral Agent pursuant to such Lease Assignment.
     (q) Capital Stock. The Agent shall have received certificates (in the case of any Capital Stock that is a certificated security (as defined in the UCC)) evidencing all of the issued and outstanding Capital Stock owned by ALC in the Borrower and if any Aircraft Subsidiaries are to be used in connection with the financing of the applicable aircraft, owned by the Borrower in the Applicable Aircraft Subsidiaries, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, if any such Capital Stock is an uncertificated security (as defined in the UCC), confirmation and evidence satisfactory to the Agent that the security interest

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therein has been transferred to and perfected by the Collateral Agent in accordance with Articles 8 and 9 of the UCC and all laws otherwise applicable to the perfection of the pledge of such Capital Stock;
     (r) Acceptance. The Agent shall have received a copy of the certificate of acceptance of the applicable aircraft (or such other evidence of acceptance of such aircraft reasonably satisfactory to the Agent) executed by the Lessee.
     (s) Permits. The Agent shall have received such satisfactory evidence as it may require that any permits needed to make all required payments in Dollars under each lease with respect to the applicable aircraft to the Borrower and/or the applicable Aircraft Subsidiaries, as the case may be, have been obtained and are in full force and effect.
     (t) Deposits and Maintenance Reserves. On each Transfer Date, (i) all unapplied Deposits and Maintenance Reserves under each Lease shall have been transferred to the Depositary in accordance with clauses (b) and (c) of Section 7.04 and (ii) the Agent shall have received from the Borrower the certificate described in clauses (b)(ii) and (c)(ii) of Section 7.04(b), if applicable, related thereto.
     (u) Title to the Collateral. Upon the funding of the applicable Loan, the Borrower or the Applicable Aircraft Subsidiary, as the case may be, shall have good and marketable title to such Aircraft and good title to all other items of Collateral to be pledged thereby, free and clear of all Liens other than Permitted Liens.
     (v) Insurance. The Agent shall have received certificates of insurance and reinsurance, in each case, (i) as required under Section 7.08, from insurance brokers reasonably satisfactory to the Agent, together with a broker’s letter of undertaking from a broker reasonably acceptable to the Agent, together with evidence that the applicable Persons have been named as loss payee or contract party and additional insured in respect of such insurance as required under Section 7.08 and (ii) as required by the terms of the applicable Lease.
     (w) Registration. The Agent shall have received assurances reasonably satisfactory to it that within a reasonable time after the funding of the applicable Loan, the Agent shall receive a duplicate of the registration certificate of such Aircraft, or other evidence of registration satisfactory to the Agent, noting the interest of the Borrower or the Applicable Aircraft Subsidiary, as the case may be, as the owner of such Aircraft, issued by the State of Registration and a copy of the certificate of airworthiness issued by the State of Registration, or other evidence satisfactory to the Agent of the issuance of such certificate of airworthiness.
     (x) No Opposition. No suit, action or proceeding shall be pending or overtly threatened on the Transfer Date before or by any court or Governmental Entity seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement.
     (y) Loan Documents. The Loan Documents shall each be in full force and effect.

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     (z) Fees, Costs and Expenses. The Borrower shall have paid, or shall concurrently pay with such funding, the then due and payable fees pursuant to the Agent Fee Letter and the costs and expenses then payable by the Borrower under Section 11.05 of this Agreement to the extent then invoiced or otherwise notified to the Borrower in writing.
     (aa) Patriot Act Disclosures. The Agent and each Lender shall have received all Patriot Act Disclosures (or any similar disclosures required by any comparable law applicable to any Lender) requested by them prior to the applicable Transfer Date.
     (bb) Other Documents and Action. The Borrower, each applicable Aircraft Subsidiary and the Servicer shall deliver to the Agent such other instruments, agreements and documents and take such other action as the Agent may reasonably request in connection with the Advances to be made on such Transfer Date.
All documents executed or submitted pursuant hereto by or on behalf of the Borrower shall be reasonably satisfactory in form and substance to the Agent and its counsel, and the Agent and its counsel shall have received all information, approvals, opinions, documents or instruments as the Agent or its counsel may reasonably request.
     SECTION 5.03 Deferral of Conditions. (a) If the Borrower determines that any condition required to be satisfied by Section 5.02 will not be satisfied prior to a proposed Transfer Date, subject to clause (b) of this Section 5.03, the Borrower may send the Agent a Deferral Request requesting that such conditions be satisfied by a date on or before sixty (60) days after the applicable Transfer Date. If the Agent agrees, in its sole discretion, that satisfaction of such conditions may be so deferred and if the Agent agrees to the time period requested by the Borrower to satisfy each condition listed in the Deferral Request, then the Agent shall execute the Deferral Request, the conditions described therein shall be so deferred and the relevant Advance shall be disbursed upon satisfaction or waiver of any remaining conditions. The consent of the Supermajority Lenders shall be required to (i) defer any condition precedent required to be satisfied by Section 5.02 for more than sixty (60) days beyond the applicable Transfer Date or (ii) permanently waive any condition precedent required to be satisfied by Section 5.02.
     (b) Notwithstanding clause (a) of this Section 5.03, the Agent must obtain (i) the consent of the Supermajority Lenders to defer (as provided in clause (a) above) the conditions contained in clause (a)(iii), clause (j) (unless the issuance of an opinion is subject to the occurrence of an event permitted to occur after the funding as provided in this Section 5.03, in which case on or prior to such funding, the form of opinion to be delivered after the funding shall be agreed to by the Agent and the issuer of such opinion) and clause (u) of Section 5.02 and (ii) the consent of all Lenders to defer (as provided in clause (a) above) the conditions contained in clause (a)(i), clause (a)(ii) (but limited to a draft of the Request), clause (e) (but limited to the Assignment Agreement), clause (f) and clause (v) of Section 5.02.
     (c) In the event that the Borrower fails to satisfy any condition described in a Deferral Request within the time provided in such Deferral Request, then the applicable

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Aircraft shall be excluded from the Portfolio for purposes of calculating the Aggregate Aircraft Value until such time as all such deferred conditions are satisfied.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
     SECTION 6.01 Representations and Warranties of the Borrower. The Borrower represents and warrants on the Closing Date and, unless waived by the Agent in writing, on each Transfer Date as follows:
     (a) Due Organization, Standing, Citizenship, Etc. (i) The Borrower is a limited liability company duly organized and validly existing in good standing under the laws of the State of Delaware, and has the power and authority to enter into and to perform its obligations under the Loan Documents to which it is a party.
     (ii) The Borrower is duly qualified and in good standing in all of the jurisdictions in which the character of the properties owned or leased by it or the business conducted by it makes such qualification necessary and the failure to so qualify would have a Material Adverse Effect.
     (iii) Each Aircraft Subsidiary is duly organized and validly existing and in good standing under the laws of the jurisdiction in which it was organized and has the power and authority to enter into and to perform its obligations under the Loan Documents and the Lease Documents to which it is a party.
     (iv) Each Aircraft Subsidiary is duly qualified and in good standing in all of the jurisdictions in which the character of the properties owned or leased by it or the business conducted by it makes such qualification necessary and the failure to so qualify would have a Material Adverse Effect.
     (b) Loan and Lease Documents. Each of the Borrower and each Aircraft Subsidiary have duly authorized, executed and delivered the Loan Documents and Lease Documents to which it is a party, and, assuming due authorization, execution and delivery by the other parties thereto, the Loan Documents and Lease Documents to which they are parties are legal, valid and binding agreements of the Borrower and each Aircraft Subsidiary, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, examinership, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors’ rights generally, including, but not limited to, materiality, reasonableness, good faith and fair dealing, and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
     (c) No Conflict; Consent. The execution and delivery by the Borrower and each Aircraft Subsidiary of the Loan Documents and Lease Documents to which they are parties are not, and the performance of their obligations under such documents will not be, inconsistent with their respective Organic Documents, do not and will not contravene such Organic Document or any Applicable Law, and do not and will not contravene the

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provisions of, or constitute a default, or result in the creation of any Lien upon any property of the Borrower or each Aircraft Subsidiary (other than Permitted Liens), under, or breach any indenture, mortgage, contract, agreement or other instrument to which they are a party or by which they are bound or require the consent or approval of, the giving of notice to, the registration or filing with or the taking of any action in respect of or under any Governmental Entity, except such as has been obtained, given or accomplished.
     (d) Title. The Borrower or the applicable Aircraft Owning Subsidiary, as the case may be, is the sole legal and beneficial owner (or in the event that the Borrower or an Aircraft Owning Subsidiary owns an Aircraft through a trust, the sole beneficial owner) of and has good and marketable title to the applicable Aircraft, the Collateral is free and clear of Liens other than Permitted Liens.
     (e) No Defaults or Event of Loss. No Facility Default, Facility Event of Default, Amortization Event or Servicer Replacement Event has occurred and is continuing and no Event of Loss has occurred with respect to any Aircraft, Airframe or Engine subject to the Loan Documents as of the applicable Transfer Date for which the mandatory prepayment described in Section 3.02(c) remains unpaid (x) for more than 120 days or (y) after payment of insurance proceeds therefor, or which is to become part of the Portfolio on the applicable Transfer Date.
     (f) Records. The Borrower’s and each Aircraft Subsidiary’s records with respect to the Collateral are located at 2000 Avenue of the Stars, Suite 600N, Los Angeles, California 90067.
     (g) Litigation. There is no action, proceeding or investigation pending or, to the knowledge of the Servicer, the Borrower or any Aircraft Subsidiary, overtly threatened (or any basis therefor known to the Borrower) or outstanding judgments which, individually or in the aggregate, could reasonably be expected to materially impair the ability of the Servicer, the Borrower or any Aircraft Subsidiary to perform their obligations under any of the Loan Documents or Lease Documents to which they are a party.
     (h) Filings Made. Financing statements under the UCC, Lease Assignments and each Security Document (and any supplements thereto relating to Aircraft Subsidiaries) in the forms required by this Agreement have been executed or delivered, as required by this Agreement, by the Borrower and/or the Applicable Aircraft Subsidiary, and have been delivered to the Agent for filing or have been or will, promptly after the Transfer Date, be filed, recorded or registered, as applicable, against the Borrower, the Applicable Aircraft Subsidiary or the applicable Lessee, as the case may be, and all International Interests under the Cape Town Convention with respect to the Security Agreement, the applicable Leases and the applicable Lease Assignments required by this Agreement to be registered have been or will be promptly registered, in each of the above cases, in all necessary jurisdictions and with the International Registry, if applicable, in order to protect and establish the first priority security interest of the Collateral Agent for the benefit of the Protected Parties in and to the Collateral granted under each Lease Assignment, the Security Agreement and each other Security Document (provided that

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neither the Borrower nor any Aircraft Subsidiary shall be obligated to execute and deliver or file, record or register any mortgage, security assignment or the like over any Aircraft unless the execution and delivery and filing, recordation or registration of a mortgage, security assignment or the like is necessary or, in the opinion of the Agent, desirable, for the registration of an International Interest with respect to the Aircraft under the Security Agreement) and in all other jurisdictions in which the Agent reasonably determines and advises the Borrower that filings are to be made. Except for the execution and delivery of the Depository Agreement, the proper filing of UCC financing statements, the proper registering of the International Interests with the International Registry, as applicable, and the taking possession of the Capital Stock of the Aircraft Subsidiaries (if certificated), in each case by the Collateral Agent, no further action except as may have already been taken, or such action that the Agent agrees may later occur, is necessary in order to establish and perfect the Collateral Agent’s first priority security interest granted in the Collateral securing the Obligations against any third parties in any jurisdiction; provided that no representation or warranty is being given in this clause (h) as to the perfection of any security interest in any Aircraft or any Engine, other than (i) if the security interest is deemed to be perfected by the filing of a financing statement under the UCC, that such perfected security interest is prior to all other security interests that are deemed to be perfected by the filing of a financing statement under the UCC and (ii) if the security interest is deemed perfected by the registration of an International Interest under the Cape Town Convention, that such perfected security interest is prior to all other security interest that are deemed to be perfected by the registration of an International Interest under the Cape Town Convention.
     (i) No Borrower Debt. Other than Taxes, none of the Borrower nor any Aircraft Subsidiary has incurred Indebtedness other than (i) Indebtedness created or permitted by this Agreement or any other Loan Document, (ii) loans by the Borrower or an Aircraft Subsidiary to another Aircraft Subsidiary, (iii) liabilities created or permitted by this Agreement, any Lease Document or attributable to any business permitted hereunder or (iv) guarantees by the Borrower of obligations of an Aircraft Subsidiary.
     (j) Lease Documents. The Borrower has delivered or caused to be delivered to the Agent a copy of the Leases and any other Lease Document to which the Borrower or any Aircraft Subsidiary is a party including any amendments or supplements thereto to which the Borrower or any such Aircraft Subsidiary is a party, and except for amendments so disclosed to the Agent, such documents have not been amended or modified.
     (k) Sole Business of Borrower; Special Purpose Status. The sole business of the Borrower is its acquisition, ownership, financing, refinancing, marketing, remarketing, leasing and sale of Aircraft or of the ownership of Aircraft Subsidiaries and the sole business of such Aircraft Subsidiary is acquisition, ownership, financing, marketing, refinancing, remarketing, leasing and sale of the Aircraft. The Borrower and the Aircraft Subsidiaries engage in no other business except as described in this clause (k) or as otherwise expressly permitted under the Loan Documents. Neither the Borrower nor such Aircraft Subsidiary have engaged in any activities since their organization, other than those incidental to its above permitted activities, its organization and other

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appropriate steps and its arrangement for the payment of fees to, and director’s and officer’s insurance for, the officers and directors of the Borrower and the Aircraft Subsidiaries, the acquisition, lease and sale of the Aircraft at issue and the funding of the Purchase Price thereof, the authorization and issuance of the Notes, the execution of this Agreement, the other Loan Documents, the Servicing Agreement and Lease Documents to which they are a party and the activities referred to in or contemplated by such agreements.
     (l) Separate Corporate Structure; No Employees, Subsidiaries.
     (i) The legal and beneficial title to all of the issued and outstanding Capital Stock of each Aircraft Subsidiary is owned directly or indirectly by the Borrower.
     (ii) The Borrower is a separate legal entity from ALC and ALC’s Affiliates other than the Borrower.
     (iii) Each Aircraft Subsidiary is a separate legal entity from the Borrower.
     (iv) The Borrower has satisfied the minimum capitalization requirements, if any, under the laws of the State of Delaware for purposes of conducting its business.
     (v) Each Aircraft Subsidiary has satisfied the minimum capitalization requirements, if any, under the laws of the jurisdiction in which it was organized for purposes of conducting its business.
     (vi) The Borrower has complied in all respects with the requirements of Applicable Law and those set forth in its Organic Documents, including, without limitation, its Certificate of Formation and Operating Agreement except where failure to comply with Applicable Law would not result in a Material Adverse Effect.
     (vii) Each Aircraft Subsidiary has complied in all respects with the requirements of Applicable Law and those set forth in its Organic Documents, including but not limited to its charter documents, or such other similar documents except where the failure to comply with Applicable Law would not result in a Material Adverse Effect.
     (viii) The Borrower keeps complete and accurate corporate records, books, accounts and minutes separate from those of ALC, any of ALC’s Affiliates or any other Person other than the Borrower and the Borrower’s Subsidiaries.
     (ix) Each Aircraft Subsidiary keeps complete and accurate corporate records, books, accounts and minutes separate from those of ALC, any of ALC’s Affiliates or any other Person other than the Borrower and the Borrower’s Subsidiaries.

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     (x) The Borrower has held itself out to the public (including to creditors of the Borrower, ALC, each Aircraft Subsidiary and their Affiliates) under the Borrower’s own name as a separate and distinct corporate entity from ALC and all of its Affiliates other than the Borrower and the Borrower’s Subsidiaries.
     (xi) Each Aircraft Subsidiary has held itself out to the public (including to creditors of ALC, the Borrower, each Aircraft Subsidiary and their Affiliates) under its own name as a separate and distinct legal entity from ALC and all of its Affiliates other than the Borrower and the Borrower’s Subsidiaries.
     (xii) The Borrower has not directly or indirectly entered into any transaction with ALC or any of ALC’s Affiliates other than the Borrower’s Subsidiaries except the Servicing Agreement or except as expressly permitted by the Loan Documents and then on terms as may be found in an arm’s-length transaction.
     (xiii) No Aircraft Subsidiary has directly or indirectly entered into any transaction with ALC or any of ALC’s Affiliates other than the Borrower and the Borrower’s Subsidiaries and except the Servicing Agreement or except as expressly permitted by the Loan Documents and then on terms as may be found in an arm’s-length transaction.
     (xiv) The Borrower has not loaned funds to, guaranteed or become obligated with respect to claims against, ALC, or any of ALC’s Affiliates other than the Borrower’s Subsidiaries, or any other Person or entity except as expressly permitted by the Loan Documents.
     (xv) The Borrower has kept its assets and liabilities as reflected in its books and records separate from those of ALC and ALC’s Affiliates other than the Borrower’s Subsidiaries, and has not and at all times will not commingle such assets and liabilities with those of ALC or any of ALC’s Affiliates other than Borrower’s Subsidiaries.
     (xvi) Each Aircraft Subsidiary has kept its assets and liabilities as reflected in its books separate from those of ALC and ALC’s Affiliates other than the Borrower and the Borrower’s Subsidiaries, and has not and at all times will not commingle such assets and liabilities with those of ALC or any of ALC’s Affiliates other than the Borrower and the Borrower’s Subsidiaries.
     (xvii) The Borrower has kept adequate records to permit the segregation of its assets and liabilities from those of ALC and ALC’s Affiliates other than the Borrower’s Subsidiaries.
     (xviii) Each Aircraft Subsidiary has kept adequate records to permit the segregation of its assets and liabilities from those of ALC and ALC’s Affiliates other than the Borrower and the Borrower’s Subsidiaries.

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     (xix) The Borrower has not held itself out to the public as a division of ALC, or ALC as a division of the Borrower.
     (xx) No Aircraft Subsidiary has held itself out to the public as a division of ALC, or ALC a division of an Aircraft Subsidiary.
     (xxi) The Borrower has not induced third parties to rely on the creditworthiness of ALC in order to have third parties enter into contracts with the Borrower, except that ALC may guarantee the obligations of Borrower under an agreement to purchase an Aircraft by executing a separate written guaranty in which the creditor acknowledges the separate existence of ALC and its reliance on the separate assets of ALC and the Borrower, provided that the aggregate amount of ALC’s guarantee obligations under this section 6.01(l)(xxi) and section 6.01(l)(xxii) below do not exceed 10% of the Maximum Facility Amount.
     (xxii) No Aircraft Subsidiary has induced third parties to rely on the creditworthiness of ALC in order to have third parties enter into contracts with such Aircraft Subsidiary, except that ALC may guarantee the obligations of an Aircraft Subsidiary under an agreement to purchase an Aircraft by executing a separate written guaranty in which the creditor acknowledges the separate existence of ALC and its reliance on the separate assets of ALC and provided that the aggregate amount of ALC’s guarantee obligations under this section 6.01(l)(xxii) and section 6.01(l)(xxi) above do not exceed 10% of the Maximum Facility Amount.
     (xxiii) The Borrower has and will pay its obligations in the ordinary course of business as a legal entity separate and distinct from ALC and its Affiliates other than the Borrower and the Borrower’s Subsidiaries.
     (xxiv) Each Aircraft Subsidiary has and will pay its obligations in the ordinary course of business as a legal entity separate and distinct from ALC and its Affiliates other than the Borrower and the Borrower’s Subsidiaries.
     (xxv) The Borrower has and will keep its funds separate and distinct from any funds of ALC and its Affiliates, other than the Borrower’s Subsidiaries, and will receive, deposit, withdraw and disburse such funds separate from any funds of ALC and its Affiliates, other than the Borrower’s Subsidiaries, except as expressly permitted by the Loan Documents.
     (xxvi) Each Aircraft Subsidiary has and will keep its funds separate and distinct from any funds of ALC and ALC’s Affiliates, other than the Borrower and the Borrower’s Subsidiaries, and will receive, deposit, withdraw and disburse such funds separate from any funds of ALC and ALC’s Affiliates, other than the Borrower and the Borrower’s Subsidiaries, except as expressly permitted by the Loan Documents.
     (xxvii) The Borrower has no employees.

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     (xxviii) No Aircraft Subsidiary has employees.
     (xxix) The Borrower has at least one (1) Independent Manager (as defined in the Borrower’s Organic Documents or as any such similar term is defined in the Borrower’s Organic Documents).
     (m) ERISA Liability. None of the Borrower, the Aircraft Subsidiaries or any Plan fiduciary has engaged in any transaction in connection with which the Borrower, the Aircraft Owning Subsidiaries or any Plan fiduciary that the Borrower or any Aircraft Subsidiary has an obligation to indemnify with respect to such matters, could be subjected to either a material civil penalty assessed pursuant to Section 502(i) or (1) of ERISA, or a material tax imposed pursuant to Section 4975 of the Code; no material liability to the PBGC has been, or is expected by the Borrower or any Aircraft Subsidiary to be, incurred with respect to any Plan which is established or maintained, or to which contributions are required to be made, by the Borrower, any Aircraft Subsidiary or any ERISA Affiliate; there has been no event or condition which presents a material risk of termination of any such Plan by the PBGC which would result in a Material Adverse Effect on the Borrower or any Aircraft Subsidiary; no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any such Plan; no reportable event (within the meaning of Section 4043 of ERISA) for which the thirty (30) day notice to the PBGC is not waived by regulation has occurred with respect to any such Plan which would result in a Material Adverse Effect on the Borrower or any Aircraft Subsidiary; no unfunded liabilities which are not disclosed in the Borrower’s or any Aircraft Subsidiary’s unaudited financial statements exist with respect to any plan that provides medical, dental, life or other non-pension benefits to former employees of the Borrower or any Aircraft Subsidiary or for which the Borrower or any Aircraft Subsidiary have any liability that would result in a Material Adverse Effect on the Borrower or any Aircraft Subsidiary. None of the Borrower, any Aircraft Subsidiary and any ERISA Affiliate contribute to or have any liability or contingent liability with respect to any “multiemployer plan” within the meaning of Section 3(37) of ERISA that is subject to Title IV of ERISA.
     Neither the Borrower nor any Aircraft Subsidiary is, or is acting on behalf of, an “employee benefit plan” as defined in Section 3(3) of ERISA which is subject to Title I of ERISA, a “plan” as defined in Section 4975 of the Code which is subject to Section 4975 of the Code, an entity deemed to hold the “plan assets” of any of the foregoing, or a governmental, church or non-U.S. plan which is subject to any federal, state, local or non-U.S. law that is similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code. The Borrower and each Aircraft Subsidiary shall make the foregoing representation on each day from the Closing Date through the Termination Date.
     None of the transactions contemplated by the Loan Documents to which the Borrower is a party constitute a “prohibited transaction” within the meaning of Section 406(a)(1) of ERISA or Section 4975(c)(1)(A)-(D) of the Code. The representation by the Borrower in the prior sentence is made in reliance upon and subject to the accuracy of each Lender’s representation in Section 6.02 and each Lender’s

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covenants in Section 8.03. None of the transactions contemplated by the Loan Documents to which the Borrower is a party constitute a “prohibited transaction” under Section 406(b) of ERISA, resulting or arising solely from an act or omission of the Borrower.
     (n) Certain Regulations. None of the transactions contemplated by this Agreement (including the use of the proceeds from the Loans) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including Regulations T, U, and X of the Board of Governors of Federal Reserve System, and none of the proceeds from the Loans will be used, directly or indirectly, to purchase, or to refinance any borrowing, the proceeds of which are used to purchase, any “security” within the meaning of said Securities Exchange Act or purchase (other than an equity interest in an Aircraft Subsidiary) or carry any “margin stock” as such term is defined in Regulation U.
     (o) Investment Company Act. None of ALC, the Borrower or any subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     (p) Leases. (i) Except as otherwise disclosed in writing by the Borrower, the Servicer or the applicable Aircraft Subsidiary to the Agent prior to the applicable Transfer Date, (x) no Lease Event of Default related to the payment of “basic rent” (or such similar term) is in existence under any Lease and each Lease is in full force and effect, (y) to the knowledge of the Borrower or the applicable Aircraft Subsidiary, no other Lease Event of Default is in existence under any such Lease and (ii) the description of events of default occurring under each Lease, if any, included in a Funding Package relating to the applicable Transfer Date and any supplement thereto accurately describes in all material respects events of default during the periods described of which the Borrower is aware as of the relevant Transfer Date, without the Borrower having any duty of inquiry with respect to the same, other than inquiry of all Aircraft Subsidiaries and (z) each Lease contains a provision that protects (x) the Borrower or (y) the applicable Aircraft Subsidiaries, as the case may be, that may be subject to Taxes (but limited to withholding or similar Taxes) as a result of the transactions contemplated by such Lease or this Agreement, from any such Taxes.
     (q) Financial Information. All balance sheets, all statements of income and of cash flow and all other financial information furnished pursuant to clause (a) of Section 7.01 have been prepared in accordance with GAAP consistently applied and do or will present fairly in all material respects the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.
     (r) Subsidiaries. Neither the Borrower nor any Aircraft Subsidiary has any Subsidiary, except those subsidiaries which are party to the Security Agreement.
     (s) Taxes. The Borrower and each Aircraft Subsidiary has filed all material tax returns (including all income tax returns) and reports required by law to have been

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filed by it, such returns being true, correct and complete, and has paid all Taxes thereby shown to be due and owing and all other Taxes payable by it, except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.
     (t) Accuracy of Information. All factual information heretofore or contemporaneously furnished in writing to any Protected Party in connection with any Loan Document or any transaction contemplated hereby or thereby by ALC, the Borrower, any Aircraft Subsidiary or the Servicer was (to the knowledge and belief of the ALC Parties, in the case of any such information provided by persons other than ALC Parties) true, complete and accurate in all material respects at the time so provided or, if applicable, later supplemented and does not omit any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
     (u) Solvency. The Borrower, taken as a whole with all of its Subsidiaries, on a consolidated basis, both before and after giving effect to any Advances, is Solvent.
     SECTION 6.02 Representations and Warranties of the Lenders. Each Lender represents and warrants as to itself (a) on the Closing Date, it has the power and authority to enter into and perform its obligations under the Loan Documents to which it is a party and it has duly authorized, executed and delivered the Loan Documents to which it is a party, and (b) on the Closing Date, and as to itself at all times until the Termination Date that no part of the assets to be used by such Lender to purchase the Notes constitutes assets of an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, a “plan” as defined in Section 4975 of the Code which is subject to Section 4975 of the Code, an entity whose underlying assets include “plan assets” by reason of any such employee benefit plan’s or plan’s investment in such entity, or a governmental, church or non-U.S. plan which is subject to any federal, state, local or non-U.S. law that is similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.
ARTICLE VII
COVENANTS
     SECTION 7.01 Borrower’s Covenants. The Borrower agrees with the Agent and each Protected Party that, until the Termination Date shall have occurred, the Borrower will, and will cause the Aircraft Subsidiaries to, perform or cause to be performed the obligations set forth below.
     (a) Financial Information; Reports, Notices, Etc. The Borrower will furnish each Lender and the Agent copies of the following financial statements, reports, notices and information:
     (i) as soon as available and in any event within 90 days after the end of each of the first three Fiscal Quarters of each Fiscal Year an unaudited or audited consolidated balance sheet of the Borrower and the Aircraft Subsidiaries

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as of the end of such Fiscal Quarter and consolidated statements of income and cash flow of the Borrower and the Aircraft Subsidiaries for such Fiscal Quarter, and including (in each case) in comparative form (for such comparative form, commencing with the first Fiscal Quarter that begins one year after the first Advance has been made) the figures for the corresponding Fiscal Quarter in the immediately preceding Fiscal Year, certified by the chief financial or accounting Authorized Officer of the Borrower as fairly presenting in all material respects the consolidated financial condition of the Borrower, prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);
     (ii) as soon as available and in any event within 120 days after the end of each Fiscal Year, a copy of the balance sheet of the Borrower and the Aircraft Subsidiaries on a consolidated basis, and the related consolidated statements of income and cash flow of the Borrower and the Aircraft Subsidiaries on a consolidated basis for such Fiscal Year, and including (in each case) in comparative form (for such comparative form, commencing in 2011) the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by KPMG LLP, or at the Borrower’s election, such other independent public accountants reasonably acceptable to the Agent prepared in accordance with GAAP;
     (iii) as soon as practicable and in any event within three (3) Business Days after the Borrower, the Servicer or any Aircraft Subsidiary obtains knowledge of the occurrence of (A) any Facility Default, Facility Event of Default, Amortization Event or Servicer Replacement Event, (B) Liens with respect to any Collateral other than Permitted Liens, (C) any Lease Default, (D) any extension of any Lease and (E) any Lease Maturity, notice thereof;
     (iv) as soon as practicable and in any event within three (3) Business Days after the Borrower, the Servicer or any Aircraft Subsidiary obtains knowledge of the commencement of any litigation, action, proceeding or labor controversy of the type and materiality described in clause (g) of Section 6.01, notice thereof and, to the extent the Agent requests, copies of all documentation relating thereto;
     (v) promptly upon receipt from any Manufacturer, the Servicer, any Lessee or any Lessee’s insurance carrier or broker, copies of any material notice, communication, document or agreement related to the Collateral including the Aircraft, Airframes or Engines; and
     (vi) such other financial and other information as any Lender through the Agent may from time to time reasonably request (including information and reports in such detail as the Agent may request with respect to the terms of and information provided pursuant to the Monthly Report).

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     (b) Existence and Citizenship. The Borrower will (i) at all times maintain (A) its existence in good standing under the laws of Delaware and the United States and (B) its right to transact business in each jurisdiction in which the character of the properties owned or leased by it or the business conducted by it makes such qualification necessary and the failure to so qualify would preclude the Borrower from enforcing its rights or meeting its obligations under or with respect to any Loan Documents to which it is a party or any material assets; and (ii) at all times maintain (A) each Aircraft Subsidiary solely as an entity incorporated, formed or created under the laws of the United States (or any state thereof or the District of Columbia), Luxembourg or Ireland unless otherwise agreed to in writing by the Agent, (B) subject to the Borrower’s right to wind-up or liquidate Subsidiaries under Section 11.23 (1) each Aircraft Subsidiary’s existence in good standing under the laws of the jurisdiction in which it was organized and (2) each Aircraft Subsidiary’s right to transact business in each jurisdiction in which the character of the properties owned or leased by it or the business conducted by it makes such qualification necessary and the failure to so qualify would preclude such Aircraft Subsidiary from enforcing its rights or meeting its obligations in any material respect under or with respect to its Leases, any Loan Documents to which it is a party or any other material assets.
     (c) Keep Well Covenant. The Borrower will take, or cause each Aircraft Subsidiary to take, all actions as are required to keep the representations and warranties applicable to it in clauses (a), (d), (h), (i), (k), (l), (m), (n), (o), (r), and (s) of Section 6.01 true and correct in all material respects (but without regard to when such representations or warranties were made or are expressed to be effective), until the occurrence of the Termination Date.
     (d) Compliance with Assumptions. The Borrower and each Aircraft Subsidiary will conduct its business in accordance with the assumptions contained in the opinion of counsel described in the parenthetical in Section 5.01(b)(ii).
     (e) Authorizations, Approvals and Recordations. Promptly take, and maintain the effectiveness of, all action of the type referred to in clause (h) of Section 6.01 of this Agreement or otherwise that may, from time to time, be necessary or appropriate under Applicable Law in connection with the performance by the Borrower and the Aircraft Subsidiaries of their obligations under this Agreement, each Lease Assignment, each Security Document, the Notes, or any other Loan Document or any Lease Document, or the taking of any action hereby or thereby contemplated, or necessary for the legality, validity, binding effect or enforceability of this Agreement, the Notes, the Lease Assignments, each Security Document or any other Loan Document or any Lease Document, or for the making of any payment or the transfer or remittance of any funds by the Borrower and the Aircraft Subsidiaries under this Agreement, the Notes, the Lease Assignments, each Security Document or any other Loan Document or any Lease Document (provided that neither the Borrower nor any Aircraft Subsidiary shall be obligated to execute and deliver or file, record or register any mortgage, security assignment or the like over any Aircraft unless the execution and delivery and filing, recordation or registration of a mortgage, security assignment or the like is necessary or, in the opinion of the Agent, desirable, for the registration of an International Interest with

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respect to the Aircraft under the Security Agreement, and the Borrower and the Aircraft Subsidiaries shall be obligated to execute, deliver and file or record Lease Assignments and the Borrower and each Aircraft Subsidiary shall be obligated to file the UCC financing statements required pursuant to Section 6.01(h)).
     (f) Inspection Rights; Records; Appraisals.
     (i) The Borrower will permit, as may be reasonably requested, any duly authorized representatives of the Agent, at all reasonable times and upon five (5) Business Days’ notice from the Agent to the Borrower and the applicable Aircraft Subsidiaries (which notice shall not be required after the occurrence and during the continuance of a Facility Event of Default or a Servicer Replacement Event): to examine the Borrower’s and such Aircraft Subsidiaries’ books of account and records, reports and other papers related to the Borrower, such Aircraft Subsidiaries and the Collateral and to take memoranda and extracts therefrom and to make copies thereof; to visit and inspect its properties and operations; to examine all information then available to the Borrower and such Aircraft Subsidiaries regarding the location of each Aircraft, Airframe and Engine; to examine, take memoranda and extracts therefrom and obtain copies thereof from the Borrower of any and all such other information and copies of documents and print-outs of data related to the Collateral stored on any electronic or data processing medium under the control of the Borrower and such Aircraft Subsidiaries as the Agent may reasonably request, with respect to the Collateral, and the Aircraft, Airframes, Engines and Parts and the financial records of the Borrower and the Aircraft Subsidiaries related to the Collateral, and the Aircraft, Airframes, Engines and Parts; and, in connection with such inspection, to discuss any of the foregoing and the affairs, finances and accounts of the Borrower and such Aircraft Subsidiaries with any of their respective trustees, directors, officers, or employees (and, upon reasonable request of the Agent, the Borrower shall use reasonable efforts to arrange for the Borrower’s independent public accountants to meet with the Agent to discuss the foregoing), all at such reasonable times and as often as may be reasonably requested; provided, that unless a Facility Event of Default or a Servicer Replacement Event has occurred and is continuing, the Borrower shall only be obligated to pay the Agent’s expenses for two such inspections per calendar year.
     (ii) For each Aircraft, the Borrower shall at its expense provide three (3) Independent Appraisals to the Agent (A) (1) on the first Settlement Date to occur on or after twelve (12) months following the Closing Date (excluding Aircraft for which an Independent Appraisal in a Funding Package has been provided to the Agent within three months of such Settlement Date), (2) on the first Settlement Date to occur on or after twenty-four (24) months following the Closing Date (excluding Aircraft for which an Independent Appraisal in a Funding Package has been provided to the Agent within three months of such Settlement Date), (3) during the Availability Period, every six months after the date set forth in clause (2) of this Section 7.01(f)(ii), (4) on the expiration of the Availability Period (excluding Aircraft for which an Independent Appraisal in a

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Funding Package has been provided to the Agent within three months of the end of the Availability Period) and (5) every six months after the expiration of the Availability Period and (B) upon the request of the Agent, after the occurrence and continuance of a Servicer Replacement Event or a Facility Event of Default. Such updated Independent Appraisals shall be conducted no more than thirty (30) days prior to the date of delivery thereof to the Agent. The Agent may at any time and from time to time obtain Independent Appraisals of any Aircraft (in addition to the Independent Appraisals required pursuant to this clause (ii)) at its own expense. Each Independent Appraisal delivered pursuant to this clause (ii) shall be in form and substance reasonably satisfactory to the Agent; provided that with respect to any Aircraft, when appropriate and acceptable to the Agent, any such Independent Appraisal may be in the form of a letter from an Independent Appraiser confirming the Independent Appraisal previously delivered by such Independent Appraiser with respect to such Aircraft. Without limitation of the foregoing, subsequent Independent Appraisals of such Aircraft shall be adjusted for the then current physical condition of the Aircraft based on the relevant maintenance records to the extent applicable and available, and adjusted for any change to the underlying then “current market value” (as defined by ISTAT) of the Aircraft.
     (iii) In the event that (A) an Aircraft is subject to a Lien securing an obligation or claim with a value in excess of one percent (1.00%) of the Available Collateral Debt Amount related to such Aircraft other than a Permitted Lien or (B) a representation of the Borrower contained in Section 6.01(d) shall be false in any material respect with respect to an Aircraft, the Borrower shall at its expense provide three (3) Independent Appraisals with respect to such Aircraft and, for so long as any such Lien or defect in title shall exist, the amounts determined by such Independent Appraisers shall be reduced by the amount of such obligation or claim or the diminution in the value of the Aircraft resulting from such defect in title.
     (g) Payment of Charges; Maintenance of Licenses. The Borrower will duly pay and discharge (i) all of its and any Aircraft Subsidiary’s trade bills before the time that any Lien related thereto (other than Permitted Liens attributable thereto) attaches to any Collateral or other property or assets of the Borrower or the Aircraft Subsidiaries, including all Aircraft, Airframes, Engines and Parts and (ii) all lawful claims against the Borrower or an Aircraft Subsidiary (other than claims in respect of Taxes, which are governed by clause (s) of Section 6.01 and clause (c) of this Section 7.01), whether for labor, materials, supplies, services or anything else, which would, if unpaid, become a Lien upon such property or assets other than Permitted Liens, in each case unless and only to the extent that any such trade bills and claims are not yet due and payable or the validity thereof is being contested in good faith by appropriate proceedings so long as such proceedings do not involve any material danger of the sale, forfeiture or loss of the Collateral, any Aircraft, any Airframe or any Engine or any interest therein and the Borrower maintains appropriate reserves with respect thereto or has made adequate provision for the payment thereof, in accordance with GAAP and approved by the Agent (which approval shall not be unreasonably withheld); provided that notwithstanding

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anything to the contrary in this subsection, the Lien of the Lease Assignments and each other Security Document shall at all times be wholly preserved at the cost of the Borrower and without expense to the Agent or any other Protected Party. The Borrower will obtain and maintain, or cause to be obtained or maintained, in full force and effect, any authorization, approval, license, or consent of any governmental or judicial authority including, without limitation, registration of the Aircraft with the FAA or other Aviation Authority aircraft registry that is an “owner registry”, which may be or become necessary in order to obtain the full benefits of this Agreement, the Lease Assignments and Security Documents and all rights and remedies granted or to be granted herein, or in or under any Security Document; provided however, the Borrower shall not be obligated to file, register or record with any Government Entity any mortgage, security agreement or the like over any Aircraft other than as set forth in Section 7.01(e).
     (h) Maintenance of Records. The Borrower shall keep, or, with respect to each Aircraft and its related Leases, cause the Servicer to keep, at all times, books of record and account adequate to identify each Aircraft and the revenue and expenses of the Borrower and each Aircraft Subsidiary, and, to the extent that the Lessee has provided such information to the Borrower or the applicable Aircraft Subsidiary pursuant to the applicable Lease, to disclose its maintenance and condition, in which full, true and correct entries will be made, and the Borrower will provide or cause to be provided adequate protection against loss or damage to such books of record and account.
     (i) Separateness. The Borrower will observe, and will cause each Aircraft Subsidiary to observe, all corporate formalities necessary to remain a legal entity separate and distinct from, and independent of, ALC, and ALC’s Affiliates (other than the Borrower and the Borrower’s Subsidiaries as applicable).
     (j) Insignia. With respect to any Aircraft not subject to a Lease other than a Subsidiary Lease, the Borrower shall place and leave or cause to be placed and left in a plain, distinct and conspicuous place in the cockpit of each Aircraft, and on each Engine, a fireproof nameplate, insignia or other identification bearing the following words in letters of a size reasonable under the circumstances and acceptable to the Agent as follows:
     Owned by [Borrower or appropriate Aircraft Owning Subsidiary].
     (k) Registration of Aircraft. Upon the termination of a Lease of an Aircraft registered at an Aviation Authority other than the FAA, the Borrower shall register or cause to be registered such Aircraft at the FAA as soon as reasonably practicable; provided, that if the Borrower reasonably anticipates entering into a Follow-On Lease (or causing an Aircraft Subsidiary to enter into a Follow-On Lease) within two (2) months of the termination of such Lease, then such Aircraft may remain registered at the Aviation Authority at which such Aircraft was registered at the termination of such Lease or the Aviation Authority at which the Aircraft is expected to be registered under the Follow-On Lease.

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     (l) Change in Location of Records. The Borrower shall provide the Agent written notice of any change in the address listed in Section 6.01(f), which written notice shall be deemed the new address or addresses for purposes of representations and warranties made on Transfer Dates pursuant to Section 6.01(f).
     (m) Monthly Report. The Borrower shall provide (or cause the Servicer to provide) to the Agent and each Designated Lender a Monthly Report (by electronic mail if requested by any such party) with respect to the immediately preceding Measuring Period not later than three (3) Business Days prior to each Settlement Date. The Agent shall review the Monthly Report and, in its sole discretion, provide the Borrower with any corrections or supplemental information regarding the Loan or amounts paid into or held in the Depository Accounts, which corrections and/or information the Borrower shall include in a revised Monthly Report. The Borrower shall (or shall cause the Servicer to) provide the Agent with a copy of each Monthly Report, as revised pursuant to the preceding sentence.
     (n) Follow-On Leases. Upon entering into, or causing or permitting an Aircraft Subsidiary to enter into, a Lease which was not in place as of the applicable Transfer Date for the applicable Aircraft (but excluding any extension of the term of any Lease) (a “Follow-On Lease”), the Borrower shall forward the Follow-On Lease to the Agent together with current financial and credit information and payment history in its possession, regarding the proposed lessee, and such other information reasonably requested by the Agent. The Borrower will not enter into, or cause or permit an Aircraft Subsidiary to enter into, such Follow-On Lease without the Agent’s consent, as determined in the Agent’s reasonable discretion, which determination the Agent shall make promptly (and the Agent shall not provide such consent if this Agreement also requires the consent of Lenders and such consent has not been obtained by the Agent) and until the conditions precedent described in clauses (a)(ii) (to the extent reasonably applicable to Leases; provided however, such Funding Package may be delivered as late as five (5) Business Days prior to the commencement of the applicable Follow-On Lease or such shorter period as Agent may agree), (d), (f), (g), (j)(i), (j)(ii) (if such Follow-On Lease may be registered under the Cape Town Convention), (j)(iii) (with respect to the Borrower and any Applicable Aircraft Subsidiaries), (j)(iv), (j)(v) (with respect to any Aircraft Subsidiaries for which such an opinion has not been previously provided), (k), (l)(iii), (l)(iv), (m), (o)(i)(B), (o)(i)(C), (o)(ii), (o)(iii) (provided that items under clause (o) shall only be required if such Follow-On Lease may be registered under the Cape Town Convention), (p), (r), (s), (t), (u), (v), (w) and (aa) (with respect to any Aircraft Subsidiaries for which any applicable information has not already been provided) of Section 5.02 have been satisfied with respect to such Follow-On Lease, as determined in the Agent’s sole and exclusive discretion, which determination the Agent shall make promptly.
     (o) Removal of Servicer. Upon the occurrence and during the continuation of a Servicer Replacement Event, the Borrower may, upon consent of the Agent acting at the direction of the Majority Lenders and shall, at the direction of the Agent acting at the direction of the Majority Lenders (i) terminate the Servicing Agreement in accordance with Section 12(b) thereof and/or (ii) proceed by appropriate court action to enforce

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performance of the Servicing Agreement by the Servicer and/or recover actual direct (and not consequential) damages which result from a breach of any of the Servicer’s representations, warranties or covenants thereunder. In the event that the Servicing Agreement is terminated as provided in clause (o)(i) above or otherwise, the Agent shall be entitled to direct the Borrower to enter into (or, if the Borrower fails to promptly take such direction, the Agent may enter into on the Borrower’s behalf) a new servicing agreement with a successor servicer on terms satisfactory to the Agent.
     (p) Management of Aircraft. Until the occurrence of the Termination Date, the Borrower shall cause the Portfolio to be managed by a Person which, if not ALC or the Servicer, shall (i) be acceptable to the Majority Lenders and, the Agent and (ii) be a nationally known entity which is engaged in the aircraft leasing or management business, capable of performing the services outlined in the Servicing Agreement and (iii) having a net worth in excess of $100,000,000 (or its obligations to perform such services be guaranteed by an entity having a net worth of at least $100,000,000), in each case unless otherwise waived by the Agent and the Majority Lenders. Any Person that meets the criteria listed in clauses (i) through (iii) above, as a condition to becoming Servicer, shall execute and deliver to the Borrower, each Aircraft Subsidiary and the Agent an instrument accepting the appointment as Servicer and outlining its duties in form and substance satisfactory to the Agent (such instrument, a “Replacement Servicing Agreement”). On or before appointing such Person as Servicer, the Borrower shall cause copies of all Aircraft Documents, Leases, Lessee information, all documents, records and other information relating to the foregoing and each other document, record or other information obtained, used or produced by the Servicer necessary for the replacement Servicer to provide its services under the Replacement Servicing Agreement, including all documents, records and other information relating to the Borrower, the Aircraft Subsidiaries, the Aircraft, the Engines, each Part and the Depository Accounts, in each case, that are reasonably requested by such Person to be delivered to such Person; provided that unless and until such Person is appointed Servicer, such information shall be delivered by the Borrower to and held by the Agent or its designee.
     SECTION 7.02 Negative Covenants. The Borrower covenants and agrees that, until the Termination Date shall have occurred, the Borrower will not, and will not cause or permit any Aircraft Subsidiary to:
     (a) Seller Finance Loans. Enter into any Seller Finance Loans;
     (b) Liens. Create, incur, assume or suffer to exist, and shall not cause or permit an Aircraft Subsidiary to create, incur, assume or suffer to exist, any Lien with respect to the Collateral or any other property or assets of the Borrower or any Aircraft Subsidiary, including any Aircraft, Airframe, Engine, Parts, Lease, insurance proceeds or other proceeds of any thereof, other than Permitted Liens and shall, at its own expense, promptly take such action as may be necessary to duly discharge all such Liens, and shall indemnify and hold harmless the Agent and the Protected Parties from and against any costs and expenses (including reasonable attorneys’ fees) in connection with any such Lien;

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     (c) Consolidation, Merger and Sale or Purchase of Assets. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease (substantially as a whole), or otherwise dispose of (whether in one or in a series of transactions) any part of the Collateral or the Portfolio except as expressly permitted by this Agreement;
     (d) No Sale, Alteration or Modification. Except as expressly permitted or required by the applicable Lease or under this Agreement (including Section 11.23), (i) sell, lease (other than pursuant to Leases and Follow-On Leases), convey, transfer or encumber (other than with respect to Permitted Liens) or otherwise dispose (“Dispose” or “Disposition”) of all or any part of any Collateral, or cause or consent to any Person doing any of the foregoing with respect to all or any part of any Collateral without the prior written consent of the Agent, to be granted or withheld in its sole discretion; provided that the Borrower or any Aircraft Owning Subsidiary may Dispose of any Aircraft and related Lease free and clear of the Liens of the Loan Documents at any time for a cash sales price equal to or greater than the Release Amount for such Aircraft, so long as such Disposition does not create a Collateral Deficiency or otherwise increase an existing Collateral Deficiency (provided, that notwithstanding anything to the contrary herein, the Disposition of all or any part of any Collateral for an amount less than the Release Amount shall require the approval of all of the Lenders) and (ii) except as permitted or required in any Lease or required by Sections 7.03 and 7.06, modify or cause or permit any modification to all or any part of the Aircraft. Except as otherwise permitted or required by any Lease and this Agreement, the Borrower shall not (and shall not cause or permit any Aircraft Subsidiary to) make or cause to be made or cause or consent to another to make any change or alteration in any registration, filing, or recordation of any of the Aircraft without the prior written consent of the Agent, to be granted or withheld in the Agent’s sole discretion;
     (e) No Amendments to Loan Documents, Organic Documents or Lease Documents. (i) Without the prior written consent of the Agent acting at the direction of the Majority Lenders subject to the terms of the Loan Documents, including but not limited to Section 11.01, amend, modify, waive, approve or consent to any change in any of the terms or otherwise alter any of the Loan Documents or any Organic Document of the Borrower or any Aircraft Subsidiary in any manner except to increase the share capital as may be required by Applicable Law, or in the case of any Aircraft Subsidiary, to change any director; or (ii) without the prior written consent of the Agent, amend, modify, waive, approve or consent to any change in any of the terms or otherwise alter any of the Lease Documents to the extent any such amendment, modification, waiver, appeal or consent would materially adversely affect the Agent or any other Protected Party (or allow the Servicer or any Aircraft Subsidiary to do the same), except as otherwise expressly permitted in any Lease Assignment (for the avoidance of doubt, extension of lease terms or reductions in base rent which the Borrower (or the Servicer) in good faith believes will maximize overall collections under the applicable Lease will not be deemed to materially adversely affect the Agent or any other Protected Party);
     (f) Investments. Except as expressly permitted hereunder, or under any other Loan Document, make any investment in or make or advance money to any Person other

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than an Aircraft Subsidiary, through the direct or indirect lending of money, holding of securities or otherwise;
     (g) Consolidation with Any Other Person. Operate in a manner that would result in an actual, constructive or substantive consolidation of the “estate” (as defined in Section 541(c) of the United States Bankruptcy Code) of the Borrower or any Aircraft Subsidiary with the “estate” of any other Person (other than the Borrower or a Subsidiary thereof), and in such connection the Borrower and each Aircraft Subsidiary shall observe all corporate formalities, and maintain records separately and independently from those of any other Person;
     (h) Lease Default. Except as permitted in Section 7.02(e)(ii) above, without the prior written consent of the Agent, which consent may be granted or withheld at the Agent’s sole discretion, waive (or permit the waiver of) a Lease Default or Lease Event of Default under a Lease; provided that unless a Facility Default arising from the failure to make a payment when due hereunder or Facility Event of Default has occurred and is continuing, the Borrower may elect, in its reasonable discretion and upon written notice, which notice may be provided to the Agent in the next succeeding Monthly Report, to give such waiver (or permit such waiver), so long as such waiver is limited to the particular facts or set of facts giving rise to such Lease Default or Lease Event of Default and does not prejudice lessor’s (or Agent’s, by assignment) rights under the relevant Lease to exercise remedies with respect to any other or future Lease Defaults or Lease Events of Default;
     (i) Action After Facility Event of Default or a Servicer Replacement Event. Following the occurrence and during the continuance of a Facility Event of Default or a Servicer Replacement Event, take any action or exercise any right under any Lease Document or the Servicing Agreement, outside the ordinary course of business or permit the Servicer to take such action or exercise such right outside the ordinary course of business, without the Agent’s prior written consent acting at the direction of the Majority Lenders;
     (j) Title to Aircraft. Permit an Aircraft Owning Subsidiary to own the legal and/or beneficial title to more than one Aircraft or Airframe without the prior written consent of the Agent; and
     (k) Restrictive Agreements, Etc. Enter into any agreement (other than a Loan Document) prohibiting or restricting:
     (i) the creation or assumption of any Lien upon its properties (other than Aircraft to the extent that such conditions are contained in the Borrower’s or an Aircraft Subsidiary’s Organic Documents), revenues or assets, whether now owned or hereafter acquired;
     (ii) the ability of the Borrower or any Aircraft Subsidiary to amend or otherwise modify any Loan Document; or

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     (iii) the ability of any Aircraft Subsidiary to make any payments, directly or indirectly, to the Borrower, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments.
     (l) Prohibited Jurisdictions. Take an assignment of or enter into a lease of any Aircraft (including but not limited to Follow-On Leases) with a Lessee domiciled in any of the jurisdictions listed on Schedule III hereto.
     SECTION 7.03 Maintenance. In addition to its covenants with respect to the Collateral contained hereunder and in each Lease Assignment, the Borrower agrees that it will or will cause each applicable Aircraft Owning Subsidiary to, at all times and at its own cost and expense with respect to any Aircraft not subject to a Lease other than a Subsidiary Lease:
     (a) Cause each such Aircraft to be stored, maintained, serviced and repaired in accordance with customary commercial practice for similar stored equipment, which practices shall be at all times at (x) the Servicer’s standard for similar stored equipment owned or managed by the Servicer or any of its Affiliates or (y) the customary commercial practice for similar stored equipment; provided that, notwithstanding anything in this Section 7.03 to the contrary, the Borrower may, but shall not be required to, incur major maintenance expenses, including but not limited to “D” checks and Engine performance restoration shop visits, life limited part replacements, repairs and inspections with respect to any Aircraft not subject to a Lease; provided further however, in the event that a Facility Event of Default, Facility Default described in clause (ii) or (iii) of Section 9.01(h), an Amortization Event or a Servicer Replacement Event shall have occurred and is continuing, the Agent shall have the right to direct the Borrower to conduct such major maintenance if (i) such maintenance is due under the requirements of the applicable Aviation Authority, (ii) customary commercial practice would require such maintenance to be done at such time or (iii) such maintenance is done in accordance with a recommendation of the Servicer.
     (b) During the period commencing on the date such Lease expires or is terminated whether as a result of a Lease Event of Default, repossession or otherwise and ending on the date which is the earlier of (A) the date such Aircraft is re-leased, or the subject of a new lease agreement or binding letter of intent in respect thereof and (B) one hundred eighty (180) days after the date such Lease expires or is terminated in addition to the requirements contained in clause (a) of this Section 7.03:
     (i) cause each such Aircraft to be maintained, serviced, repaired, overhauled and/or tested, as the case may be, so as to keep such Aircraft, (1) stored in the United States, Europe, China, Malaysia, Singapore, New Zealand, Australia or such other country as may be reasonably acceptable to the Agent, (2) in good operating condition and within the acceptable limits of performance provided in the Manufacturer’s maintenance manuals for stored aircraft and the rules and regulations of the relevant Aviation Authority, (3) in compliance with the requirements of the relevant insurance carriers, and (4) in such condition as may be necessary to enable the airworthiness certification or

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license of such Aircraft under Applicable Law to be maintained in good standing at all times (subject to any abeyance thereof, attributable to any maintenance or refurbishment being done on or to the Aircraft in accordance with this Agreement), unless such Applicable Law affecting airworthiness is being contested in good faith and by appropriate proceedings but only so long as such proceedings do not involve any material risk of the sale, forfeiture, loss or diminution of value of any Airframe or any Engine or any interest therein; and
     (ii) cause all Aircraft Documentation and other records, logs and materials required by the applicable Aviation Authority and in the Borrower’s, the Aircraft Subsidiary’s or the Servicer’s possession to be maintained with respect to an Aircraft and any Aircraft Documentation generated while an Aircraft is in the Borrower’s, an Aircraft Subsidiary’s or the Servicer’s possession to be generated in the English language and such other language required by the applicable Aviation Authority.
     (c) Provide the Agent reasonable documentation supporting any amounts expended by the Borrower or an Aircraft Subsidiary on maintenance related to any Aircraft, including but not limited to the certificates, documents and other data described in Section 7.04(c)(ii).
     SECTION 7.04 Depository Accounts, Deposits and Maintenance Reserves; Aircraft Expenses. The Borrower hereby covenants that:
     (a) The Borrower shall cause the Depositary to create the Concentration Account, the Prepayment Accounts, the Collection Account, the Rent Account, the Deposit Account, the Cash Collateral Account, the Prefunding Account, the Aircraft Expenses Account, the Additional Collateral Account, the Lessee Accounts and other Depository Accounts, in each case in accordance with the terms of the Depository Agreement. The Borrower shall, and shall cause the Servicer and each Aircraft Subsidiary to, deposit all Cash Flow received by each such Person directly into the Concentration Account (other than Cash Flow that is Maintenance Reserves which shall be managed as provided in clause (c) of this Section 7.04 and other than Cash Flow which the Borrower and the Agent have agreed in writing in an AS Joinder and Security Agreement Supplement or otherwise, is to be deposited in an Individual AS Account). The Borrower shall, and shall cause the Servicer and each applicable Aircraft Subsidiary to, instruct each Lessee in writing to make all payments under the applicable Lease (except as provided in the parenthetical in the immediately preceding sentence and except for Excepted Payments (which shall be payable to the Persons for whose benefit any such payment is made)) directly to the applicable Concentration Account.
     (b) On or before the Transfer Date for an Aircraft, the Borrower shall (i) transfer or cause to be transferred all cash held by any ALC Party (or any applicable Seller) as a “security deposit” (or other similar term as defined and used in any aircraft lease), if any, with respect to any Lease for such Aircraft (each, along with any additional “security deposits” paid pursuant to any Lease for such Aircraft, a “Deposit”) to the Concentration Account for further credit to the Deposit Account, (ii) deliver to the Agent

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a certificate from an Authorized Officer of the Borrower certifying that the amount so transferred is the correct amount as required by the applicable Lease, and (iii) direct each applicable Lessee in writing to pay any Deposit paid after such Transfer Date and prior to the Termination Date directly to the applicable Concentration Account, and upon receipt thereof, by the Depositary, pursuant to the Depository Agreement, shall transfer such amount: (x) in the case of a Lease that requires that the Deposit be maintained in a separate account, to a Lessee Segregated Account to be maintained therein in accordance with the applicable terms of the Lease, (y) in the case of a Lease that requires that interest be paid on the Deposit, to a Lessee Interest Account and (z) in all other cases, to the applicable Deposit Account. The Agent shall cause the Depositary to pay to the Borrower or the applicable Aircraft Subsidiary for payment to the applicable Lessee all or part of the applicable Deposit as and when required pursuant to the applicable Lease upon receipt of a written notice to the Agent signed by an Authorized Officer of the Borrower certifying that the applicable Lessee is entitled to all or part of such Deposit under the applicable Lease, together, at the request of the Agent, with copies of all supporting documentation required under such Lease to evidence such entitlement. The Borrower or the applicable Aircraft Subsidiary, as the case may be, shall, as between it and its Lessee and notwithstanding the Depositary or the Collateral Agent’s holding of any such Deposits, remain responsible for transmitting, or causing to be transmitted, the appropriate amount of such Deposits to its Lessee entitled to the applicable Deposit. Upon termination of any Lease, any Deposits remaining in the Deposit Account with respect thereto after payment of any amounts owed to the related Lessee shall be transferred to the Concentration Account. If a Deposit is in the form of a letter of credit, unless waived by the Agent in writing, the letter of credit shall be issued or re-issued to the Borrower or the applicable Aircraft Subsidiary not later than the Transfer Date for the relevant Aircraft, the letter of credit shall be payable only to the Concentration Account, and the Borrower shall, or shall cause such Aircraft Subsidiary to, draw such letter of credit as a Deposit at the instruction of the Agent, subject to the terms of the applicable Lease and letter of credit, and such Deposit is to be transferred to and to be held or applied by the Borrower pursuant to the terms of this Agreement and the Depository Agreement. Upon request of the Agent, the Borrower or the applicable Aircraft Subsidiary shall deliver any such letters of credit to the Collateral Agent, and the Collateral Agent will hold such letters of credit pursuant to the terms of the Security Agreement.
     (c) On or before the Transfer Date for an Aircraft, the Borrower shall (i) transfer or cause to be transferred all cash held by any ALC Party (or any applicable Seller) as a “maintenance reserve” (or similar term defined and used in any aircraft lease), if any, with respect to such Aircraft (each, along with any additional “maintenance reserve” paid pursuant to any Lease for such Aircraft, a “Maintenance Reserve”) to the Rent Account, (ii) deliver to the Agent a certificate from an Authorized Officer of the Borrower and the Servicer certifying that the amount so transferred is correct as required by the applicable Lease, and submit copies of all supporting documentation and other data to which the Borrower or the Aircraft Subsidiary, as the case may be, is entitled to support the determination of such amount, and (iii) direct each applicable Lessee in writing to pay any such Maintenance Reserve paid after such Transfer Date and prior to the Termination Date directly to the Rent Account. Such amounts in the Rent Account

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shall be applied on the immediately succeeding Settlement Date as provided in Section 3.03.
     (d) If a Lessee has completed maintenance on an Aircraft that is subject to a Lease, and if such Lessee requests reimbursement of any expenses related to such maintenance that are reimbursable by the lessor under such Lease or such Lessee requests reimbursement of amounts that are otherwise payable to the Lessee under such Lease, the Agent, upon receipt from or on behalf of the Borrower of (i) an Officer’s Certificate of the Borrower and the Servicer certifying that (x) customary due diligence has been performed by or on behalf of the Borrower or the Applicable Aircraft Subsidiary with respect to such maintenance, (y) the amount to be released from the Cash Collateral Account and/or drawn upon with respect to an Acceptable Letter of Credit is no greater than the amount of expenses that are reimbursable under such Lease for such maintenance or is no greater than the amount otherwise payable to the Lessee under such Lease, as applicable, and (z) the amounts to be released from the Cash Collateral Account and/or drawn upon with respect to an Acceptable Letter of Credit is no greater than the amount of Net Maintenance Reserves related to such Lease at such time and (ii) if requested by the Agent, copies of all documentation and other data then held by the Borrower, the Servicer or the applicable Aircraft Subsidiary related to such maintenance and payment of reimbursable expenses, shall release such amount set forth in such Officer’s Certificate from the Cash Collateral Account or shall draw such amount set forth in such Officer’s Certificate from an Acceptable Letter of Credit, in each case, to the Borrower’s, Servicer’s or Aircraft Subsidiary’s order. The Borrower or Aircraft Subsidiary, as the case may be, shall, as between it and the Lessee and notwithstanding the Depositary or the Collateral Agent’s holding of any amounts in the Cash Collateral Account, pursuant to an Acceptable Letter of Credit or otherwise, remain responsible for transmitting, or causing to be transmitted, the appropriate amount of such Maintenance Reserves to each Lessee entitled to the applicable Maintenance Reserve.
     (e) Any amounts from time to time held in the Concentration Account, the Collection Account, the Rent Account, the Deposit Account, the Cash Collateral Account, the Prepayment Accounts, the Prefunding Account, the Aircraft Expenses Account and the Lessee Accounts may be invested in Permitted Investments (subject to the provisions of the applicable Lease and the Depository Agreement, as applicable), at the Borrower’s risk as directed in writing by the Borrower, until the application thereof in accordance with Section 3.03 or 7.04(d), but subject, in the case of the Deposits, to the terms of the applicable Lease.
     (f) Subject to the provisions of the applicable Leases and the Depository Agreement and unless not otherwise paid under Section 3.03(a) or (c) by means of the application of any other amounts described therein, (i) at any time prior to the Availability Expiration Date, the Agent shall instruct the Depositary to apply any and all amounts from time to time on deposit in the Depository Accounts or available pursuant to an Acceptable Letter of Credit to the repayment of the Obligations contained in clause first through clause fifth in Section 3.03(a) or from clause first through clause fourth in Section 3.03(c), and (ii) at any time on or after the Availability Expiration Date, (x) the Agent shall instruct the Depositary to apply any and all amounts from time to time on

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deposit in the Depository Accounts or available pursuant to an Acceptable Letter of Credit as described in clause (i) above and (y) the Agent may, in its sole discretion and in addition to the application of amounts described in clause (x) above, instruct the Depositary to apply any and all amounts from time to time on deposit in the Depository Accounts or available pursuant to an Acceptable Letter of Credit.
     (g) When Aircraft Expenses are to be paid from the Aircraft Expenses Account, if requested by the Agent, the Borrower shall provide to, or cause to be provided to, the Agent copies of all documentation and other data that the Borrower, the Servicer or the applicable Aircraft Subsidiary has related to such maintenance and/or payment of Aircraft Expenses.
     (h) At any time, the Borrower may elect to provide the Collateral Agent with an Acceptable Letter of Credit as Cash Collateral otherwise required to be maintained in the Cash Collateral Account. At any time an Acceptable Letter of Credit is issued as Cash Collateral, the amount of cash and the principal amount of Permitted Investments held in the Cash Collateral Account shall not be less than $15,000,000 in the aggregate. Any such Acceptable Letter of Credit shall be issued in favor of the Collateral Agent and shall secure the amounts described in clause (f) above and be made available for drawing against amounts described in clause (f) above. At the time of issuance of any Acceptable Letter of Credit, the Borrower shall use reasonable efforts to provide the Agent, the Collateral Agent, each Lender and each other Protected Party with an opinion of counsel to issuer reasonably acceptable to the Agent as to the due authorization, execution and delivery by and the enforceability against such issuer. If, after expending such reasonable efforts, the issuer does not provide such opinion of counsel, such requirement shall be deemed waived. If, at any time while Loans or other Obligations under the Loan Documents remain unpaid, an issuer ceases to be an Eligible L/C Issuer, unless the non-conforming Acceptable Letter of Credit is replaced with an Acceptable Letter of Credit within sixty (60) days after the Borrower obtains knowledge of such event, the Agent may, either (x) draw on the non-conforming Acceptable Letter of Credit in an amount equal to the amount available for drawing under such non-conforming Acceptable Letter of Credit or (y) direct that the Borrower fund the Cash Collateral Account in an amount equal to the amount available for drawing under the non-conforming Acceptable Letter of Credit. In the event that the Collateral Agent draws on an Acceptable Letter of Credit, such proceeds shall be immediately deposited into the Collection Account. Upon the replacement of any non-conforming Acceptable Letter of Credit with a conforming Acceptable Letter of Credit, such non-conforming Acceptable Letter of Credit shall be returned to the Borrower for cancellation.
     SECTION 7.05 Servicer. The Borrower and the Agent agree that the Agent, without the Borrower’s consent, shall have the right to remove the Servicer and terminate the Servicing Agreement upon the occurrence and during the continuation of a Servicer Replacement Event and as otherwise provided in the Servicing Agreement.

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     SECTION 7.06 Modifications and Improvements.
     (a) The Borrower shall, at its, or the applicable Aircraft Owning Subsidiary’s, expense, make or cause to be made such modifications and improvements to each Airframe and Engine not subject to a Lease (other than a Subsidiary Lease) as may be (i) set forth as requiring present compliance in any mandatory airworthiness directives adopted by the applicable Aviation Authority or (ii) required from time to time to meet the applicable standards of the Governmental Entity having jurisdiction over such Aircraft unless the validity of such standard is being contested in good faith by appropriate proceedings but only so long as such proceedings do not involve any material risk of the sale, forfeiture, loss or diminution of value of any Airframe or any Engine or any interest therein.
     (b) The Borrower may make or cause to be made such modifications and improvements to each Airframe and Engine as it may deem reasonably necessary or desirable for the re-marketing thereof provided that the aggregate cost of all such modifications and improvements for each Aircraft shall not exceed 7.5% of the Aircraft Value for such Aircraft determined as of the Transfer Date therefor.
     (c) Except as expressly provided in clause (b) of Section 7.03 and clauses (a) and (b) above or as permitted under any applicable Lease, neither the Borrower nor an Aircraft Subsidiary shall make any modifications or improvements to any Airframe or any Engine without the prior written consent of the Agent, which consent may be granted or withheld at the Agent’s reasonable discretion.
     (d) The Borrower agrees that it will or will cause the applicable Aircraft Subsidiary to, at its own cost and expense, provide the Agent reasonable documentation supporting any amounts expended by the Borrower or such Aircraft Subsidiary on modifications or improvements related to any Aircraft.
     SECTION 7.07 Operations Subject to Insurance Coverage. The Borrower shall not, and shall not permit any Aircraft Subsidiary to, operate any Aircraft or suffer any Aircraft not subject to a Lease to be operated in violation of any provision of any insurance policy in effect with respect to such Aircraft or in any jurisdiction where all of the insurance required hereunder shall not remain in full force and effect or in material violation of any law, treaty, statute, rule, airworthiness directive, regulation or order of any Governmental Entity having jurisdiction over such Aircraft or in violation of any applicable airworthiness certificate, license or registration relating to such Aircraft issued by any such government or governmental authority.
     SECTION 7.08 Insurance.
     (a) With respect to any Aircraft then subject to a Lease with a Lessee:
     (i) the Borrower shall monitor each Lessee’s performance of its obligations relating to insurance under its Leases, to ascertain whether appropriate evidence of insurance exists with respect to any Aircraft subject to a Lease and provide to the Agent such reports regarding insurance matters relating to each

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Aircraft subject to a Lease delivered by the relevant insurance broker from time to time; and
     (ii) the Borrower will (1) advise the Agent of any settlement offers received by the Borrower from a Lessee or its insurer with respect to any claim of damage or loss in excess of the damage notification threshold, if any, in the relevant Lease with respect to an Aircraft; (2) provide the Agent with copies of all relevant available documentation related thereto in its possession or otherwise available to the Borrower and such other additional information and advice from the relevant Lessee’s or the insurer’s agents, brokers or adjusters in its possession or otherwise available to the Borrower as the Agent may reasonably request; (3) upon direction from the Agent that any settlement offer received by the Servicer related thereto acceptable to the Borrower is also acceptable to the Agent (provided that the Agent’s direction shall not be required so long as the total amount to be paid to the Agent pursuant to any such settlement equals the Release Amount), forward to the relevant insurance broker such appropriate documentation as shall have been delivered or available to the Borrower, including releases and any indemnities required in connection with such releases, to give effect to such settlement offer; and (4) direct the execution of such documentation by the relevant Aircraft Subsidiaries.
     (b) With respect to each Aircraft (x) not subject to a Lease with a Lessee and (y) subject to a Lease with a Lessee (which coverages shall be on a contingent basis in the event that the Lessee maintains none of the coverages required by the Lease):
     (i) the Borrower or the applicable Aircraft Subsidiary shall maintain, at all times prior to the Termination Date, at least the following “possessed” insurance with insurers or re-insurers of recognized reputation and responsibility (the “Insurers”) through internationally recognized aviation insurance brokers:
     (A) Aircraft Hull All Risks, including Engines and Spares Insurance and Aircraft Hull War and Related Perils Insurance for no less than 110% of the greater of the Depreciated Purchase Price and the Available Collateral Debt Amount for such Aircraft at all times with deductible amounts that apply to an individual Aircraft which are no greater than the greater of $1,000,000 and standard industry deductibles; and
     (B) Comprehensive Aircraft Liability Insurance, having a combined single limit of not less than $750,000,000 per occurrence (or such other amount reasonably acceptable to the Agent but in each case such amount to be equivalent to the level of coverage underwritten with respect to aircraft of similar type by companies engaged in the same or similar business operating the same or similar aircraft) when any part of the Aircraft is operated and $25,000,000 when the Aircraft is in storage, or such other amount upon which the Servicer and the Agent may agree;

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     (ii) the insurance policies in respect of all insurance referred to in clause (i) above shall at all times be underwritten in full and shall contain the provisions contained in the AVN67B clause offered by London underwriters as of the date hereof (and in the case that a requirement herein conflicts with or contradicts the AVN67B clause, the terms of the AVN67B clause shall prevail and this Agreement shall be deemed so amended) or, in the event that no such clause exists at a future date, such provisions as are contained in such AVN67B clause as of the date hereof, and shall include the following provisions:
     (A) a letter of undertaking from an insurance broker reasonably acceptable to the Agent or provisions in the insurance policy requiring the insurers or underwriters to promptly notify the Agent of any cancellation, material change to any such policy or a failure of the Borrower or Aircraft Subsidiary to make any premium payment or installment;
     (B) a statement that, except as otherwise agreed, any lapse in coverage for the nonpayment of any premiums shall not be effective as to the Collateral Agent, the Agent or the Lenders until thirty (30) days (or seven (7) days in the case of war risk and allied perils) after receipt by the Agent of written notice thereof (or such other time frames agreed by the Agent);
     (C) to the extent that the primary insurance has not been placed directly in Lloyds of London, or other internationally recognized aviation insurance markets, they shall be reinsured (in any case not less than 90%) in such markets;
     (D) each reinsurance policy, if any, shall have, if available on commercially reasonable terms as determined by the Agent, a “cut-through” endorsement reasonably satisfactory to the Agent;
     (E) shall name the Collateral Agent as the sole loss payee or contract party (or loss payee or contract party for the account of the Protected Parties) with respect to the hull insurance and name each of the Collateral Agent, the relevant Aircraft Subsidiaries, the Agent, the Borrower, the Servicer and each Lender (which requirement shall be satisfied if such policy lists “each Lender from time to time a party to the Warehouse Loan Agreement dated May 26, 2010”) as an additional insured under the liability insurance policies;
     (F) shall provide that all insurances shall be expressed, payable and settled in Dollars with the exception of the risks referred to in Section 7.08(b)(i)(B) which shall be payable and settled in the currency in which the relevant liability covered by such insurance is paid or incurred;
     (G) shall provide that, in respect of the interest of any such additional insured or the loss payee or contract party in such policies, the

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insurance shall not be invalidated by any action or inaction of any Lessee, the Servicer, the Borrower, any Aircraft Subsidiary, the Agent or any additional insured as defined under the policy of insurance required by this Section (other than any action or inaction by such additional insured) and shall insure the additional insured and the loss payee or contract party regardless of any breach or violation of any warranty, declaration or condition in such policies by any Lessee, the Servicer, the Borrower, any Aircraft Subsidiary, the Collateral Agent or the Agent or any other additional insured as defined under the policy of insurance required under this Section;
     (H) shall provide that the insurers shall waive any rights of recourse and/or subrogation against the loss payee or contract party and such additional insureds except to the extent that any insured event arises solely from the gross negligence or willful misconduct of the loss payee or contract party or such additional insured as determined by a final judgment of a court of competent jurisdiction;
     (I) shall provide that such insurer shall waive any right of such insurer to any set off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of any such additional insured or the loss payee or contract party except in respect of outstanding premiums in respect of the applicable Aircraft;
     (J) be primary and without rights of contribution from any other insurance that is carried by any such additional insured or the loss payee or contract party with respect to its interest in the Aircraft;
     (K) shall provide that no such additional insured or the loss payee or contract party other than an Aircraft Subsidiary or the Servicer shall have any obligation or liability for premiums or other payments, if any, in connection with such insurance (but shall reserve the right to pay the same should any of them elect to do so);
     (L) shall contain a 50/50 clause in accordance with current market practice as set forth in AVS103; and
     (M) shall expressly provide that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured.
     (iii) the Borrower shall use reasonable efforts to deliver to the Agent at the time such insurance is required to be provided by this Section 7.08(b) and thereafter at least annually on or prior to each renewal date of such insurance certificate(s) of insurance confirming the existence of the insurance coverage required by this Section 7.08(b) (w) in English, (x) certifying the date and time of commencement and expiry of each insurance policy and (y) specifying the

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deductible amounts and levels of co-insurance, if any, for each type of loss; provided that the Borrower may, upon renewal of any insurance policy required by this Section 7.08(b), make such changes to such insurance policy to conform with changes that have been made by the Servicer and its Affiliates to insurance policies covering each aircraft owned by them that is not subject to a lease provided that such changes are reasonably acceptable to the Agent; and
     (iv) the Borrower will not cause any Aircraft to be employed in any place or in any manner or for any purpose inconsistent with the terms of or outside the coverage provided by any required insurance.
     (c) With respect to each Aircraft subject to a Lease to a Lessee, the Borrower shall maintain, at all times prior to the Termination Date, Hull All-Risk and liability insurance contingent on the continuing insurance by the Lessee or other operator of such Aircraft to follow the terms and conditions of such Lessee’s or other operator’s insurance to protect the interests of the related Aircraft Subsidiary, the Collateral Agent, the Agent and the Lenders (but not the interests of the Lessee and/or operator); such policy to pay in the event (i) the Lessee and/or operator policies fail to respond, (ii) the Lessee and/or operator has insurance in effect but has failed to obtain sufficient coverages to satisfy its requirements under the corresponding Lease or (iii) in the case of liability coverages, there is a lack or insufficiency in the coverages required under the corresponding Lease due to error or accidental omission.
     (d) With respect to all Aircraft at all times, the Borrower will not make or consent to any modification to any insurance required hereunder without the prior written consent of the Agent (which consent shall not be unreasonably withheld).
     (e) The Agent shall pay to the Depositary for deposit and application pursuant to Section 2.01(i)(D) of the Depository Agreement all insurance proceeds from time to time received by the Agent in respect of occurrences not constituting an Event of Loss with respect to the applicable Airframe.
     SECTION 7.09 Event of Loss. (a) Event of Loss with Respect to an Aircraft. Upon the occurrence of an Event of Loss with respect to an Aircraft, the Borrower or the Applicable Aircraft Subsidiary shall, within five (5) Business Days after its knowledge thereof, give the Agent written notice of such Event of Loss, and concurrently with the applicable Lessee’s obligation to pay “stipulated loss value”, “casualty loss value” or similar term as defined and used in the applicable Lease or, in the case of an Aircraft not subject to a Lease, subject to the proviso contained in Section 3.03(b), on or before the first Settlement Date to occur after the earlier of (i) receipt of insurance and other proceeds with respect to such Event of Loss and (ii) one hundred twenty (120) days after the date of occurrence of such Event of Loss, the Borrower shall prepay the Loans in the amounts stated in clause (c) of Section 3.02. Any cash receipts from an Event of Loss (whether by way of insurance proceeds or Lessee indemnity payments or otherwise) shall be deposited by the Borrower or the applicable Aircraft Subsidiary in the Additional Collateral Account together with any additional amount payable under clause (c) of Section 3.02 and applied pursuant to Section 3.03 (except for Excepted Payments, which shall be payable to the Persons for whose benefit any such payment is made). No Event

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of Loss with respect to any Aircraft, Airframe or Engines then installed thereon shall result in any reduction in any amounts owed by the Borrower hereunder or under any other Loan Document except as a result of any prepayment of the Loans required hereunder with respect to an Event of Loss of such Aircraft.
     (b) Event of Loss with Respect to an Engine. Upon the occurrence of an Event of Loss with respect to an Engine under circumstances in which there has not occurred an Event of Loss with respect to the related Airframe, the Borrower shall within fifteen (15) days after it has received notice of such occurrence, give the Agent written notice thereof and (i) if the Engine is not subject to a Lease, not later than the earlier of (x) five (5) Business Days after receipt of insurance and other proceeds with respect to such Event of Loss and (y) ninety (90) days after the occurrence of such Event of Loss, and (ii) if the engine is subject to a Lease and the applicable Lessee shall not have replaced such Engine with an Acceptable Alternate Engine in accordance with the terms of such Lease by the expiration or early termination of such Lease, within thirty (30) days of such expiration or early termination, cause the respective Aircraft Owning Subsidiary to acquire, as replacement for the Engine with respect to which such Event of Loss occurred, title to an Acceptable Alternate Engine free and clear of all Liens (other than Permitted Liens). The Borrower, at its own expense, will (i) furnish the Agent with a copy of a warranty (as to title) bill of sale in favor of such Aircraft Owning Subsidiary, in form and substance reasonably satisfactory to the Agent, with respect to such replacement aircraft engine, (ii) cause an amendment or supplement to the applicable Lease or other appropriate instrument to be duly executed by the applicable Aircraft Subsidiaries and, if applicable, cause such document to be filed for recording pursuant to the Applicable Laws of any State of Registration in which the related Airframe may then be registered, and cause a financing statement or statements or other requisite documents of a similar nature (including precautionary filings) to be filed, recorded or registered with the applicable Aviation Authority and the International Registry, as applicable, and under the UCC in such place or places as necessary or prudent, and (iii) furnish the Agent with such evidence of compliance with the insurance provisions of Section 7.08 with respect to such Acceptable Alternate Engine as the Agent may reasonably request.
     SECTION 7.10 Servicing Agreement. Upon the resignation or removal of the Servicer pursuant to the terms of the Servicing Agreement or otherwise, or upon the termination of the Servicing Agreement for any reason, the Borrower shall promptly appoint a successor “servicer” that is reasonably acceptable to the Agent and the Majority Lenders (a “Successor Servicer”) and enter into such agreements with any such Successor Servicer on terms and conditions reasonably acceptable to the Agent and the Majority Lenders.
     SECTION 7.11 Derivatives Agreement. The Agent, the Lenders and the Borrower each agree (if requested by either the Agent or the Borrower) to negotiate in good faith with respect to a Derivatives Agreement with a Derivatives Creditor with respect to the Cash Flow; provided that in the event a Derivatives Agreement is entered into with respect to the Cash Flow, the Lenders shall be granted a first priority, perfected security interest in such Derivatives Agreement.

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     SECTION 7.12 Enforcement of Lease Documents and Other Borrower Covenants. The Borrower covenants and agrees as follows:
     (a) The Borrower will faithfully abide by, perform and discharge, or if applicable, cause to be faithfully abided by, performed and discharged by each Aircraft Subsidiary, each and every material obligation, covenant and agreement to be performed by the Borrower and/or the applicable Aircraft Subsidiary, as the case may be, in its capacity as lessor under the Lease Documents, and neither the Agent nor any Protected Party shall be responsible for any of such obligations, covenants or agreements under any circumstances.
     (b) At the sole cost and expense of the Borrower, the Borrower will use reasonable commercial efforts to enforce or secure the performance of each and every material obligation, covenant, condition and agreement contained in any Lease to be performed by the applicable Lessee with the goal of maximizing the income and residual value related to the applicable Aircraft and Lease; provided that upon the occurrence and continuance of a Facility Default described in Section 9.01(h)(ii) or (iii), a Facility Event of Default or Servicer Replacement Event, the Agent may elect, by notice to the Lessee, to enforce the provisions of any Lease and otherwise exercise the rights of the Lessor thereunder in accordance with the terms thereof.
     (c) The Borrower shall give notice to a Lessee of any violation of the terms of the applicable Lease related to such Lessee’s non-payment or failure to insure as required by the terms of the Lease, promptly after the Borrower, or the Borrower through an Aircraft Subsidiary or otherwise, is aware of such violation, including, without limitation, any notice required to cause a Lease Default to become a Lease Event of Default thereunder (or to the same effect with respect to terms of similar meaning under any Lease), and the Borrower shall promptly advise the Agent of any such violation and provide the Agent with copies of every such notice; provided that (x) unless a Facility Default arising from the failure to make a payment when due hereunder or Facility Event of Default or Servicer Replacement Event shall have occurred and be continuing, the Borrower may elect, in its reasonable discretion, not to give notice to a Lessee otherwise required by this provision provided that the Borrower promptly advises the Agent in writing that it has refrained from doing so and (y) if a Facility Default, Facility Event of Default or Servicer Replacement Event has occurred and is continuing, the Agent may give a Lessee such notice and may otherwise enforce the provisions of the relevant Lease.
     SECTION 7.13 Further Assurances. Subject to the proviso set forth in Section 7.01(e), the Borrower agrees that from time to time, at the expense of the Borrower, the Borrower will promptly execute and deliver, or cause the applicable Aircraft Subsidiary to promptly execute and deliver, all further instruments and documents, and take all further action, that may be necessary and as may be reasonably requested by the Agent in order to perfect and protect any security interest granted or purported to be granted hereby or pursuant to any Security Document or to enable the Agent and the Collateral Agent to exercise and enforce its rights and remedies hereunder and under the Security Documents. Without limiting the generality of the foregoing, the Borrower will execute and file, and cause the applicable Aircraft Subsidiary to execute and file, such financing or continuation statements, or amendments thereto,

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and such other instruments or notices and will make and cause the applicable Aircraft Subsidiary to make such registrations with the International Registry (subject to receipt of necessary consents from other parties) as may be necessary, as the Agent may request, in order to perfect and preserve the security interests granted or purported to be granted hereby or pursuant to any Lease Assignment or any Security Document. The Borrower hereby authorizes, and will cause each Aircraft Subsidiary to authorize, the Agent to file one or more financing or continuation statements, and amendments thereto, or any similar document, with respect to all or any part of the Collateral without the signature of the Borrower or such Aircraft Subsidiary where permitted by Applicable Law.
     SECTION 7.14 Annual Budget. On or before six months after the end of the Availability Period and annually thereafter, the Borrower shall deliver or cause to be delivered to the Agent an Annual Budget for the fiscal year then in effect, and thereafter the Borrower shall deliver or cause to be delivered to the Agent an Annual Budget for each fiscal year prior to the commencement of such fiscal year.
     SECTION 7.15 Return of Aircraft. In connection with a termination or expiration of a Lease, the Borrower shall provide or cause to be provided the following services:
     (i) arrange for the appropriate technical inspection of such Aircraft for the purpose of determining if the return conditions under such Lease have been satisfied;
     (ii) maintain a record of the return acceptance certificate and related written materials normally received and retained or generated by the Servicer in connection with such inspection and upon request, provide copies of such certificates and written materials to the Agent, the Servicer and the relevant Aircraft Subsidiary;
     (iii) on the basis of the final inspection and available records use reasonable efforts to (A) determine whether the relevant Lessee has complied with the return conditions and maintenance requirements of such Lease, (B) negotiate any modifications, repairs, refurbishments, inspections or overhauls to or compromises of such conditions that the Borrower deems reasonably necessary or appropriate, (C) determine whether any Person is entitled to any payment of Deposits or Maintenance Reserves under the applicable Lease (including reviewing and determining the adequacy and completeness of any documentation evidencing such entitlement) and (D) accept or cause the applicable Aircraft Subsidiary to accept redelivery of such Aircraft; and
     (iv) use reasonable efforts to determine the need for any maintenance or refurbishment of such Aircraft upon redelivery, including compliance with applicable airworthiness directives, service bulletins and other modifications in all cases in which the Borrower may deem it reasonably necessary or appropriate for the marketing of such Aircraft consistent with the practice of the Servicer and its Affiliates with respect to aircraft owned by them, make recommendations to the

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Agent in respect of such needs and procure, at the Borrower’s expense, such maintenance and/or refurbishment.
     SECTION 7.16 Required Disclosures. Promptly, following a request by the Agent or any Lender, the Borrower shall provide all documentation and other information the Agent or any Lender reasonably requests about the Borrower or any Affiliate thereof in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
     SECTION 7.17 Registrations to be Made in the International Registry. The parties hereto agree that the interests set forth in Section 5.02(o) filed with the International Registry (collectively, the “Cape Town Registrations”) in respect of each Aircraft shall, with respect to such Aircraft, have the order of priority set forth therein (with the first listed having the highest priority under the Cape Town Convention and subsequent interests having decreasing priority), notwithstanding any variation from this order of priority which may appear according to the time of registration of any such interest in the records of the International Registry. The Borrower authorizes and consents to the Cape Town Registrations and shall procure that each Applicable Aircraft Subsidiary and each Lessee authorizes and consents to the Cape Town Registrations applicable to it. Subject to the proviso set forth in Section 7.01(e), the Borrower agrees to cooperate and to take such actions, insofar as any such consent, cooperation or action of such party is required, as are necessary to timely effect the Cape Town Registrations.
ARTICLE VIII
OTHER COVENANTS
     SECTION 8.01 Quiet Enjoyment. The Agent and each Protected Party hereby covenant and agree that so long as no Lease Event of Default has occurred and is continuing, it shall not take or cause to be taken any action contrary to any Lessee’s or any permitted sublessee’s right to quiet enjoyment of, and the continuing possession, use and operation of, the relevant Aircraft during the term of such Lease in accordance with the terms of such Lease. To the extent reasonably requested by a Lessee in connection with a Transfer Date or any Follow-on Lease, the Agent and each Protected Party shall confirm this Section 8.01 at the sole cost and expense of the Borrower.
     SECTION 8.02 Mortgages. The Agent and each Protected Party hereby covenant and agree that it shall not file, register, or record or cause any Person to file, register or record, with any Government Entity any Lien over any Aircraft other than as provided in the Loan Documents.
     SECTION 8.03 Lenders’ Covenants. Each Lender, and each subsequent holder of any Note, agrees with the Borrower and each Protected Party that, until the Termination Date shall have occurred, it will not dispose of the Notes to be purchased by it or any interest therein (including, without limitation, any transfer by a change in the capacity in which such Lender holds its investment in such Notes) to any Person unless and until such Person shall (i) make all warranties and representations of such Lender contained in Section 6.02 and (ii) assume all

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covenants of such Lender contained in this Section 8. Each Lender acknowledges that any assignment made in breach of Section 11.03 shall be null and void.
ARTICLE IX
DEFAULT AND REMEDIES
     SECTION 9.01 Facility Events of Default. Each of the following shall constitute a “Facility Event of Default” (for any reason whatsoever and whether or not such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body, including any order or directive of any Governmental Entity) hereunder, and each such Facility Event of Default shall be deemed to exist and continue so long as it shall not have been cured or remedied or waived in writing by the Agent:
     (a) failure to make any payment or prepayment of Unutilized Fee, principal of or interest on the Loans under this Agreement or any Note when due (other than with respect to a payment set forth in clause (a) of Section 3.02, Aggregated Additional Interest or Aggregated Default Interest), or, without duplication, payment of Collateral Deficiency when due hereunder, and such payment is not received within three (3) Business Days of the due date therefor; provided that for purposes of this clause (a), no amount of Aggregated Additional Interest or Aggregated Default Interest shall be deemed due under this Agreement solely because of the provisions of clause ninth of Section 3.03(a), clause sixth of Section 3.03(b) or clause seventh of Section 3.03(c), if such payment of Aggregated Additional Interest or Aggregated Default Interest (x) is not then due and payable under any other provision of this Agreement or any other Loan Document and (y) is not made solely because Cash Flow and other amounts in the Rent Account were insufficient to pay such Aggregated Additional Interest or Aggregated Default Interest in accordance with the priorities of Section 3.03; or
     (b) failure to make any payment under this Agreement, any Note or other Loan Document (other than payments set forth in clause (a) above and clause (a) of Section 3.02, Aggregated Additional Interest and Aggregated Default Interest) when due and such payment is not received within twenty (20) Business Days after written notice of such non-payment has been given to the Borrower and the Servicer; provided that failure to pay any amounts which are payable to the Servicer, the payment of which has, for the time being, been waived by the Servicer, and amounts which are payable in clauses sixth, ninth and tenth of Section 3.03(a), clauses sixth through tenth of Section 3.03(b) or clauses seventh through ninth of Section 3.03(c), shall not be deemed a Facility Event of Default under this clause (b) if such amounts are not paid solely because Cash Flow and other amounts in the Rent Account were insufficient to pay such amounts in accordance with the priorities of Section 3.03(a), as applicable; or
     (c) failure to maintain in effect at all times the insurance required by Section 7.08; or

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     (d) (i) any Loan Document or any Lien granted thereunder shall (except in accordance with its terms or in connection with a release of Collateral as provided in Section 11.23), in whole or in part, terminate or not be effective; (ii) any Loan Document, taken as a whole, shall not be the legally valid, binding and enforceable obligation of any of the Borrower, the Servicer or any Aircraft Subsidiary party thereto; (iii) any of the Borrower, the Servicer or any Aircraft Subsidiary or any other Person shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or (iv) except as permitted under any Loan Document, (x) any Lien or purported Lien over the Collateral (other than any Aircraft or Engine) securing or purporting to secure any Obligation shall, in whole or in part, cease to be a perfected first priority Lien; (y) any Lien or purported Lien over an Aircraft or an Engine which could be perfected by the filing of a UCC-1 or by the registration of an International Interest on the International Registry, securing or purportedly to secure any Obligation, shall, in whole or in part, cease to be a perfected Lien and/or cease to be prior to any other Liens perfected by the filing of a UCC-1 or by the registration of an International Interest on the International Registry, respectively and in any such case under this clause (d), such default shall not have been cured within twenty (20) Business Days after written notice thereof has been given to the Borrower and the Servicer; or
     (e) failure of the Borrower to make (or cause to be made) any Disposition required under Section 3.02(g)(i) within six (6) months of receiving direction from the Agent to make any such Disposition, provided that within six (6) months of the date of receiving such direction such amount payable under Section 3.02(a) remains due and unpaid; or
     (f) other than as set forth in clauses (a) through (e) above, failure of the Borrower or any Aircraft Subsidiary to perform or observe any other undertaking, obligation or covenant of the Borrower or such Aircraft Subsidiary contained in this Agreement or any other Loan Document (other than a failure to make any payments excluded from the Facility Events of Default described in clauses (a) and (b) above) and (A) in the case of any failure to deliver any Monthly Report, such failure shall continue unremedied for a period of two (2) Business Days after written notice thereof (including by means of electronic mail) has been delivered by the Agent to the Borrower and the Servicer and (B) in the case of failure to perform any other undertaking, obligation or covenant of the Borrower or Aircraft Subsidiary, such failure to perform shall continue unremedied for a period of twenty (20) Business Days after written notice thereof has been delivered by the Agent to the Borrower and the Servicer; or
     (g) any statement, declaration, representation or warranty made by (i) the Borrower or any Subsidiary herein or in any Note, Lease Assignment, any Security Agreement or any other Loan Document to the Agent or the Lender or (ii) ALC as the Servicer in the Servicing Agreement or any certificate provided pursuant thereto or hereto, shall at any time prove to have been incorrect in any material respect at the time made, such representation or warranty shall remain incorrect at the time such incorrectness is discovered and, if capable of cure, such incorrectness shall not have been cured within twenty (20) Business Days after written notice thereof has been delivered by the Agent to the Borrower and the Servicer; or

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     (h) (i) subject to the Borrower’s right to wind-up any Subsidiary pursuant to Section 11.23, the Borrower or any Aircraft Subsidiary shall consent to the appointment of or the taking of possession by a receiver, trustee or liquidator of itself or of a substantial part of its property, or the Borrower or any Aircraft Subsidiary shall admit in writing its inability to pay its debts generally as they become due, or does not pay its debts generally as they become due or shall make a general assignment for the benefit of creditors, or the Borrower or any Aircraft Subsidiary shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization, liquidation or other relief in a case under any bankruptcy laws or other insolvency laws (as in effect at such time) or an answer admitting the material allegations of a petition filed against the Borrower or any Aircraft Subsidiary, in any such case, or the Borrower or any Aircraft Subsidiary shall seek relief by voluntary petition, answer or consent, under the provisions of any other bankruptcy or other similar law providing for the reorganization or winding-up of corporations, trusts or banks (as in effect at such time) or the Borrower or any Aircraft Subsidiary shall seek an agreement, composition, extension or adjustment with its creditors under such laws, or the Borrower or any Aircraft Subsidiary shall adopt a resolution authorizing action in furtherance of any of the foregoing; or
     (ii) an order, judgment or decree shall be entered by any court of competent jurisdiction appointing, without the consent of the Borrower or any Aircraft Subsidiary, a receiver, trustee or liquidator of the Borrower or any Aircraft Subsidiary or of any substantial part of their respective property, or any substantial part of the respective property of the Borrower or any Aircraft Subsidiary shall be sequestered, or granting any other relief in respect of the Borrower or any Aircraft Subsidiary as a debtor under any bankruptcy laws or other insolvency laws (as in effect at such time), and any such order, judgment or decree of appointment or sequestration shall remain in force, undismissed, unstayed and unvacated for a period of sixty (60) days after the date of entry thereof; or
     (iii) a petition against the Borrower or any Aircraft Subsidiary, in a case under any bankruptcy laws or other insolvency laws (as in effect at such time) is filed and not withdrawn or dismissed within sixty (60) days thereafter if, under the provisions of any law providing for reorganization or winding-up of corporations, trusts or banks which may apply to the Borrower or any Aircraft Subsidiary, any court of competent jurisdiction assumes jurisdiction, custody or control of the Borrower or any Aircraft Subsidiary or of any substantial part of their respective property and such jurisdiction, custody or control remains in force unrelinquished, unstayed and unterminated for a period of sixty (60) days; or
     (i) there occurs under any Derivatives Agreement an “Early Termination Date” or similar term (as defined in such Derivatives Agreement) resulting from (i) any event of default under such Derivatives Agreement as to which the Borrower is the “Defaulting Party” or similar term (as defined in such Derivatives Agreement) or (ii) any “Termination Event” or similar term (as so defined) as to which the Borrower is an “Affected Party” or similar term (as so defined), and, in either event, the “Derivatives

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Termination Value” or similar term (as so defined) owed by the Borrower as a result thereof is greater than $25,000,000; or
     (j) failure of all Deposits that have not been applied in accordance with the applicable Lease to be deposited into the Deposit Account, as applicable, as provided in Section 7.04 within five (5) days after such amounts are required to be so deposited; or
     (k) any Change of Control shall occur.
     SECTION 9.02 Remedies After Default. (a) (i) If any Facility Event of Default described in clause (h) of Section 9.01 shall occur, the Availability Period shall be automatically terminated and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand to any Person.
     (ii) If any Facility Event of Default (other than any Facility Event of Default described in clause (h) of Section 9.01) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Agent, upon the direction of the Majority Lenders, shall by notice to the Borrower (x) declare the Availability Period to be terminated and/or (y) declare all of the outstanding principal amount of the Loans and other Obligations to be due and payable, whereupon the Availability Expiration Date shall have occurred and the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment.
     (b) If a Facility Event of Default shall have occurred and be continuing and the Loans have been accelerated pursuant to clause (a)(i) or (a)(ii) of this Section 9.02, then and in every such case, the Collateral Agent, as assignee hereunder of any Lease or as secured party under any Security Document or otherwise, may exercise any or all of the rights and powers and pursue any and all of the remedies pursuant to this Section 9.02 and pursuant to any Security Document and available to a secured party or a mortgagee under the UCC or any other Applicable Law and, in the event a Lease Event of Default shall also be continuing under any Lease, any and all of the remedies pursuant to such Lease, and, subject to the terms of the Lease, may take possession of all or any part of the Collateral and may exclude the Borrower, the Aircraft Subsidiaries and all Persons claiming under any of them wholly or partly therefrom.
     (c) Each and every right, power and remedy herein given to the Agent or the Collateral Agent specifically or otherwise in this Agreement and any other Loan Document shall be cumulative and shall be, except as limited in clause (b) above, in addition to every other right, power and remedy herein or therein specifically given or now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy whether specifically herein or therein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Agent or the Collateral Agent, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the

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same time or thereafter any other right, power or remedy. No delay or omission by the Agent or the Collateral Agent in the exercise of any right, remedy or power or in the pursuance of any remedy shall impair any such right, power or remedy or be construed to be a waiver of any default on the part of the Borrower or to be an acquiescence therein.
     (d) The rights of the Agent and the Collateral Agent hereunder shall be in addition to, and shall not limit or be limited by, the rights of the Agent or the Collateral Agent under any Lease Assignment, Mortgage or any other Loan Document.
     (e) Promptly upon obtaining actual knowledge thereof, the Agent shall deliver to each Lender notice of the occurrence of a Facility Event of Default.
     SECTION 9.03 Deficiencies. If the proceeds of any sale of the Collateral shall be insufficient to pay in full the Obligations, the Borrower shall continue to owe such Obligations and shall forthwith pay any balance of such amounts remaining unpaid to the Agent for distribution in accordance with Section 3.03, and any deficiencies remaining unpaid thereafter may be entered as a judgment against the Borrower in any court of competent jurisdiction.
ARTICLE X
AGENCY
     SECTION 10.01 Appointment, Authorization and Action. (a) Credit Suisse AG, New York Branch, is hereby appointed as the Agent hereunder and under the other Loan Documents for the Lenders and each such Lender hereby authorizes the Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. The Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Article X (except for Section 10.07 hereof) are solely for the benefit of the Agent and the Lenders, and no ALC Party shall have any rights under any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, the Agent shall act solely as an agent of the Lenders and shall not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any ALC Party, except with respect to Section 10.07.
     (b) Each Lender irrevocably authorizes the Agent to take such action on such Person’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to the Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto (including the authorization made by the Agent in the immediately following sentence). The Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents in respect of such agent. The Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any

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obligations in respect of this Agreement, any of the other Loan Documents or in connection with any Refinancing except as expressly set forth herein or therein.
     SECTION 10.02 Agent’s Standard of Liability, Reliance, Etc. None of the Agent, nor any Affiliate, director, officer, agent or employee of the foregoing shall be liable to the Lenders for any action taken or omitted by it or them under or in connection with any Loan Document (including for any action in connection with approving any Aircraft or Aircraft Subsidiaries to be included in the Portfolio pursuant to the delegation contained in Section 5.02(a)(iii) or otherwise), except to the extent caused by their respective gross negligence or willful misconduct. Except as otherwise expressly provided in this Agreement or the other Loan Documents and without limitation of any provision requiring the Agent to obtain the instructions, consent or agreement of a percentage of the Lenders other than the Majority Lenders prior to taking or refraining from any action, if the Agent shall request instructions from the Lenders with respect to any act or action (including the failure to take an action) under this Agreement or any of the other Loan Documents, the Agent shall not be required to exercise any discretion or take any action (and shall be fully protected in so acting or refraining from acting) unless it has received instructions of the Majority Lenders, and the Agent shall follow such instructions and such instructions shall be binding upon all Lenders and all holders of Notes; provided that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement, any other Loan Document or Applicable Law. Without limitation of the generality of the foregoing, the Agent: (a) may consult with legal counsel (including counsel for any ALC Entity), independent public accountants and other experts and advisors selected by it and shall not be liable for any action taken or omitted in good faith by it in accordance with the advice of such counsel, accountants, experts and other professional advisors selected by it; (b) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with any Loan Document; (c) shall not have any duty to inspect the property (including the books and records) of the Borrower, the Servicer, ALC or any of their respective Affiliates; and (d) shall incur no liability under or in respect of any Loan Document by acting upon any notice, resolution, request, consent, order, certificate, report, opinion, bond or other document, instrument or writing (which may be by fax, telegram, cable, electronic mail or telex) believed by it to be genuine and correct and signed or sent by the proper party or parties.
     The Lenders shall not have any right of action whatsoever against the Agent as a result of the Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of any percentage of Lenders in accordance with the terms of this Agreement and each other Loan Document. The Agent shall not be required to take any action hereunder, under the Notes, or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement, the Notes, or any other Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Agent shall be or become inadequate, in the Agent’s sole determination, the Agent may require additional indemnification from the Lenders and cease to do the acts indemnified against hereunder unless and until such additional indemnity is given.
     The Agent shall not be responsible to any Lender or any other Person for (a) the execution, effectiveness, genuineness, legality, validity, enforceability, collectability, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document

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furnished pursuant thereto; (b) any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by or on behalf of the Borrower, the Servicer, ALC or any of their respective Affiliates to the Agent, the Depositary or any Lender in connection with the Loan Documents and the transactions contemplated thereby; (c) the financial condition or business affairs of the Borrower, the Servicer, ALC or any of their respective Affiliates or any other Person liable for the payment of any Obligations; (d) the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents; (e) the validity, genuineness, enforceability, existence, value or sufficiency of any of the Collateral; and (f) any information contained in a Monthly Report. The Agent shall not be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of any Loan or as to the existence or possible existence of any Facility Default, Facility Event of Default, Amortization Event or Servicer Replacement Event. Any such inquiry which may be made by the Agent shall not obligate it to make any further inquiry or to take any action. Anything contained in this Agreement to the contrary notwithstanding, the Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.
     SECTION 10.03 Agent in Individual Capacity; Acknowledgment and Waiver. (a) The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Agent in its individual capacity as a Lender hereunder. With respect to its Allocations, any Advances made by it and any Note issued to it, the Agent shall have the same rights and powers under each Loan Document as any other Lender (except to the extent provided otherwise for the Agent in its capacity as Designated Lender) and may exercise the same as though it were not an agent hereunder; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include each such of the Agent in its individual capacity. The Agent, and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of banking, trust, financial advisory, investment banking or other business with, any ALC Party and any Person who may do business with or own securities of any ALC Party, all as if the Agent was not an agent hereunder or a Lender and may accept fees and other consideration from any ALC Party for services in connection with this Agreement and otherwise, in each case without any duty to account therefor to any Lender.
     (b) Without limiting the foregoing, the parties hereto each acknowledge that Credit Suisse is acting as the Agent and is the holder of Allocations. The parties hereto each irrevocably waive any existing or future conflict of interest created by such relationship.
     SECTION 10.04 Lender Credit Decision. Each Lender represents and warrants that it has made its own independent investigation of the financial condition of the Borrower, each Aircraft Subsidiary and the Servicer based on the financial statements of the Borrower, each Aircraft Subsidiary and the Servicer and such other documents and information as it has deemed appropriate in connection with its decision to enter into this Agreement and the making and refinancing of the Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon any of the Agent or any Lender and based on such documents and

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information as it shall deem appropriate at the time, continue to make its own analysis of the creditworthiness of the Borrower, each Aircraft Subsidiary and the Servicer and its own credit decisions in taking or not taking action under the Loan Documents. Neither the Agent nor any Lender shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of any Lender to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making or refinancing of the Loans or at any time or times thereafter, and neither the Agent nor any Lender shall have any responsibility with respect to the accuracy of or the completeness of any information provided to any Lender.
     SECTION 10.05 Indemnification. Each Lender severally agrees to indemnify and hold harmless (which shall survive any termination of this Agreement) the Agent and its agents, officers, employees and Affiliates (to the extent not promptly reimbursed by the Borrower), ratably according to their Loan Percentage, whether or not related to any singular, joint or concurrent negligence of the Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating or arising out of this Agreement, the Notes, or any other Loan Document or any action taken or omitted by the Agent, its agents, officers, employees or its Affiliates under any Loan Document; provided that the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that have resulted from such agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any reasonable and properly incurred out-of-pocket expenses (including counsel fees and disbursements) incurred by the Agent in connection with the preparation, execution, delivery, administration, syndication, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, any Loan Document, to the extent that such agent is not reimbursed for such expenses by the Borrower. Each party hereto hereby agrees that no Conduit Lender shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the related Granting Lender).
     SECTION 10.06 Resignation and Removal of Agent; Successor Agent. Unless prohibited by Applicable Law and subject to the following sentence, Credit Suisse shall remain as Agent at least until the Availability Expiration Date. At any time (whether or not prior to the Availability Expiration Date), the Agent may be removed by the affirmative vote of Lenders who at the time of determination are holding at least seventy-five percent (75%) of the outstanding principal amount of all Loans and unfunded Allocations (excluding Loans and unfunded Allocations held by Credit Suisse for so long as Credit Suisse is the Agent) if in such Lenders’ good faith determination the Agent has failed to diligently discharge any material duty under the Loan Documents; provided however, the Agent may not be removed based on its approval or failure to approve aircraft for inclusion in the Portfolio or based on the Agent’s approval or failure to approve the disposition of Aircraft from the Portfolio. In the event of such an affirmative vote to remove the Agent, the Agent shall remain as Agent until the later of (x) the date a successor Agent is appointed pursuant to the following sentence and such successor accepts such appointment and (y) ninety (90) days from the date of such affirmative vote. Upon

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the affirmative vote of Lenders required to remove the Agent, the Majority Lenders shall select a replacement Agent subject to the consent of the Borrower, such consent not to be unreasonably withheld; provided however, the consent of the Borrower shall not be required in the event that a Facility Event of Default, Facility Default described in clause (ii) or (iii) of Section 9.01(h) or Servicer Replacement Event has occurred and is continuing. At any time after the Availability Expiration Date, the Agent may resign by giving thirty (30) days’ prior written notice thereof to each Lender and the Borrower, such resignation to be effective only upon acceptance of its appointment of a successor Agent as provided herein. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Agent, and (provided no Facility Event Default has occurred and is continuing) subject to the consent of the Borrower and the Servicer, such consent not to be unreasonably withheld. If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within thirty (30) days after any such resignation or removal, the retiring Agent may, on behalf of the Lenders, appoint a successor Agent. Any successor Agent appointed under this Section 10.06 shall, regardless of who appoints such successor, be a Person having a nationally recognized reputation as an agent in syndicated credit facilities similar to this Agreement and expertise in aircraft financing transactions, which shall be a commercial banking institution organized under the laws of the United States (or any State thereof) or a branch or agency in the United States of a commercial banking institution and have a combined capital and surplus or net worth of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the obligations under each Loan Document and the retiring or removed Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.
     SECTION 10.07 Holder and Lender List; Ownership of Notes. (a) The Agent (as agent for the Borrower for purposes of this Section 10.07 only) shall preserve in as current a form as is reasonably practicable a register (the “Register”) containing the most recent list available to it of each Allocation to, and principal amount of each Loan owing to, directly or indirectly, each Lender, and the holders of the Notes from time to time, and the name and address of each such Person having an Allocation or holding a Loan or Note from time to time, which list shall be available to the Borrower and the Servicer for inspection at its request. Failure to make any recordation, or any error in such recordation, shall not affect the Borrower’s, or any other Person’s Obligations in respect of such Loans or Notes. A Lender’s Allocation and the Loans made pursuant thereto and the Notes evidencing such Loans may be assigned or otherwise transferred in whole or in part, subject to the terms of this Agreement, only by, and commencing upon, the registration of such assignment or transfer in the Register. Any assignment or transfer of a Lender’s Allocation or the Loans or the Notes evidencing such Loans made pursuant thereto shall be registered in the Register only upon delivery to the Agent of an Assignment and Assumption Agreement duly executed by the assignor thereof. No assignment or transfer of a Lender’s Allocation or the Loans made pursuant thereto or the Notes evidencing such Loans shall be effective until such assignment or transfer shall have been recorded in the Register by the Agent as provided in this Section.

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     (b) Ownership of the Notes shall be proved by the Register kept by the Agent. Prior to due presentment for registration of transfer of any Note, the Agent and the Borrower may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, and interest on, such Note and for all other purposes whatsoever, whether or not such Note is overdue, and neither the Agent nor the Borrower shall be affected by any notice to the contrary.
     SECTION 10.08 Security Documents. Without limiting the generality of Section 10.01, each Lender hereby further authorizes the Agent to appoint Deutsche Bank Trust Company Americas, a New York banking corporation, as Collateral Agent and Depositary to enter into any Security Document as secured party on behalf of and for the benefit of such Lender or otherwise and to require the delivery of any Security Document which the Agent determines is necessary or advisable to protect or perfect the interests of the Protected Parties in any Collateral and agrees to be bound by the terms of each of the Security Documents. Anything contained in any of the Loan Documents to the contrary notwithstanding, but subject to Sections 4.09, each Lender agrees that no Lender shall have any right individually to realize upon any of the Collateral under any Security Document or Loan Document, it being understood and agreed that all powers, rights and remedies under the Security Documents may be exercised solely by the Agent (or its designee, including the Collateral Agent and the Depositary) for the benefit of Protected Parties in accordance with the terms thereof. Each Lender hereby authorizes the Agent (a) to release or subordinate Collateral as permitted or required under this Agreement or the Security Documents, and agrees that a certificate or other instrument executed by the Agent evidencing such release of Collateral shall be conclusive evidence of such release as to any third party and (b) except as otherwise expressly provided in Section 11.01 hereof, to enter into any amendments or waivers of the Security Documents which the Agent determines are necessary or advisable including, without limitation, Security Documents the form of which are exhibits to this Agreement.
     SECTION 10.09 Distribution of Funding Packages; Request for Documents. The Agent shall furnish to each Lender copies of Funding Packages within twenty (20) Business Days after the applicable Transfer Date and Lease Documents and/or Loan Documents from time to time upon reasonable request therefor (to the extent such Funding Packages, Lease Documents and/or Loan Documents are provided by the Borrower or other third parties, in the form and to the extent provided to the Agent by the Borrower or such third parties).
ARTICLE XI
MISCELLANEOUS
     SECTION 11.01 Amendments, Etc. Except as otherwise expressly provided in this Agreement, no amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, or consent to any departure by the Borrower therefrom, shall in any event be effective without the written concurrence of the Majority Lenders; provided that any such amendment, modification, termination, waiver or consent that:

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     (a) reduces the principal amount of the Loans or any of the Advances (other than by payment thereof);
     (b) changes in any manner the definition of “Majority Lenders” or “Amortization Event”;
     (c) changes in any manner any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all Lenders;
     (d) other than as set forth in Sections 2.02 and 3.02(a), postpones any Interim Repayment Date or the Maturity Date of the Loans or any of the Advances;
     (e) other than as set forth in Sections 2.02 and 3.02(a), postpones the date or reduces the amount of any scheduled payment (but not prepayment) of principal of the Loans, including any payment due on any Interim Repayment Date;
     (f) other than as set forth in Sections 2.02 and 3.02(a), postpones the date on which any interest is payable;
     (g) decreases the rate of any interest or the amount of any fees payable hereunder;
     (h) releases any of the Collateral (except as expressly provided herein and in the Security Documents); or
     (i) changes in any manner the provisions contained in Section 3.03, 4.03, 4.04, 4.05 or 4.06 or this Section 11.01 shall be effective only if evidenced by a writing signed by or on behalf of the Agent and each Designated Lender who is owed (or whose related Conduit Lender is owed) Obligations being directly affected by such amendment, modification, termination, waiver or consent.
     Any such amendment, modification, termination, waiver or consent that changes in any manner any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of the Majority Lenders (or any other percentage of Lenders less than all Lenders) shall be effective only if evidenced by a writing signed by or on behalf of the Agent and the Majority Lenders or such other percentage of Lenders as applicable.
     In addition, (i) no increase in the Allocations of any Lender over the amount thereof then in effect shall be effective without the written concurrence of that Lender, it being understood and agreed that in no event shall waivers or modifications of conditions precedent, covenants, Facility Defaults, Facility Events of Default, Servicer Replacement Event or of a mandatory prepayment or a reduction of any or all of the Allocations be deemed to constitute an increase of the Allocation of any Lender, (ii) no amendment, modification, termination or waiver of any provision of Article IX or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of the Agent shall be effective without the written concurrence of the Agent, and (iii) no amendment, waiver or modification of Section 2.04, the last sentence of Section 10.05 or the last sentence of Section 11.03(b) shall be effective without

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the concurrence of each Conduit Lender. The Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.01 and agreed in writing by the Borrower shall be binding upon each Lender and the Borrower.
     If, in connection with any proposed change, waiver, discharge or termination to any of the provision of this Agreement as contemplated by the provision in either of the first or second paragraphs of this Section 11.01, the consent of the Majority Lenders is obtained but consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower may, so long as all non-consenting Lenders are so treated, elect to terminate such Lender as a party to this Agreement; provided that, concurrently with such termination, (i) the Borrower shall pay that Lender all principal, interest and fees and other amounts owed to such Lender through such date of termination (including but not limited to Break Costs, if any), (ii) another Eligible Assignee satisfactory to the Borrower and the Agent (or if the Agent is also the Lender to be terminated, the successor Agent) shall agree, as of such date, to become a Lender for all purposes under this Agreement (whether by assignment or amendment) and to assume all obligations of the Lender to be terminated as of such date, and (iii) all documents and supporting materials necessary, in the judgment of the Agent (or if the Agent is also the Lender to be terminated, the successor Agent) to evidence the substitution of such Lender shall have been received and approved by the Agent as of such date.
     No amendment to (i) the definitions of “Derivatives Agreement,” “Derivatives Creditor,” “Derivatives Obligation,” “Derivatives Termination Value,” “Obligations” or “Protected Party” contained in Section 1.01, (ii) Section 3.03, (iii) Section 9.01, (iv) this paragraph of Section 11.01 or (v) Section 11.21, in each of clauses (i) through (v), in a manner that adversely affects a Derivatives Creditor, shall be effective without the written concurrence of such Derivatives Creditor and no addition of any new provision to this Agreement in a manner that impacts any of the sections described in clauses (i) through (v) of this paragraph and that adversely affect a Derivatives Creditor shall be effective without the written concurrence of such Derivates Creditor.
     SECTION 11.02 Indemnification. The Borrower shall indemnify each Protected Party and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”), in each case whether or not otherwise indemnified, and save, protect, defend and hold each Indemnitee harmless from any and all liability, obligation, loss, damage, cost or expense (including reasonable attorneys’ fees and disbursements; provided that the indemnification for attorneys’ fees and disbursements under this Section 11.02 incurred in any judicial or administrative proceeding where the Borrower has assumed responsibility for and control thereof in accordance with the penultimate paragraph of this Section 11.02 shall be limited to one law firm for the applicable Indemnitees, unless an Indemnitee reasonably believes that it has rights or interests different from the other Indemnitees, or representing both the Agent and/or Lenders could create, in the reasonable opinion of the Agent, any Lender or its counsel, a conflict of interest for such law firm, in which case such

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Indemnitee’s separate attorneys’ fees and expenses shall be indemnified), penalties, causes of action, suits, claims (including claims based on strict liability in tort or patent infringement) or judgments of whatsoever kind and nature (“Losses”) imposed on, incurred by or asserted against such Indemnitee in any way arising out of, relating to or resulting from or based upon (i) any Loan Document or any document contemplated thereby, any payments made pursuant thereto, any transaction contemplated thereby, performance of any of the terms thereof or the exercise of rights and remedies thereunder, excluding any costs and expenses related to the transfer of a Loan, (ii) any breach by the Borrower, the Servicer or any Aircraft Subsidiary of any Loan Document, (iii) any Lease Document or the exercise of rights and remedies thereunder, or any breach by a Lessee thereunder and (iv) any Aircraft, any Engine, any Part or any other portion of the Collateral or the Borrower’s or any Aircraft Subsidiary’s acquisition, purchase, sale, selection, design, financing, condition, location, storage, modification, repair, maintenance, possession, registration, delivery, nondelivery, transportation, transfer, rental, lease, use, operation, control, ownership or disposition of any Aircraft, Engine, Part or any other portion of the Collateral or any interest therein.
     The Borrower shall, no later than ten (10) days following demand, reimburse any Indemnitee for any sum or sums expended with respect to any of the foregoing or, upon request from any Indemnitee, shall pay such amounts directly. Without duplication of any amounts payable under this Section 11.02, any payment made to or on behalf of any Indemnitee pursuant to this Section 11.02 shall be adjusted to such amount as will, after taking into account all Taxes imposed with respect to the accrual or receipt of such payment (net of any Tax savings) (as the same may be increased pursuant to this sentence), equal the amount of the payment. To the extent that the Borrower in fact indemnifies any Indemnitee pursuant to the provisions of this Section 11.02 (other than in respect of Taxes), the Borrower shall be subrogated to such Indemnitee’s rights in the affected transaction and shall have a right to determine the settlement of claims therein.
     The indemnities contained in this Section 11.02 shall not be affected by and shall survive any termination of this Agreement, the Lease Assignments and each other Loan Document or the repayment of the Loans and the occurrence of the Termination Date.
     Notwithstanding any provisions of this Section 11.02 to the contrary, the Borrower shall not indemnify and hold harmless any Indemnitee under this Section 11.02 in respect of any (a) Taxes (except to the extent provided in the second paragraph of this Section 11.02); (b) Losses which would not have occurred but for the willful misconduct, bad faith or the gross negligence of such Indemnitee including without limitation the willful breach of any express obligation to the Borrower under the Loan Documents; and (c) losses which result from, arise out of, or are attributable to a nonexempt prohibited transaction under ERISA or Section 4975 of the Code caused by the incorrectness of a Lender’s representation in Section 6.02 or a breach of a Lender’s covenant in Section 8.03.
     If a claim of the type described above is made against an Indemnitee and such Indemnitee has notice thereof, such Indemnitee shall promptly, upon receiving such notice, give notice of such claim to the Borrower; provided that the failure to provide such notice shall not release the Borrower from any of its obligations hereunder except if and to the extent that such failure results in an increase in the Borrower’s indemnification obligations hereunder. The Borrower

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shall be entitled, at its sole cost and expense, acting through counsel reasonably acceptable to the relevant Indemnitee in any judicial or administrative proceeding that involves solely a claim of the type described in clause (iii) or (iv) of the first paragraph of this Section 11.02 (other than with respect to Taxes), to assume responsibility for and control thereof. Notwithstanding anything in the foregoing to the contrary, the Borrower shall not be entitled to assume responsibility for and control of any such judicial or administrative proceedings: (w) while a Facility Default described in clause (ii) or (iii) of Section 9.01(h), Facility Event of Default, Amortization Event or Servicer Replacement Event shall have occurred and be continuing; (x) if such proceedings will involve any risk of criminal liability on the part of such Indemnitee or a material risk of the sale, forfeiture or loss of any part of the Collateral; (y) where the interests of the Borrower or any other ALC Party are adverse to such Indemnitee, as determined by counsel for such Indemnitee or (z) to the extent that the Indemnitee has defenses available to it which are not available to the Borrower and allowing the Borrower to assert such defenses will be prejudicial to the interests of such Indemnitee; provided that the limitation on the Borrower’s ability to control such judicial or administrative proceeding shall apply only to those aspects of such proceeding which address issues with respect to which such defenses are available.
     The relevant Indemnitee shall supply the Borrower with such information reasonably requested by the Borrower as is necessary or advisable for the Borrower to control or participate in any proceeding to the extent permitted by this Section 11.02. Such Indemnitee shall not enter into a settlement or other compromise with respect to any covered claim without the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed, unless such Indemnitee waives its right to be protected with respect to such covered claim.
     SECTION 11.03 Assignments and Participations. (a) The Borrower may not, and may not cause or permit any Aircraft Subsidiary to, assign or delegate any of its rights, obligations or interests under this Agreement or any other Loan Document without the prior written consent of the Agent and all Lenders in their sole discretion.
     (b) No Lender may at any time assign any of its rights and obligations under this Agreement, any other Loan Document or any of the Collateral, in each case, related to a Loan or the unfunded amount of an Allocation (i) without the prior written consent of the Agent (which consent shall not be unreasonably withheld and which consent shall be deemed granted with respect to an assignment to a Person described in any of clauses (a) through (d) of the definition of Eligible Assignee) and (ii) without the prior written consent of the Borrower (which consent shall not be unreasonably withheld (refusing consent to an assignment to a Competitor shall not be deemed unreasonable) and which consent shall not be required (A) if a Facility Event of Default, Facility Default described in clause (ii) or (iii) of Section 9.01(h), Amortization Event or Servicer Replacement Event shall have occurred and is continuing or, (B) after the occurrence of the Availability Expiration Date, with respect to an assignment to a Person described in any of clauses (a) through (d) of the definition of Eligible Assignee); provided that, in any event, the assignment must comply with Applicable Law and the Person to which such assignment is intended to be made (an “Assignee”) (x) shall be an Eligible Assignee and (y) shall either (1) acquire either all of the outstanding Loans and unfunded Allocations of the assigning Lender, or (2) hold in the aggregate upon any such assignment by one or more Lenders, and the assigning Lender shall retain, Loans and/or unfunded Allocations

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with an aggregate principal balance of at least $25,000,000 ($1,000,000 if a Facility Event of Default, Facility Default described in clause (ii) or (iii) of Section 9.01(h), Amortization Event or Servicer Replacement Event has occurred and is continuing), or such lesser amount agreed by the Borrower and the Agent, in their sole and absolute discretion, in writing (the Agent shall promptly notify each Lender in writing of any such lesser amount and the name of the involved Lenders). Any assignment made in breach of Section 11.03 shall be null and void. No ALC Party that is or becomes a Lender shall have any consent or voting rights of a Lender unless one or more ALC Parties hold all of the outstanding Loans and undrawn Allocations. Notwithstanding the other provisions of this Section 11.03, so long as no Facility Event of Default has occurred and is continuing, if an Assignee (including a Person that is already a Lender at the time of the proposed assignment) would otherwise be entitled to receive any greater amounts pursuant to Sections 4.03, 4.05 or 4.06 after giving effect to such assignment based on the law existing at the time of such assignment, than that to which the assigning Lender would have been entitled (as determined on the date of such assignment) had no such assignment occurred (such excess amounts are herein referred to as “Excess Amounts”), then except as provided in clause (ii) or (iii) of the proviso to clause (g) of Section 4.06 with respect to U.S. Withholding Taxes, such Assignee shall forego such Excess Amount absent another applicable event or Change In Law. Any such assignment that is consented to by the Agent shall be made pursuant to an Assignment and Assumption Agreement acceptable to the Agent in its sole discretion between the Assignee and the transferring Lender and shall be subject to an assignment and processing fee of $3,500. Such Assignment and Assumption Agreement shall be executed by such Assignee and such transferor and shall be delivered before the proposed effective date of such assignment to the Agent for acceptance. The transferor shall pay all fees and expenses of the Agent and the Borrower (including, without limitation, legal fees and expenses) in connection with such assignment, as determined by the Agent in its sole discretion. Upon such execution, delivery and acceptance by the Agent, from and after the effective date specified in such Assignment and Assumption Agreement and the making of appropriate entries in the Register with respect to such transfer, (x) the Assignee thereunder shall be a party hereto and, to the extent of the portion of the Allocation of the transferor purchased by it, have the rights and obligations of a Lender hereunder and (y) the transferor thereunder shall, to the extent of the portion of its Allocation so sold, be released from its obligations under this Agreement (and, in the case of an assignment agreement covering all or the remaining portion of a transferor’s rights and obligations under this Agreement, such transferor shall cease to be a party hereto). If the transferor is a holder of the Notes, on or prior to the effective date specified in such Assignment and Assumption Agreement, the Borrower, at the expense of the transferor, shall execute and deliver to the Agent in exchange for the Notes previously delivered to such transferor (and provided that such transferor returns such previously delivered Notes and upon the request of the Assignee) new Notes to the order of such Assignee in an amount based upon the Allocation assumed by it pursuant to such Assignment and Assumption Agreement and, unless the transferor has not retained an Allocation hereunder, new Notes to the order of the transferor in an amount based upon the Allocation retained by it hereunder. Each such new Note shall be dated the effective date of such assignment and shall otherwise be in the form of the Note replaced thereby. The Notes surrendered by the transferor shall,

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upon receipt by the Agent from the applicable Lender, be returned by the Agent to the Borrower. Notwithstanding anything to the contrary contained in this Agreement, any Lender may pledge, hypothecate or otherwise grant a security interest in all or any part of its rights hereunder or in its Advances to any Federal Reserve Bank and any Lender which is a commercial paper conduit may pledge its Loans pursuant to any security agreement applicable to its commercial paper program generally; provided that no such pledge, hypothecation or grant shall relieve such Lender of any of its obligations under this Agreement. Notwithstanding anything to the contrary in this Section 11.03, any Conduit Lender may (i) with notice to, but without the prior written consent of, the Borrower or the Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Advances to its Granting Lender or to any Support Party therefor effective upon the making of appropriate entries in the Register with respect to such transfer and (ii) disclose on a confidential basis any non-public information relating to its Advances to any rating agency, commercial paper dealer or Support Party.
     (c) Any Lender may grant to any one or more Persons (each a “Participant”), on a participating basis but not as a party to or a Lender under this Agreement, a participation or participations in all or any part of such Lender’s rights and benefits under this Agreement (on a pro rata basis in the case of the Loans) or any Loan Document (a “Participation”). In the event of any such grant by a Lender of a Participation to a Participant, whether or not upon notice to the Borrower and the Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. The Borrower agrees that each Participant shall, to the extent of its Participation, be entitled to the benefits of Sections 4.06 and 11.02 as if such Participant were a Lender; provided that no granting of a participation shall increase the Borrower’s costs, liabilities or expenses as a result thereof and, in particular, no Participant shall be entitled to receive any amount under Sections 4.06 and 11.02 that would increase the Borrower’s obligations above that which would have been the case if such Participation had not been granted. Each Lender that sells a Participation in any Loan, Allocation or other interest to a Participant shall record in book entries maintained by such Lender the name and the amount of the participating interest of each Participant entitled to receive payments in respect of such participating interests and shall, upon the request of the Borrower or the Agent, provide such Person with the amount of such participation and the name, address and telephone number of, and individual contact for, such Participant.
     (d) In the event that any Lender shall demand payment of increased costs or other payment pursuant to Section 4.03 or 4.05, or if any Tax, indemnity or other amount is owed pursuant to Section 4.06 or if an Illegality Event shall have occurred and be continuing with respect to a Lender, then the Borrower shall have the right, but not the obligation, upon notice to such Lender and the Agent, to replace such Lender with an Eligible Assignee acceptable to the Agent (such consent not to be unreasonably withheld or delayed; provided that no such consent shall be required if the Replacement Lender is an existing Lender) (a “Replacement Lender”), and upon any such request by the Borrower, such Lender hereby agrees to transfer and assign (in accordance with this Section) all of its Allocations and Loans and other rights and obligations under the Loan

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Documents to such Replacement Lender (unless such Lender withdraws or waives its claim for increased costs or such other payments or mitigates any Illegality Event); provided that (i) such assignment shall be without recourse, representation or warranty (other than that such Lender owns the Allocations, Loans and Notes being assigned, free and clear of any Liens) and (ii) the purchase price paid by the Replacement Lender shall be in the amount of such Lender’s Loans, together with all accrued and unpaid interest, fees and Break Costs in respect thereof, plus all other amounts (other than the amounts (if any) demanded and unreimbursed under Sections 4.02 through (and including) 4.06, which shall be paid by the Borrower), owing to such Lender hereunder. Upon any such termination or assignment, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of, and subject to the obligations of, any provisions of the Loan Documents which by their terms survive the termination of this Agreement.
     SECTION 11.04 Notices, Etc. All notices, offers, instructions, acceptances, approvals, waivers, requests, demands and other communications required or permitted hereunder to be given to or made upon any party hereto or under any instrument, certificate or other document delivered in connection with the transactions described herein shall be in writing (including facsimile and electronic mail transmissions), shall be addressed as provided below and shall be considered as properly given (a) if delivered in person, (b) if sent by overnight courier service, (c) if sent by telecopier provided receipt is confirmed by an electronic or mechanical confirmation that the facsimile transmission had been received, or (d) if sent by electronic mail but in the case of electronic mail such notice shall be confirmed by a copy sent by the methods described in clause (a) or (b) above. For the purposes of communications, the addresses of the parties shall be as set forth below; provided that any party shall have the right to change its address for communications hereunder to any other location by giving written notice to the other parties in the manner set forth herein; provided further, that the Agent may provide to the Borrower written instructions for the delivery of Notices of Borrowing pursuant to Section 5.02(a)(i) and Funding Packages pursuant to Section 5.02(a)(ii) and the Agent shall have the right to change such instructions at any time by giving written notice to the Borrower in the manner set forth herein. The initial addresses of the parties hereto are as follows:

BORROWER’S ADDRESS:	ALC Warehouse Borrower, LLC
2000 Avenue of the Stars
Suite 600N
Los Angeles, California 90067
Attention: Legal Department and Chief Accounting Officer
Tel: (310) 553-0555
Fax: (310) 553-0999
E-mail: legalnotices@airleasecorp.com

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WITH COPIES TO:	(such copies not to constitute a notice hereunder):
Munger Tolles & Olson
355 South Grand Avenue
35th Floor
Los Angeles CA 90071-1560
Attention: Ron Olson, esq. and Judith Kitano, esq.
Tel: (213) 683-9111
Fax: (213) 683-5111

and

The Servicer, if the Servicer is not ALC.

AGENT’S ADDRESS:	Credit Suisse AG, New York Branch
Eleven Madison Avenue
5th Floor
New York, New York 10010
Attention: Scott Corman
Tel: (212) 325-3003
Fax: (212) 743-2626
E-mail: scott.corman@credit-suisse.com

WITH COPIES TO:	Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
5th Floor
New York, New York 10010
Attention: David Center
Tel: (212) 325-0875
Fax: (917) 326-8592
E-mail: david.center@credit-suisse.com

and

Credit Suisse Securities (USA) LLC
Legal and Compliance Department
Eleven Madison Avenue
New York, New York 10010
Attention: Robbin Conner
Tel: (212) 325-6688
E-mail: robbin.conner@credit-suisse.com

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LENDER’S ADDRESS:	With respect to Credit Suisse to the same address as the Agent, with respect to the Lenders identified in the signature pages hereof, to the addresses provided in Schedule I, with respect to the other Designated Lenders, as provided to the Agent and the Borrower by each Designated Lender becoming a party hereto pursuant to an Assignment and Assumption Agreement and with respect to the Conduit Lenders, in care of the related Granting Lender.
     Any notice shall be deemed to have been delivered upon its actual receipt; provided that if any such notice is received upon a day that is not a Business Day at the place of delivery, such notice shall be deemed to have been received on the immediately following Business Day at the place of delivery; provided, further, that if tender of any notice is refused by the addressee thereof, such notice shall be deemed to have been delivered upon such tender.
     SECTION 11.05 Costs and Expenses. The Borrower shall pay on demand all reasonable fees and out-of-pocket expenses incurred by the Agent (and its Affiliates), (a) in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (other than the reasonable fees and out-of-pocket expenses incurred in connection with the preparation, execution and delivery of the Loan Documents entered into on the Closing Date, which shall be for the account of ALC as separately agreed) including (i) due diligence, collateral review, syndication, transportation, computer, duplication, audit, insurance, consultant, search, filing and recording fees and expenses and (ii) the reasonable fees and expenses of counsel for the Agent with respect thereto, subject to any limitations agreed by the Borrower and the Agent, with respect to advising the Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights and interests, under the Loan Documents and Lease Documents, (b) in connection with wire transfers to be made by the Agent in connection with the distribution of proceeds under this Agreement and (c) in connection with any amendment, refinancing, modification, supplement (or, if related to a request by the Borrower, any Aircraft Subsidiary, the Servicer or any Lessee, interpretation), or waiver under any of the Notes or other Loan Documents and Lease Documents requested by the Borrower whether or not such amendment, refinancing, modification, supplement, interpretation or waiver is obtained or becomes effective or by the Agent if such amendment, refinancing, modification, supplement, interpretation or waiver becomes effective, and in connection with the consideration of any potential, actual or proposed restructuring or workout of the transactions contemplated hereby or by any other Loan Document. Each Lender, other than Agent in its capacity as Lender, shall be responsible for its own costs and expenses incurred in connection with any of the matters set forth in clause (a) above or as otherwise may be agreed.
     The Borrower shall pay on demand all reasonable filing fees and reasonable attorneys’ fees and expenses incurred by the Agent, all reasonable fees and expenses of special FAA, International Registry or other Aviation Authority counsel (and other local counsel reasonably engaged by the Agent), as the case may be, in connection with the preparation and review of each Security Document, the Assignment and Assumption Agreements and the other Loan Documents and Lease Documents from time to time entered into or reviewed pursuant to this

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Agreement and all documents related thereto, the search of aircraft title and conveyance records, the recordation, filing for recordation or registration of documents with the FAA, the International Registry or other applicable Aviation Authority, reasonable appraisal fees and the making of the Advances hereunder, whether or not any Transfer Date or other transaction contemplated hereby closes.
     In addition, the Borrower shall pay on demand all reasonable out-of-pocket fees and expenses (including, without limitation, reasonable attorneys’ fees and expenses; provided that the Borrower shall only be liable for attorneys’ fees and expenses for one law firm for both the Agent and the Lenders unless the Agent or a Lender reasonably believes that it has rights or interests different from the other Lenders or the Agent, if applicable, or representing both the Agent and/or Lenders could create, in the reasonable opinion of the Agent, any Lender or their counsel, a conflict of interest for such law firm, in which case such Lender’s or Agent’s separate attorneys’ fees and expenses shall be indemnified) and fees and expenses of any expert witnesses incurred by the Agent and the Lenders in connection with the enforcement and protection of the rights of the Agent and the Protected Parties under any of the Loan Documents and any amendments thereto and waivers thereof and any Servicer Replacement Event, Facility Default, Facility Event of Default or Amortization Event, including the performance by the Agent or the Lenders of any act the Borrower has covenanted to do under the Loan Documents to the extent the Borrower fails to comply with any such covenant.
     The Borrower shall pay the costs and expenses of all Independent Appraisals, unless specifically provided otherwise herein. The Borrower shall pay all fees and expenses in connection with the Depository Agreement including all fees (including the Depositary’s annual fee pursuant to Section 5.06 of the Depository Agreement), expenses and any indemnity payments to the Depositary and all fees and expenses in creating, maintaining and administrating the Depository Accounts.
     If any jurisdiction in which an Aircraft is registered, operated or located, from time to time, requires the payment of a stamp tax, fee or its equivalent in order to perfect the Collateral Agent’s security interest in the Leases or otherwise to allow the Agent to realize upon the Collateral, the Borrower shall pay the amount of such stamp tax, fee or its equivalent.
     SECTION 11.06 No Waiver; Remedies Cumulative. No failure or delay on the part of any Protected Party or ALC Party in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.
     SECTION 11.07 Modifications. Notwithstanding any provisions to the contrary herein, but subject to the terms of Section 11.02, no amendment, modification or waiver of any provision of any of the Loan Documents, nor consent to any departure by the Borrower, the Servicer or any Aircraft Subsidiary therefrom shall be effective unless the same shall be in writing and signed by the Agent and Borrower and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

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     SECTION 11.08 Marshalling; Reinstatement. Neither the Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower, any Aircraft Subsidiary or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Agent or Collateral Agent (or to the Agent or Collateral Agent for the benefit of the Lenders) or to the Lenders, or the Agent or Collateral Agent enforces any security interests or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof or any other obligations are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred.
     SECTION 11.09 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of the Lenders hereunder are several and none of the Lenders shall be responsible for the obligations of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders or any or all of the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt.
     SECTION 11.10 Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.
     SECTION 11.11 Performance by the Agent. If the Borrower, the Servicer or any Aircraft Subsidiary fails to perform any of its obligations under this Agreement or any other Loan Document in a timely fashion, the Agent shall be entitled, but not obliged, to perform such obligation at the expense of the Borrower and without waiving any rights that it may have with respect to such breach.
     SECTION 11.12 Binding Effect; Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of the Lenders and the Agent.
     SECTION 11.13 Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.
     SECTION 11.14 Integration. This Agreement, the Lease Assignments, the Security Agreement and each other Loan Document, and the other agreements executed in connection

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therewith constitute the entire understanding among the parties hereto with respect to the matters covered thereby, and shall supersede any prior agreements covering such matters.
     SECTION 11.15 Dollars. All amounts payable hereunder or under any Loan Document shall be payable in Dollars. The obligation of the Borrower in respect of any sum due from it to the Agent or any Protected Party hereunder or under any Loan Document shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt by the Agent or its designee of any sum adjudged to be so due in such other currency the Agent may in accordance with normal banking procedures purchase Dollars with such other currency; if the Dollars so purchased are less than the sum in Dollars originally due that is so adjudicated to be due in another currency to the Agent or any Protected Party in Dollars, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent and each Protected Party against such loss.
     SECTION 11.16 Governing Law, Jurisdiction and Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
     ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OBLIGATION PROVIDED THEREIN MAY BE BROUGHT IN SUPREME COURT OF THE STATE OF NEW YORK (WITHOUT PREJUDICE TO THE RIGHT OF ANY PARTY TO REMOVE TO THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK) AND TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR OTHER COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT EACH SUCH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, SUCH OTHER LOAN DOCUMENT OR SUCH OBLIGATION PROVIDED THEREIN (SUBJECT TO ANY RIGHT OF APPEAL TO A HIGHER COURT). The Borrower hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to the Borrower at its address provided in Section 11.04, such service being hereby acknowledged by the Borrower to be sufficient for personal jurisdiction in any action against the Borrower in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any Protected Party to bring proceedings against the Borrower in the courts of any other jurisdiction.
     SECTION 11.17 Waiver of Trial by Jury. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE AND DOES WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL. The scope of the above waiver and agreement encompasses of any and all disputes that may be filed in any court and that relate to the subject matter of this

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transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that the above waiver and agreement is a material inducement to enter into a business relationship, that each has already relied on the above waiver and agreement in entering into this Agreement, and that each will continue to rely on the above waiver and agreement in their related future dealings. Each party hereto further warrants and represents that it has reviewed the above waiver and agreement with its legal counsel and that it knowingly and voluntarily waives its jury trial rights and agrees as described above following consultation with legal counsel. THIS WAIVER AND AGREEMENT SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE ADVANCES MADE HEREUNDER. In the event of litigation, this Agreement may be filed as written consent to a trial by the court or by judicial reference proceeding, as applicable.
     SECTION 11.18 Confidentiality. Each party hereto agrees to treat information concerning the terms of this Agreement, Monthly Reports, Funding Packages, each other Loan Document and, with respect to the Agent and the Lenders, written materials provided to them by the Borrower or the Servicer regarding Lessees or proposed lessees, the information provided pursuant to Section 7.01(a), confidentially including all information received or obtained hereunder, except to the extent that disclosure is required by law or GAAP. The foregoing constraint shall not include: (a) information that is now in the public domain or subsequently enters the public domain without fault on the part of the disclosing party; (b) information currently known to the disclosing party or developed by its own sources; (c) information that the disclosing party receives from a third party not known by the disclosing party to be under any obligation to keep such information confidential; (d) disclosure made to Affiliates or any related entity or their management or compliance departments or as may be necessary in the course of the fulfillment of the disclosing party’s internal policies, accounting or legal obligations or the professional advisors of the disclosing party; (e) disclosure made in connection with the enforcement of any right or the fulfillment of any obligation pursuant hereto or pursuant to any other Loan Document; (f) disclosure made to the Agent, any Assignee, potential Assignee, Note holder, Lender, potential Lender, Participant, potential Participant, Support Party, the Servicer, any managing agent of a Lender that is a commercial paper conduit, credit insurance providers or to (i) any rating agency that is deemed a nationally recognized statistical rating organization under the Securities Exchange Act of 1934, as amended, or (ii) a rating agency that rates such conduit’s obligations or any credit enhancer to any commercial paper conduit, a proposed permitted transferee of any Lender and any Affiliate, director, officer, agent or advisor of the foregoing (g) disclosure required by any statute, court or administrative order or decree or governmental ruling or regulation or requested by any regulatory, financial services, supervisory body, whether de jure or de facto, or governmental authorities (including routine disclosures to regulatory authorities in the ordinary course of business) or by any subpoena or similar compulsory legal process; (h) ALC, any beneficial owner of ALC; (i) disclosure to effect any registration of any Lien created pursuant to any of the Security Documents or registration of any Aircraft with relevant authority; (j) information that has been approved for release by written authorization of the applicable party; and (k) disclosure by the Borrower, ALC or their respective Affiliates in filings with the Securities and Exchange Commission, or to any underwriter, initial purchaser, purchaser representative or similar party with respect to any debt or equity securities

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of such Persons; provided that in the case of clause (f) and only with respect to any potential Assignees, Note holder, potential Lender and potential Participant and to the extent such parties are not already subject to confidentiality restrictions with regard to such information the recipient of such information agrees to keep it confidential in accordance with the terms hereof for the benefit of the parties hereto; and, provided further, that in the case of clause (g), to the extent permitted by Applicable Law and commercially practicable, the disclosing party will provide the party to which the confidential information belongs reasonably prompt notice of any such requirement. Notwithstanding anything to the contrary in this Section 11.18, neither the Borrower nor any of its Affiliates shall be restricted in any way from disclosing the “tax treatment” or “tax structure” (as such terms are defined in Treasury Regulation Sections 1.6011-4 and 301.6111-3(c)) of the transactions contemplated in the Loan Documents.
     SECTION 11.19 Survival of Representations and Warranties. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the Notes and the other Loan Documents and the making of the Loans.
     SECTION 11.20 Severability. In case any provision in or obligation under this Agreement or the Notes or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
     SECTION 11.21 Third Party Beneficiaries. Except with respect to the rights specifically provided to the Protected Parties herein, no provision of this Agreement or the other Loan Documents is intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any Person.
     SECTION 11.22 No Proceedings. Each party hereto hereby agrees that it will not institute, and the Borrower agrees that it will not permit any Aircraft Subsidiary to institute, against any Conduit Lender, or join any other Person in instituting against any Conduit Lender, any bankruptcy, insolvency, receivership, liquidation or similar proceeding from the Closing Date until one year plus one day following the last day on which all commercial paper notes and other publicly or privately placed indebtedness for borrowed money of such Conduit Lender shall have been indefeasibly paid in full.
     SECTION 11.23 Release of Collateral; Termination. (a) With respect to any Aircraft and with respect to any date, after a mandatory repayment is made in accordance with clause (a), (c), (e) or (g) of Section 3.02 of the full Release Amount (including but not limited to a mandatory repayment of principal in the amount of the Prepayment Amount) with respect to such Aircraft on such date and after such amounts are applied in accordance with Section 3.03, the Agent shall release (or shall direct the release of): (v) such Aircraft, (w) the Lease relating to such Aircraft, (x) the Capital Stock of the Aircraft Subsidiaries that own or lease such Aircraft (unless any such Aircraft Subsidiary then owns or leases other Aircraft in the Portfolio), (y) Deposits in an amount and in a manner set forth in clause (b) below and (z) all other Collateral owned by such Aircraft Subsidiaries, from the Lien of the Security Documents; provided that no such release shall occur if (i) a payment Facility Default or Facility Event of Default shall then exist or would occur on such date after giving effect to all applications of

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funds to be made on such date under Section 3.03 or (ii) a Collateral Deficiency shall then exist after giving effect to any payments or pledge of additional collateral pursuant to Section 3.02(f). Notwithstanding anything else to the contrary in the Loan Documents, the Borrower may cause to be wound up, liquidated or subject to examinership any Aircraft Subsidiary subject to a release under clause (x) of this Section 11.23(a).
     (b) With respect to any Aircraft that is released from the Lien of the Security Agreement as provided in clause (a) above, the Agent shall release (or shall direct the release of) the Deposits related to such Aircraft, to the extent that the Lease associated with such Aircraft requires such amounts to be returned to the related Lessee, and otherwise in accordance with Section 7.04(b).
     (c) Upon the occurrence of the Termination Date, the Agent shall release (or shall direct the release of) all grants and assignments hereunder and under all Security Documents and other Loan Documents in favor of the Collateral Agent for the benefit of the Protected Parties.
     (d) Upon satisfaction of the conditions of this Section 11.23 with respect to any Collateral, the Agent and Collateral Agent shall, at the Borrower’s expense, execute and deliver or shall cause the execution and delivery of any evidence of such release and termination as the Borrower may reasonably request and furnish to the Agent with respect to such Collateral.
     (e) The indemnification provisions hereof contained in this Agreement and each other Loan Document shall survive any such termination.
     (f) With respect to any Engine replaced in accordance with a Lease or in accordance with Section 7.09(b), the Agent shall release and terminate (or shall direct the termination of) any interest it or the Collateral Agent has with respect to such Engine, pursuant to any Loan Document.
     SECTION 11.24 Patriot Act. The Agent and each Lender hereby notifies the Borrower and each Aircraft Subsidiary that pursuant to the requirements of the Patriot Act and any comparable law applicable to any Lender, it is required to obtain, verify and record information that identifies the Borrower and each Aircraft Subsidiary, which information includes the name and address of the Borrower and each Aircraft Subsidiary and other information that will allow the Agent and/or any Lender to identify the Borrower and each Aircraft Subsidiary in accordance with the Patriot Act.
     SECTION 11.25 Limited Recourse to Conduit Lenders. No recourse under any obligation, covenant or agreement of a Conduit Lender as contained in any Loan Document shall be had against any incorporator, stockholder, member, affiliate, officer, employee or director of a Conduit Lender (other than the related Designated Lender), by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of each Conduit Lender contained in any Loan Document are solely corporate or limited liability company obligations of such Conduit Lender and that no personal liability whatsoever shall attach to or be incurred by the

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incorporators, stockholders, members, affiliates, officers, employees or directors of such Conduit Lender, under or by reason of any of the respective obligations, covenants or agreements of such Conduit Lender (other than the related Designated Lender) contained in any Loan Document, or implied therefrom, and that any and all personal liability of every such incorporator, stockholder, member, affiliate, officer, employee or director of such Conduit Lender (other than the related Designated Lender) with respect to any such obligation, covenant or agreement (including arising out of any breach thereof by such Conduit Lender), which liability may arise either at common law or in equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section 11.25 shall survive the termination of this Agreement.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their representative officers thereunto duly authorized, as of the date first above written.

ALC WAREHOUSE BORROWER, LLC, as Borrower
By:	Air Lease Corporation
Its:	Manager

By:	/s/ James C. Clarke
	Name:	James C. Clarke
	Title:	Senior Vice President and Chief Financial Officer

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CREDIT SUISSE AG, NEW YORK BRANCH, as Agent
By:	/s/ Scott Corman
	Name:	SCOTT CORMAN
	Title:	MANAGING DIRECTOR

By:	/s/ Josh Borg
	Name:	Josh Borg
	Title:	Director

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CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Designated Lender
By:	/s/ Maureen Coen
	Name:	MAUREEN COEN
	Title:	MANAGING DIRECTOR

By:	/s/ Oliver Nisenson
	Name:	Oliver Nisenson
	Title:	Vice President

ALPINE SECURITIZATION CORP, as a Conduit Lender
By:	Credit Suisse AG, New York Branch, as
attorney-in-fact

By:	/s/ Josh Borg
	Name:	Josh Borg
	Title:	Director

By:	/s/ Anita Johal
	Name:	Anita Johal
	Title:	Vice President

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COMMONWEALTH BANK OF AUSTRALIA, OFFSHORE BANKING UNIT, as a Designated Lender
By:	/s/ Michael Brown
	Name:	MICHAEL BROWN
	Title:	SENIOR VICE PRESIDENT

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DEUTSCHE BANK AG, LONDON BRANCH, as a Designated Lender
By:	/s/ Vanghan Williams
	Name:	VANGHAN WILLIAMS
	Title:	MD

By:	/s/ Nich Ross
	Name:	NICH ROSS
	Title:	MD

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NORDDEUTSCHE LANDESBANK GIROZENTRALE, as a Designated Lender
By:	/s/ Brauns
	Name:	Brauns
	Title:	Authorized Signatory

By:	/s/ Sygusch
	Name:	Sygusch
	Title:	Authorized Signatory

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SCOTIABANK EUROPE PLC, as a Designated Lender
By:	/s/ Richard Walsh
	Name:	RICHARD WALSH
	Title:	ASSOCIATE DIRECTOR

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SOCIÉTÉ GÉNÉRALE, as a Designated Lender
By:
Name:
Title:

By:
Name:
Title: